     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2000
                                            REGISTRATION STATEMENT NO. 333-32336
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                        INDEPENDENT ENERGY HOLDINGS PLC
             (Exact name of Registrant as specified in the charter)

                         ------------------------------

       ENGLAND AND WALES                       4911                        NOT APPLICABLE
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  corporation or organization)     Classification Code Number)         Identification Number)

                         ------------------------------

                                RADCLIFFE HOUSE
                                 BLENHEIM COURT
                        SOLIHULL, WEST MIDLANDS B91 2AA
                                 UNITED KINGDOM
                              011-44-121-705-1111
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                         ------------------------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                               NEW YORK, NY 10019
                                 (212) 664-1666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                          Copies of communications to:

               RICHARD J. WILKIE                                 KEITH L. KEARNEY
   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.                   DAVIS POLK & WARDWELL
   711 LOUISIANA, SUITE 1900 -- SOUTH TOWER                      99 GRESHAM STREET
             HOUSTON, TEXAS 77002                                 LONDON EC2V 7NG
                (713) 220-5800                                    UNITED KINGDOM
                                                                011-44-171-418-1300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to made pursuant to Rule 434, please check the following box: [ ]

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                    SUBJECT TO COMPLETION -- MARCH 16, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
             , 2000

                                     [LOGO]
                      4,070,000 AMERICAN DEPOSITARY SHARES

                     REPRESENTING 4,070,000 ORDINARY SHARES

THE COMPANY:

- We are an independent marketer of electricity, natural gas and other complementary services in the United Kingdom.

- Independent Energy Holdings PLC
  Radcliffe House
  Blenheim Court
  Solihull, West Midlands B91 2AA
  United Kingdom
  011-44-121-705-1111

NASDAQ NATIONAL MARKET SYMBOL:

- INDYY

LONDON STOCK EXCHANGE SYMBOL:

- IEH
THE OFFERING:

- Each ADS represents one of our ordinary shares. There is an existing trading market for the ADSs. The last reported sale price on Nasdaq on March 15, 2000 was $55.00 per ADS.

- You may also purchase ordinary shares in lieu of ADSs. The last reported sale price on the London Stock Exchange on March 15, 2000 was L34.20 per share.

- We are offering 3,200,000 ADSs and selling shareholders are offering 870,000 ADSs for resale. We will not receive any proceeds from the sale of ADSs by the selling shareholders.

- We and one of the selling shareholders have granted the underwriters an option to purchase an additional 610,500 ADSs to cover over-allotments.

- We plan to use the proceeds from this offering for general corporate purposes, including working capital.

- Closing:             , 2000.

---------------------------------------------------------------------------------
                                                              Per ADS     Total
---------------------------------------------------------------------------------
Public offering price:                                        $          $
Underwriting fees:
Proceeds to Independent Energy:
Proceeds to selling shareholders:
---------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                   PRUDENTIAL SECURITIES
                                  JOHNSON RICE & COMPANY L.L.C.

                               TABLE OF CONTENTS

                                        PAGE
Service of Process and Enforcement of
  Liabilities.........................    i
Where You Can Find More Information...    i
Forward-Looking Statements............   ii
Presentation of Information...........  iii
Prospectus Summary....................    1
Risk Factors..........................    6
Use of Proceeds.......................   14
Exchange Rates........................   15
Nature of Trading Market and Market
  Information.........................   16
Dividend Policy.......................   16
Capitalization........................   17

                                        PAGE
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business and Properties...............   25
Management............................   36
Principal and Selling Shareholders....   38
Description of Share Capital..........   39
Description of American Depositary
  Receipts............................   43
Taxation..............................   50
Underwriting..........................   54
Legal Matters.........................   56
Experts...............................   56

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     We are registered and exist under the laws of England and Wales. All but two of our directors and some of our named experts are residents of the United Kingdom or otherwise reside outside the United States. In addition, all or a substantial portion of our directors' and experts' assets and all or substantially all of our assets are located outside the U.S.

     We have appointed an agent for service of process in the U.S., but it may be difficult for investors to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. Moreover, it may be difficult to enforce against our directors, officers and experts judgments of U.S. courts predicated upon our or their civil liability under the U.S. federal securities laws. Our English solicitors, Masons, have advised us that there is doubt as to the enforceability in England, whether by means of original action or an action for the enforcement of a U.S. court's judgment, of civil liabilities based upon U.S. federal securities laws.

     We have appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as our agent for service of process in the U.S. in respect of any investigation or administrative proceeding conducted by the Securities and Exchange Commission and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of ADSs or ordinary shares under this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the SEC. These reports and other information about us and our business can be read and copied at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     We can "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We are incorporating by reference our Annual Report on Form 20-F for the fiscal year ended June 30, 1999 (File No. 0-23451) that was filed with the SEC pursuant to the Securities Exchange Act of 1934.

     In addition, we are also incorporating by reference any reports on Form 20-F, including any amendments thereto, that will be filed with the SEC and certain reports that we designate on any Form 6-K that may be furnished to the SEC prior to the completion of this offering. Any such reports will be considered part of this prospectus and will automatically update and supersede the information contained herein.

     You may request a copy of any document incorporated by reference, at no cost, by writing or telephoning us at Independent Energy Holdings PLC, Radcliffe House, Blenheim Court, Solihull, West Midlands B91 2AA, United Kingdom, 011-44-121-705-1111.

     In addition, we will furnish annual reports to The Bank of New York, a New York banking corporation which has its principal office located in New York, New York, as depositary for the ADRs. These annual reports will contain:

     - a review of operations;

     - annual audited consolidated financial statements;

     - our independent chartered accountants' opinion about those statements;
       and

     - a reconciliation between U.K. GAAP and U.S. GAAP of net income (loss) and shareholders' equity to earnings per ordinary share.

     We will also furnish the depositary with quarterly reports for the first three quarters of each fiscal year. These quarterly reports will include unaudited interim consolidated financial information. The depositary will arrange for the mailing of all reports to all record holders of ADSs. We will also furnish to the depositary copies of all notices of shareholders' meetings and other reports and communications that are distributed generally to our shareholders. The depositary will arrange for the mailing of such notices, reports and communications to all record holders of ADSs. See "Description of American Depositary Receipts."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and prospective purchasers of ADSs must recognize that actual results may differ from our expectations.

                          PRESENTATION OF INFORMATION

     Our audited consolidated financial information as of June 30, 1998 and 1999 and as of December 31, 1999 and for the fiscal years ended June 30, 1997, 1998 and 1999 and the six months ended December 31, 1999 and our unaudited consolidated financial information for the six months ended December 31, 1998 contained elsewhere in this prospectus is presented in conformity with generally accepted accounting principles in the U.K., or U.K. GAAP, together with a reconciliation of net income (loss) and shareholders' equity to generally accepted accounting principles in the U.S., or U.S. GAAP.

     We publish our financial statements in British pounds sterling ("L" or "pound"). One pound consists of one hundred pence (100p). In this prospectus, we express currency amounts in pounds or in U.S. dollars ("$"). For your convenience, we have included translations of certain pound amounts into dollars. These translations are not representations that the pound amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate. Unless otherwise indicated, all translations have been made at the rate of $1.62 per L1, the Noon Buying Rate in New York City for cable transfers in pounds as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1999. The Noon Buying Rate on March 15, 2000 was $1.57 per Ll. See "Exchange Rates."

     In this prospectus, "Independent Energy," "we," "us" and "our" refer to Independent Energy Holdings PLC, a corporation organized and existing under the laws of England and Wales, and our consolidated subsidiaries, unless the context indicates otherwise.

     In connection with this offering, Donaldson, Lufkin & Jenrette Securities Corporation in New York, in the case of ADSs, and Donaldson, Lufkin & Jenrette International in London, in the case of ordinary shares, may over-allot or effect transactions on Nasdaq, in the case of ADSs, and the London Stock Exchange, in the case of the ordinary shares, which stabilize or maintain the market price of the ADSs and the ordinary shares at a level which might not otherwise prevail on those exchanges. Such stabilizing, if commenced, may be discontinued at any time.

                               PROSPECTUS SUMMARY

     This summary highlights certain information from this prospectus and may not contain all of the information that is important to you. You should read carefully this entire prospectus and the documents to which we refer you.

                               INDEPENDENT ENERGY

     Independent Energy is the largest independent marketer of electricity in the United Kingdom -- a company not a part of the government-owned electricity industry at the time of its privatization in 1990. We were founded to capitalize on the market opportunities created by the deregulation of the United Kingdom energy markets and have assembled a core management team with extensive industry experience from a number of leading U.K. energy firms. Since commencing electricity sales in April 1996, we have established Independent Energy as a reputable, reliable alternative provider of electricity. In February 1999, we also began marketing natural gas in the U.K., primarily to our target market of light industrial, commercial and public sector customers, many of which also purchase our electricity. In January 2000, through a joint marketing arrangement, we also began offering telecommunications services to our business customers. In addition, we are evaluating opportunities created by the deregulation of continental European energy markets in which we believe we can replicate our business model.

     We have experienced rapid growth over the past year in revenue, sales volumes and customers:

     - Our revenue increased by over 282% to L337.7 million ($546.2 million) for the six months ended December 31, 1999 from L88.2 million ($142.9 million) for the six months ended December 31, 1998.

     - Our sales volumes also increased by over 290% to 8,200 GWh in the six months ended December 31, 1999 from 2,100 GWh in the six months ended December 31, 1998.

     - At December 31, 1999, we had over 259,000 electricity customers and 63,000 natural gas customers compared to approximately 83,400 electricity customers and 130 natural gas customers at June 30, 1999 and 1,350 electricity customers at June 30, 1998.

     - At February 16, 2000, we had annualized sales contracts in place for the sale of electricity and natural gas of approximately L1.0 billion ($1.60 billion) up from approximately L767 million ($1.20 billion) at September 1, 1999. The amount of annualized sales contracts is based on our estimate of annual revenue from our sales contracts in place at February 16, 2000, without regard to the renewal dates of these contracts. Substantially all of the annualized sales contracts represented electricity sales.

     - In the six months ended December 31, 1999, we reported net income of L8.4 million ($13.7 million), compared to L707,000 ($1.1 million) for the six months ended December 31, 1998.

U.K. ENERGY MARKET

     The structure of the U.K. energy industry has undergone a period of rapid and dramatic change over the past decade. The U.K. government began deregulating the U.K. energy markets to introduce competition into the generation and supply of electricity and the supply of natural gas. This deregulation was carried out in phases with the final phase of electricity deregulation being completed in May 1999 resulting in full competition in the retail supply of electricity. Since May 1998, the natural gas supply market has been fully deregulated. As a result, all consumers are able to choose their electricity and natural gas suppliers. As a licensed supplier of both electricity and natural gas, we are able to supply electricity and natural gas to industrial, commercial, public sector and domestic, or residential, customers in direct competition with other energy suppliers.

     Based on industry publications, we believe that the U.K. electricity market consists of approximately 2.2 million commercial and industrial consumers and
24.0 million residential consumers with aggregate annual expenditures of approximately L15.6 billion ($25.3 billion). The U.K. natural gas market is comprised of approximately 900,000 industrial and commercial users and 19.0 million residential consumers with aggregate annual expenditures of approximately L7.2 billion ($11.7 billion), according to industry publications. We principally target small to mid-sized commercial and light industrial consumers with predictable usage patterns. We also target selected residential customers. We estimate that consumers in our target U.K. electricity market and U.K. natural gas market have aggregate annual expenditures of approximately L7.9 billion ($12.8 billion) and approximately L3.5 billion ($5.7 billion), respectively.

BUSINESS STRATEGY

     Our objectives are to expand our revenue base and to increase our operating margins. We are pursuing these objectives through a business strategy comprised of the following elements:

     EXPAND PRESENCE IN U.K. We intend to further increase our presence in the U.K. energy market by (1) selectively targeting new electricity and natural gas customers and (2) cross-selling natural gas and telecommunications services to our existing customer base.

     - ELECTRICITY. We intend to continue to expand our customer base through increased penetration of our targeted markets where we believe that we can effectively compete on the basis of price and quality of service. We have established Independent Energy as a reliable provider of electricity in the U.K. and estimate that we currently have approximately 6.2% of this market (based on revenues estimated from our annualized sales contracts (as defined above) as a percentage of the total estimated U.K. electricity market).

       We intend to continue to capitalize on the relationships and marketing channels of our strategic marketing partners to offer electricity as part of a jointly packaged range of products, including the marketing of electricity with natural gas from established natural gas suppliers -- a "dual fuel" product. Through focused marketing efforts, including direct selling, targeted mailing and e-commerce, we expect to continue to increase our customer base. We added new electricity customers at the weekly average rate of over 6,100 new customers during the period September 1, 1999 to February 29, 2000.

     - NATURAL GAS, TELECOMMUNICATIONS AND OTHER COMPLEMENTARY SERVICES. We believe that significant opportunities exist to cost-effectively market additional energy products and telecommunications or other complementary services to our electricity customer base. To that end, we began sales of natural gas to our existing customer base and to new customers in February 1999. In October 1999, we acquired York Gas Limited, an independent natural gas supplier in the U.K., from Kelda Group PLC. The acquisition enhanced our position as the largest independent provider of both natural gas and electricity in the U.K.

      In December 1999, we entered into an agreement with Future Integrated Telephony PLC, or FIT, allowing us to market telecommunications services along with our gas and electricity packages to our business customers. Under the terms of this agreement, we cross-sell FIT's telecommunications services of both mobile and fixed telephone supply. In return, FIT acts as our sales agent and markets our gas and electricity packages to its customers. This arrangement is a significant development for us in diversifying from the energy supply business, which we believe represents a first step towards becoming a multi-utility supplier.

      Although we believe there is significant potential for growth, sales of natural gas and telecommunications services do not currently comprise a material portion of our revenue. We also believe that there are additional opportunities to capitalize on the Independent Energy brand name by offering other complementary services to customers seeking to outsource their energy-related facilities management or other complementary services.

     MAINTAIN PRUDENT RISK MANAGEMENT PRACTICES. We generally enter into fixed-price sales contracts with customers for a stated period, typically one or two years. However, most of our energy requirements are purchased on the spot market at fluctuating prices. Therefore, we employ several mechanisms to reduce our overall risk associated with fluctuating energy prices. Our risk management practices include: (1) selectively targeting customers with relatively predictable usage profiles; (2) entering into financial hedges, such as contracts for differences, to effectively fix the cost of a significant portion of our energy requirements; (3) self-generating a portion of our electricity requirements; (4) securing natural gas reserves; and (5) acquiring interests in large generation facilities. By utilizing risk management practices, we believe we can balance our objective of profit maximization with acceptable levels of risk.

     As described above, our risk management practices include the internal generation of a portion of our electricity requirements, either through ownership of a series of small embedded generating plants, or through investment in larger scale assets. We currently operate 11 small embedded generating plants with a capacity of 90 MW, with an additional 28 MW currently under construction. Our objective is to install generating facilities with approximately 10 MW to 20 MW of aggregate capacity in each of the 12 local distribution areas in England and Wales. By owning generating plants each with less than 10 MW of capacity and selling the output directly to consumers within the local distribution areas, we obtain certain cost advantages, including avoidance of some Electricity Pool expenses, grid transportation charges and distribution and transmission power losses. In addition, we intend to make investments in some larger scale gas and electricity generation facilities as part of an enhanced risk management program.

     REPLICATE BUSINESS MODEL IN SELECTED CONTINENTAL EUROPEAN MARKETS. The European Union has required that each of its member countries deregulate its electricity and natural gas markets. As of January 1999, each member country had legislation in place to enable deregulation, as required by the European Union. Only a few member countries, however, are actively implementing plans to deregulate their energy markets. Our business model is based upon operating flexibility, which includes outsourcing a substantial amount of our sales and transaction processing functions. We believe that we can replicate our business model in selected deregulated European markets.

     We are currently considering opportunities to compete in Spain and the Netherlands, as these countries are the first to commence deregulation in continental Europe in a similar manner to the U.K. Spain and the Netherlands have commenced deregulation of their electricity and natural gas markets, and currently allow large and medium size industrial and business consumers to select their electricity and natural gas suppliers. We have formed a Spanish subsidiary to provide a platform from which to enter the Spanish market and are engaged in the process of obtaining a license to sell electricity. We are also in the process of negotiating marketing agreements with established sales channels in the Spanish market and formulating risk management arrangements to cover the purchase of electricity. In addition, we have begun discussions with potential Dutch partners to facilitate our entry into the electricity and gas markets in the Netherlands.

                                  THE OFFERING

THE OFFERING:
  BY INDEPENDENT ENERGY.............     3,200,000 ADSs or ordinary shares

  BY THE SELLING SHAREHOLDERS.......     870,000 ADSs or ordinary shares

ORDINARY SHARES TO BE OUTSTANDING
AFTER THIS
  OFFERING..........................     40,683,327(1)(2)

VOTING RIGHTS.......................     The holders of ADRs, acting through the
                                         depositary, are entitled to the same
                                         voting rights as holders of ordinary
                                         shares. See "Description of American
                                         Depositary Receipts -- Voting of
                                         Deposited Securities."

USE OF PROCEEDS.....................     We plan to use the net proceeds from
                                         the offering as follows:

                                         - to cash collateralize our obligation
                                           under the required letter of credit
                                           to the Electricity Pool;

                                         - to repay outstanding borrowings under
                                           our revolving credit facility; and

                                         - for general corporate purposes,
                                           including working capital.

                                         We will not receive any proceeds from
                                         the sales of the ADSs by the selling
                                         shareholders. See "Use of Proceeds."

DELIVERY OF ADSS OR ORDINARY
SHARES..............................     A purchaser can take delivery of one
                                         ordinary share in lieu of each ADS by
                                         notification to the underwriters at the
                                         time of sale. See "Underwriting" and
                                         "Description of American Depositary
                                         Receipts." Delivery of ordinary shares
                                         in lieu of ADSs is expected to be made
                                         in book-entry form through Lloyds Bank
                                         Registrars or in the United Kingdom on
                                         or about             , 2000. Purchasers
                                         who choose to receive ordinary shares
                                         in lieu of ADSs should consult with
                                         their selling agent and counsel prior
                                         to undertaking any transaction to
                                         dispose of ordinary shares prior to
                                         delivery of such ordinary shares. See
                                         "Description of Share Capital" and
                                         "Taxation."

LISTING OF ADSS AND ORDINARY
SHARES..............................     The ADSs are listed on the Nasdaq
                                         National Market and the ordinary shares
                                         are listed on the London Stock
                                         Exchange.

NASDAQ NATIONAL MARKET SYMBOL.......     INDYY

LONDON STOCK EXCHANGE SYMBOL........     IEH
------------------------------

(1) Assumes no exercise of the underwriters' over-allotment option.

(2) Excludes 3,969,200 ordinary shares issuable pursuant to outstanding options, and 5,000 ordinary shares issuable pursuant to outstanding warrants on March 9, 2000.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary historical consolidated financial data for each of the three fiscal years in the period ended June 30, 1999 and for the six months ended December 31, 1999 and as of December 31, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial information for the six months ended December 31, 1998 was derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our accountants have audited these historical consolidated financial statements in accordance with U.K. GAAP. U.K. GAAP differs in significant respects from U.S. GAAP. Notes 26 and 27 to our consolidated financial statements describe the principal differences between U.K. GAAP and U.S. GAAP as they relate to us and provide a reconciliation to U.S. GAAP of net income (loss) and total shareholders' equity. The as adjusted balance sheet data have been adjusted to reflect our sale of 3,200,000 ordinary shares in the form of ADSs at $55.00 per share (based on the closing price of the shares on the Nasdaq National Market on March 15, 2000) and the application of the estimated net proceeds of this offering. You should read the summary financial data in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this prospectus.

                                                                                            SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED JUNE 30,                 DECEMBER 31,
                                                 -------------------------------   -----------------------------------
                                                   1997       1998       1999         1998         1999       1999(1)
                                                                                   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
U.K. GAAP
Revenue........................................  L 11,127   L 57,989   L 246,856    L 88,218     L 337,692   $ 547,061
Cost of sales..................................   (10,872)   (55,457)   (234,387)    (85,297)     (313,219)   (507,415)
Administrative expenses........................    (1,363)    (1,696)     (4,530)     (1,584)       (8,393)    (13,596)
Depreciation and amortization..................      (142)      (626)     (1,650)       (702)       (1,405)     (2,276)
                                                 --------   --------   ---------    --------     ---------   ---------
Operating income (loss)........................    (1,250)       210       6,289         635        14,675      23,774
Interest income (expense), net.................        69       (395)     (1,353)         72        (2,609)     (4,227)
Income tax expense.............................        --         --        (929)          0        (3,620)     (5,864)
                                                 --------   --------   ---------    --------     ---------   ---------
Net income (loss)..............................    (1,182)      (185)      4,007         707         8,446      13,683
Income (loss) per share -- Basic...............      (9.0)p     (1.1)p      15.7p        2.9p         26.7p  $    0.43
                     -- Diluted................      (7.4)p     (1.0)p      14.2p        2.6p         24.1p  $    0.39
Weighted average shares outstanding -- Basic...    13,130     17,191      25,465      24,752        31,664      31,664
                               -- Diluted......    15,908     19,318      28,255      28,310        35,949      35,949
U.S. GAAP
Revenue........................................  L 11,127   L 57,989   L 246,856    L 88,218     L 337,692   $ 547,061
Net income (loss)..............................    (1,370)      (321)      3,933         687         8,446      13,683
Income (loss) per share -- Basic...............     (10.4)p     (1.9)p      15.4p        2.8p         26.7p  $    0.43
                     -- Diluted................      (8.6)p     (1.7)p      13.9p        2.5p         24.1p  $    0.39
Weighted average shares outstanding -- Basic...    13,130     17,191      25,465      24,752        31,664      31,664
                               -- Diluted......    15,908     19,318      28,255      28,310        35,949      35,949
OPERATING DATA:
Electricity and natural gas sales (GWh)........       256      1,410       6,117       2,178         8,199       8,199
Customer sites (at end of period)..............       324      1,350      83,630       2,505       322,000     322,000

                                                                               DECEMBER 31, 1999
                                                              ---------------------------------------------------
                                                               ACTUAL    ACTUAL(1)   AS ADJUSTED   AS ADJUSTED(1)
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
U.K. GAAP
Working capital.............................................  L114,526   $185,532     L215,226(2)     $348,666(2)
Total assets................................................   341,488    553,210      408,088         661,103
Long-term liabilities.......................................    24,516     39,715       24,516          39,715
Shareholders' equity........................................   150,445    243,720      251,145         406,855
U.S. GAAP
Working capital.............................................  L114,526   $185,532     L215,226(2)     $348,666(2)
Total assets................................................   341,607    553,403      408,207         661,295
Long-term liabilities.......................................    20,932     33,910       20,932          33,910
Shareholders' equity........................................   150,011    243,018      250,711         406,152

------------------------------

(1) Translations into dollars in this table are solely for convenience and are computed at the Noon Buying Rate on December 31, 1999 of $1.62 per Ll.

(2) Includes L60.0 million ($97.2 million) of restricted cash expected to be used to collateralize our obligation under the required letter of credit to the Electricity Pool. We received a letter dated March 2, 2000 from Duff & Phelps Credit Rating Co. notifying us that Duff & Phelps intends to assign our company an investment grade rating upon consummation of this offering and the obtaining of a three-year L200.0 million or greater working capital facility. Currently, we are negotiating with various banks to obtain the new working capital facility. We cannot offer any assurances, however, that we will be able to obtain such a facility or that such rating will be granted. Upon receipt of this rating, we would no longer be required under the Pooling and Settlement Agreement of England and Wales to post a letter of credit to the Electricity Pool. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  RISK FACTORS

     You should carefully read this entire prospectus and, in particular, the information in this section. Certain factors may negatively affect our plans or projected results. These factors include:

     - success in implementing our business strategy;

     - increases in our costs of energy;

     - nature and extent of new competition;

     - our ability to develop or obtain the necessary business administration systems required by an expanded level of operations; and

     - changes in the conditions in which we compete.

     Many of these factors are beyond our control and our management.

OUR INABILITY TO BILL MANY OF OUR CUSTOMERS ON A TIMELY BASIS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

     We have experienced delays in billing our small business and residential electricity customers (sub 100 kW customers). The sub 100 kW customers represented approximately 40% of our annualized sales contracts in place for the sale of electricity through February 2000. Electricity consumption is calculated from meter readings. These readings (which may be actual readings or estimated readings) are contained within the data we receive from the regional electricity companies, or RECs. RECs are responsible for providing us with meter technical details and meter readings for all customers within their franchise area -- this includes customers of our competitors (other RECs and independent suppliers) and also the supply business of the REC itself. The delays in billing have been caused by the quality and timing of data provided by the regional electricity companies, or RECs, on the details of the meter installed at the customers premises and the opening readings of the meters. The problem has manifested itself in the form of missing information, the provision of the information in an untimely fashion, as well as multiple and different versions of each of the pieces of information and inconsistent forms of information among the RECs. We have modified the software provided by a third-party vendor in a manner that we believe now enables us to identify and correct faulty data and thereby bill our sub 100 kW customers in a timely and accurate manner. However, we are still experiencing delays in billing a portion of our customers.

     We generally send bills to our customers in the sub 100 kW market on a monthly or quarterly basis (depending on the size of the customer) within 12 days after the end of the period to which the bill relates. Customers generally have 14 or 21 days (depending on the size of the customer) to pay bills from the date of invoice. We receive customer payments of invoices on average 25 days following the end of the billing period. From the inception of our marketing to the sub 100 kW market in March 1999 through December 31, 1999, we had billed less than 30% of revenue due for billing in the sub 100 kW market. At the end of January 2000 we implemented procedures to improve our billing practices in the sub 100 kW market. From March 1999 through February 27, 2000, we had billed approximately L89.9 million of the L163.5 million of revenue due for billing in the sub 100 kW market, which represents approximately 55%. The inability to bill and collect revenues that have currently been recognized but not yet billed would have a material adverse impact on our financial condition and results of operations.

     The delays in billing customers in the sub 100 kW market have significantly impacted our liquidity. Under the Pooling and Settlement Agreement of England and Wales, we are required to post a letter of credit to cover our electricity purchases for a 28-day forward period. Due in part to our billing problem as well as the growth in our business, it was recently necessary to increase the size of our bank facility to L182.0 million, including a 90-day L60.0 million letter of credit to support our obligations to the Electricity Pool. In connection with the issuance of this letter of credit, we and Barclays Bank PLC entered into agreements with an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, which agreed to reimburse Barclays Bank for amounts drawn down under the letter of credit. If the billing problem persists, we may not be able to generate an sufficient amount of funds from operations to finance our electricity purchases from the Electricity Pool. Under these circumstances, we may not be able to obtain financing on acceptable terms or at all to fund our working capital needs. The failure to fund our working capital needs would have a material adverse effect on our financial condition and results of operations.

WE WILL HAVE SIGNIFICANT ADDITIONAL FINANCING REQUIREMENTS UPON COMPLETION OF THIS OFFERING WHICH COULD DECREASE THE VALUE OF YOUR ADSS OR ORDINARY SHARES.

     To date, we have financed our operations through (1) sales of equity securities, (2) capital lease financing and (3) bank financing. Because we continue to expand our U.K. market presence and plan to enter new markets in continental Europe, we will require significant additional capital to fund our current operations, expand our marketing organization, increase our marketing efforts and acquire additional risk management assets, such as additional electricity generating plants and natural gas assets. If we continue to experience billing problems, we may not generate sufficient funds from our operations to fund our expected growth, which will further increase our need for additional financings.

     Under the terms of our working capital facility with Barclays Bank, we are required to use the proceeds from this offering to cash collateralize the undrawn portion of the letter of credit securing our obligations to the Electricity Pool as well as to pay down a portion of the amount outstanding under the facility. Our current L182.0 million working capital facility will accordingly be reduced to a committed facility of L82.0 million following the completion of this offering. Accordingly, we are not sure whether we can obtain additional funds to fund our business on acceptable terms. Our inability to raise such funds may have a material adverse effect on our operations. If capital for planned expansion is not available, we will have to reduce or eliminate our planned expansion. We may also need to undertake additional equity offerings to fund our continued growth. Any such additional offerings could result in your ownership in Independent Energy being diluted and a decrease in the value of your ADSs. If we are not able to obtain credit on acceptable terms or at all to finance our substantial working capital needs, our financial condition and operations would be materially adversely affected.

WE HAVE A LIMITED HISTORY OF OPERATING IN THE U.K. BELOW 100 KW ELECTRICITY, NATURAL GAS AND TELECOMMUNICATIONS MARKETS AND MAY NOT BE SUCCESSFUL IN THESE MARKETS.

     We have been operating in the above 100 kW electricity supply market in the U.K. since April 1996 and this currently contributes around 60% of our electricity sales revenue. However, we have a limited operating history in the remainder of the U.K. energy supply market. We commenced sales of electricity to below 100 kW customers and natural gas sales to commercial and industrial customers in March 1999 and to domestic customers in June 1999. In January 2000, we began to offer telecommunications services to our business customers through a cross-marketing arrangement. Although initial consumer acceptance of our services has been encouraging, we are unable to predict with certainty how consumer demand for our services may develop over time.

     Our future profitability depends on several factors:

     - consumer acceptance of Independent Energy as an alternative supplier of electricity, natural gas and telecommunications services;

     - our ability to supply electricity, natural gas and telecommunication services at a reasonable cost;

     - our ability to price our services competitively; and

     - our ability to develop or obtain the necessary business administration systems required by an expanded level of operations.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY BECAUSE MOST OF OUR COMPETITORS ARE LARGER, WELL-CAPITALIZED AND HAVE BETTER BRAND NAME RECOGNITION THAN INDEPENDENT ENERGY.

     Our current competition in the electricity supply market consists of 12 U.K. regional electricity companies, two Scottish integrated electricity companies, three electricity generating companies, Centrica PLC and a number of independent suppliers, of which we are the largest based on sales volume. Many of these competitors have more experience, greater financial and management resources and better name recognition than we do. Centrica, a successor to a portion of the business formerly operated by BG PLC, has entered the electricity market in the past 18 months. By taking advantage of its relationship with its natural gas customers and the trade name British Gas, Centrica has been able to acquire a sizable residential electricity customer base and will continue to be a formidable competitor in the electricity market.

     Our current competition in the natural gas supply market is comprised of Centrica and a number of independent natural gas suppliers. Centrica currently has approximately 39% of the industrial and commercial natural gas supply market and approximately 75% of the residential natural gas supply market and will likely continue to have significant market share for the foreseeable future. All of our competitors have more experience, greater financial and management resources and better name recognition in the natural gas market than we do.

     The business telecommunications market has been deregulated for many years in the U.K. However, British Telecom, or BT, has retained a total market share of around 80%. We have entered into a marketing agreement with one of several resellers, FIT, who does not compete directly with BT or the other major carriers such as AT&T and Cable and Wireless for the large-user market. However, competition in the small business market remains strong and there are competitors with significantly more experience, greater financial and management resources than FIT or Independent Energy.

     We expect competition in the continental European markets that we plan to enter to be strong. Consumers in these markets have not previously had a choice in electricity or natural gas providers and may not be interested in changing suppliers. We will face competition from large well-capitalized utilities and energy companies, a number of which (1) have supplied these markets for decades,
(2) have established brand name recognition and (3) know the market well. We also may face prejudices being a foreign competitor in these markets.

WE DEPEND ON INTERNAL AND THIRD-PARTY COMPUTER SYSTEMS TO PROCESS TRANSACTIONS WITH OUR CUSTOMERS.

     Our operations require sophisticated computer systems that can manage, control and transmit vast quantities of electronic data in a cost-effective and reliable manner. Substantially all of our internal computer systems are located at a single leased facility in Solihull, West Midlands. Our systems and operations are vulnerable to damage and interruption from fire, flood, power loss, telecommunications failure, vandalism, physical or electronic break-ins, computer viruses, or other disruptions that could lead to delays in billing, loss of data or other events that could harm our business and adversely affect our financial condition. In addition, our systems are relatively new and may not be able to efficiently or effectively handle our needs if our business continues to grow at a high rate.

     For the small business and residential markets, we outsource to a third-party service provider functions such as (1) handling customer inquiries and other communications, (2) billing, (3) payment collection, (4) debt management and (5) related operations. The systems of our service provider are subject to all of the risks to our internal systems as described above, including the ability to accommodate substantial increases in our customer base. As a result of the limited resources and capacities of many third-party providers, we may be unable to establish or maintain relationships with third parties having sufficient resources to provide the necessary services to support our needs. If these resources are unavailable, we may be required to provide these services internally, which may significantly limit our ability to meet our customers' needs. In addition, we may not be able to control the level and quality of services provided by third parties.

     We have experienced delays in billing our small business and residential electricity customers (sub 100 kW customers). See "-- Our inability to bill many of our customers on a timely basis may have a material adverse effect on our financial condition and results of operations." We have modified the software provided by a third party vendor in a manner that we believe now enables us to bill new customers in a timely and accurate manner. However, we have only recently implemented these changes to our software and there can be no assurances that the delays in billing that we have experienced with our customers to date will not continue to impact our new customers. If we are unable to bill on a timely and accurate basis a substantial number of new customers, we could experience:

     - an inability to generate sufficient cash from operations to continue to grow our business;

     - decreased customer service and satisfaction which could result in a loss of customers and therefore decreased revenues; and

     - the incurrence of a substantial increase in our operating costs in order to improve our billing functionality.

If any of the above occurs, it could have a material adverse effect on our financial condition or results of operations.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION WHICH MAY ADVERSELY AFFECT
US.

     Our activities are subject to extensive laws and regulations regarding the generation and supply of electricity and the supply of natural gas in the U.K., primarily by the U.K. Office of Gas and Electricity Markets, OFGEM. These laws and regulations and their interpretation and enforcement are subject to change. Any change in the laws or regulations governing our business could adversely affect our operations and profitability.

     Since we own generating facilities, we are subject to OFGEM's regulations affecting generating facilities. OFGEM requires that all facilities that exceed 100 MW sell their output to the Electricity Pool of England and Wales, the Electricity Pool, thereby reducing some of the cost efficiencies associated with self-generation. If OFGEM were to extend that requirement to smaller generating facilities such as ours, our operations and financial condition could be adversely affected. Additionally, no new gas-fired generating plants with capacities exceeding 10 MW may be constructed and operated in the U.K., absent special governmental approval. Our existing generating plants could face additional or more stringent requirements in the future. If we fail to comply with such laws and regulations, we could incur fines, or lose required permits. Any such event could have a material adverse effect on us.

WE CANNOT PREDICT THE EFFECT OF THE PROPOSED ELIMINATION OF THE ELECTRICITY POOL ON OUR BUSINESS.

     Proposed changes to the wholesale trading mechanisms for electricity in England and Wales are scheduled to be implemented at the end of October 2000. When implemented, the changes will replace the Electricity Pool with a direct market whereby suppliers will be required to contract directly with generators for their required physical electricity volumes. The proposal also includes a forward market and a short term/day ahead exchange (both of which are expected to evolve based on the activity of current players and traders in the market). The New Electricity Trading Arrangements, or NETA, are expected to include the development of a balancing market (where the long and short position of generators, suppliers and traders will be closed out) and the system operator for this balancing market will be the National Grid Company, which will retain its obligation to ensure supply security standards are met. Settlement will also be carried out based on the average bid or offer prices received by the system operator for each (half hour) trading period for short, or long, volumes as appropriate. The "gate closure" for the balancing market will initially be three and one-half hours ahead, but this is anticipated to reduce over time as the system becomes more efficient.

     We cannot presently predict with any certainty what effect the implementation of a firm contracts market will have on our business. Contracting directly with generators under long-term agreements will impose additional risks. The inability of a generator to fulfill its obligations on a timely basis, or at all, under a contract could affect the cost of meeting that portion of customer demand not covered by purchase contracts. In a contracts market, we will generally be required to fix the price at which we purchase energy from generators for the period of the contract. Depending upon current market conditions, the fixed purchase price may exceed the price at which we can resell electricity to our customers. Moreover, in a firm contracts market, we would be required to contract directly with a number of generating facilities, some of which are affiliated with electricity suppliers with whom we directly compete.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH.

     Since we commenced electricity sales in April 1996, we have experienced rapid revenue growth. We expect to continue to rapidly grow and develop in a relatively short period of time. The development of our operations will depend on, among other things, our ability to expand our customer base in the U.K. electricity and natural gas markets and to enter new continental European deregulated markets in a timely manner at reasonable costs. In addition, we anticipate that our staff will grow to accommodate our increased customer base.

     Increased staff may require continued development of our operating and financial controls and may place additional stress on our management and operational resources. If we are unable to manage this expected rapid growth and development successfully, our operating results and financial condition could be materially adversely affected. In order to handle this expected growth in customers, we have outsourced a number of important functions, including much of our billing processing and marketing efforts. We cannot be sure that we will be able to control the quality and cost-efficiency of these services.

     We have experienced delays in billing our small business and residential electricity customers (sub 100 kW customers). If we are unable to correct our billing problems with our existing customers and if we continue to experience billing problems with our new customers, we will significantly limit our ability to grow our customer base. See " -- Our inability to bill many of our customers on a timely basis may have a material adverse effect on our financial condition and results of operations" and " -- We depend on third-party computer systems to process transactions with our customers."

WE MAY NOT BE ABLE TO SUSTAIN OUR RAPID GROWTH RATE.

     Over the three years since we commenced sales of electricity, we have experienced rapid growth in revenue and sales volumes. Although we are expanding our product offerings and continue to increase our customer base, we may not be able to increase our revenue and sales volumes at rates comparable to the rates of growth that we experienced over the last three years.

COMMODITY PRICE FLUCTUATIONS MAY ADVERSELY AFFECT OUR PROFITABILITY.

     Our business, generally, involves entering into fixed price contracts to supply electricity and, to a lesser extent, natural gas to customers. We obtain the electricity and natural gas to satisfy our obligations under such contracts primarily by purchases from the U.K. spot market for these commodities. The price of electricity and natural gas that we purchase can be volatile. Accordingly, we are exposed to risk arising from differences between the fixed price at which we sell electricity and natural gas to our customers and the fluctuating prices at which we purchase these commodities.

     In order to mitigate this risk, we must effectively hedge such exposure. Our ability to manage this risk at acceptable levels will depend, in part, on:

     - targeting customers with predictable usage patterns and volumes;

     - implementing and managing an appropriate financial hedging strategy; and

     - physically hedging our energy requirements by controlling gas reserves and generating a portion of the electricity we market.

     Because our sales have been growing rapidly, a significant portion of our sales contracts at any one time may not be protected by hedging contracts. Our policy is to hedge a significant portion of our electricity and gas costs for contracted demand, within a target range of 75% to 120% of contracted demand. Daily decisions determining our hedge position within the target range are influenced by market conditions and value-at-risk estimates using simulation models. If the spot market prices of electricity or natural gas rises significantly, we could sustain significant losses on the unhedged portion and our financial condition could be materially adversely affected.

     We recognize revenue from the sale of electricity and natural gas on a monthly basis based on the volumes consumed by our customers and the contract prices associated with such volumes. Customers are billed monthly and quarterly, generally at a fixed price for usage. Because the cost of electricity or natural gas purchased from the spot market or third parties fluctuates throughout the term of our sales contracts, we recognize gross profit related to sales on a pro rata basis throughout the term of sales contracts based on our estimate of gross profit margin for all sales contracts. The difference between the cash cost of the electricity and natural gas and the estimated cost of sales is accounted for as either an accrual for, or a deferral of, the cost of electricity or natural gas and recorded on the balance sheet within current assets or current liabilities, as the case may be. We review this estimate of gross profit on a quarterly basis. Accordingly, to the extent we have not adequately hedged our electricity or natural gas purchase requirements, such reviews could reveal an operating loss that could have a material adverse effect on our results of operations or financial condition.

OUR PROPOSED CONTINENTAL EUROPEAN OPERATIONS MAY BE EXPENSIVE AND UNSUCCESSFUL.

     As part of our business strategy, we intend to enter deregulated continental European markets, such as Spain and Holland. We have no experience competing in these markets as they are currently in the process of being deregulated. Development of the skills necessary to compete in these markets may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the deregulation process and infrastructure needed to deregulate energy markets is undeveloped. We will also need to devote significant existing management resources to our international expansion which could harm our operations in the U.K. Although we outsource a number of our operating functions, we nevertheless expect to expend a substantial amount of capital to open international offices and hire international management, sales, marketing and support personnel. Accordingly, if we are not successful in these markets, our operations and financial condition could be adversely affected.

     Moreover, international operations are subject to a variety of additional risks that could harm our financial condition and operating results. These risks include the following:

     - the inability of continental European countries to successfully deregulate their energy markets;

     - the impact of adverse economic conditions in European Union countries;

     - fluctuations in currency exchange rates; and

     - substantial regulation of these markets by the European Union, its member countries and local authorities, even in a competitive deregulated environment.

POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     We may acquire other businesses in the future, which may complicate our management tasks. These acquisitions may be in utility services or other business areas that, although complementary to our business, may be in areas in which we currently do not compete and may not have prior management or operating experience. We may need to integrate entirely new operations and distinct corporate cultures. Such integration efforts may not succeed or may distract our management from operating our existing business. Our failure to manage future acquisitions successfully could seriously harm our operating results. Further, our shareholders' holdings would be diluted if we finance the acquisitions by issuing equity securities.

WE DEPEND ON KEY PERSONNEL THAT WE MAY NOT BE ABLE TO REPLACE IF THEY LEAVE OUR COMPANY.

     Our continued success is highly dependent on the personal efforts and abilities of our executive officers. We have entered into an employment agreement with each of our executive officers and have obtained key man life insurance for Messrs. Sulley and Jones. Our operations and financial condition could be adversely affected if any of our executive officers become unable to continue in or devote adequate time to their present roles, or if we are unable to attract and retain other skilled management personnel.

WE ARE SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATION THAT MAY ADVERSELY AFFECT OUR OPERATIONS.

     Our operations are subject to regulatory requirements relating to environmental matters and health and safety. U.K. legislation and policy regarding environmental matters and health and safety are evolving in a manner which has resulted in stricter standards and enforcement, and in more stringent fines and penalties for non-compliance. Compliance with such regulatory requirements relating to existing and proposed projects carries a heightened degree of responsibility for companies and their directors, officers and employees.

     The cost of compliance associated with changes in environmental and health and safety laws and regulations could require significant expenditures. Breaches of such laws and regulations may result in the imposition of fines and penalties, which may be material or result in our operations halting. In addition, environmental and health and safety laws and regulations can increase the cost of planning, designing, installing and operating generating plants. We cannot be sure that these costs or the costs of complying with environmental and health and safety laws and regulations will not have a materially adverse effect on our financial condition or results of operations in the future or will not exceed the amount of our investment in any joint ventures.

OPERATING GENERATING PLANTS INVOLVES MANY RISKS.

     Our operation of generating plants involves many risks, including the breakdown or failure of (1) power generation equipment, (2) pipelines, (3) transmission lines or (4) other equipment or processes, fuel interruption and performance below expected levels of output or efficiency.

THERE ARE MANY RISKS ASSOCIATED WITH EXPLORING FOR AND PRODUCING NATURAL GAS.

     Our natural gas operations are subject to all of the risks generally relating to the exploration for and production of natural gas. These risks include blowouts, fires and equipment failure. In addition, there are related risks which can result in personal injuries, loss of life and property and environmental damage.

     We believe that we maintain adequate insurance with respect to our natural gas operations in accordance with industry practice. However, in certain circumstances, our insurance may not cover or be adequate to cover the consequences of some events. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. Moreover, we cannot be sure that we will be able to maintain adequate insurance in the future at reasonable rates.

EXCHANGE RATE FLUCTUATIONS AND LIMITED MARKET LIQUIDITY COULD ADVERSELY AFFECT THE PRICE OF YOUR ADSS.

     Fluctuations in the exchange rate between the pound and the dollar are likely to affect the market price of your ADSs. Such fluctuations will also affect the dollar conversion value of any cash dividends paid in pounds to the depositary.

     You should note that past performance of the market price of the ADSs is not an indication of how the market price for the ADSs will perform in the future. Furthermore, the market price of the ADSs could be subject to significant fluctuations in response to various factors and events, including, among other things, (1) the depth and liquidity of the trading market, (2) variations in our operating results and (3) the difference between actual results and the results expected by investors and analysts. In addition, the stock markets in recent years have experienced broad price fluctuations that have often been unrelated to the operating performances of companies. These broad market fluctuations also may adversely affect the market price of the ADSs in the future.

FUTURE PREEMPTIVE RIGHTS MAY NOT BE AVAILABLE TO ADS HOLDERS.

     The United Kingdom Companies Act 1985, or Companies Act 1985, requires us, whenever we issue new ordinary shares for cash, subject to limited exceptions, to grant preemptive rights to all of our shareholders. These rights give our shareholders the right to purchase a sufficient number of ordinary shares to maintain their existing ownership percentage. Pursuant to shareholder approval, any ordinary shares that we issue up to July 1, 2003, however, will not have any preemptive rights attached to them.

     In any event, we may not be able to offer preemptive rights to you if you are a U.S. resident unless we file a registration statement under the Securities Act registering the rights and underlying ordinary shares, or we can rely on an exemption from the registration requirements of the Securities Act. At the time of any rights offering, we will evaluate the costs and potential liabilities associated with such registration statement. We will also consider the indirect benefits of enabling you if you are a U.S. resident to exercise any preemptive rights you may have. Prior to making the decision of whether to file a registration statement, we will consider any other appropriate factor. We cannot be sure that (1) we will file any registration statement, (2) the SEC will declare such registration statement effective or (3) we will have an exemption from registration.

     To the extent you are unable to exercise such rights, the depositary will attempt to sell your preemptive rights and distribute the net proceeds of the sale to you. We cannot be sure that a secondary market for such rights will exist or that the depositary can sell your rights at a net profit. A secondary market for the sale of preemptive rights may develop if the subscription price of the ordinary shares upon exercise of the rights is below the prevailing market price of the ordinary shares. However, there can be no assurance both that a secondary market in preemptive rights will develop in connection with any future issuance of ordinary shares or, if such market does develop, a premium will be recognized on such sale. If your rights cannot be sold, your rights will expire and you will not realize any value from the grant of such preemptive rights. In either case, your equity interests would be diluted proportionately.

SHARES BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of substantial amounts of ADSs or ordinary shares in the public market following the offering, or the perception that such sales may occur, could have an adverse effect on the market price of the ADSs. Upon completion of this offering, 40,683,327 ordinary shares will be outstanding and 3,974,200 will be issuable pursuant to the exercise of outstanding options and warrants. Moreover, we may issue additional shares and options and warrants to purchase additional shares up to our maximum authorized capital of 50,000,000 ordinary shares. Subject to an agreement that restricts the sale of ordinary shares by our directors, officers and the selling shareholders without the prior approval of Donaldson, Lufkin & Jenrette Securities Corporation for 90 days following the date of this prospectus, all of the outstanding ordinary shares will be eligible for public sale. Moreover, our board of directors has authority to issue additional options to purchase ordinary shares without shareholder approval.

                                USE OF PROCEEDS

     We estimate the net proceeds to Independent Energy from the offering will be $163.2 million ($191.3 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions as well as other fees and expenses of the offering. We plan to use the net proceeds from the offering as follows:

     - up to $97.2 million (L60.0 million) to cash collateralize (or to reimburse any amounts drawn thereunder) our obligation under the required letter of credit to the Electricity Pool;

     - approximately $55.2 million (L34.1 million) to repay a portion of the outstanding borrowings under our revolving credit facility; and

     - the remainder for general corporate purposes, including working capital.

     We received a letter dated March 2, 2000 from Duff & Phelps Credit Rating Co. notifying us that Duff & Phelps intends to assign our company an investment grade rating upon consummation of this offering and the obtaining of a three year L200.0 million or greater working capital facility. Currently, we are negotiating with various banks to obtain the new working capital facility. We cannot offer any assurances, however, that we will be able to obtain such a facility or that such rating will be granted. Upon receipt of this rating, we would no longer be required under the Pooling and Settlement Agreement of England and Wales to post a letter of credit to the Electricity Pool. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Borrowings under our revolving credit facility currently accrue interest at LIBOR plus 1.2% (7.3% at February 29, 2000) and are due in June 2000.

     We will maintain the remainder of the net proceeds in interest-bearing bank accounts or invest the proceeds in short-term, investment grade securities until we use them as described.

     We will not receive any proceeds from the sale of ADSs or ordinary shares by the selling shareholders.

                                 EXCHANGE RATES

     Our financial statements are prepared in pounds sterling. Fluctuation in the exchange rates between the pound and the dollar will affect the dollar equivalent of the pound prices of the ordinary shares traded on the Official List of the London Stock Exchange. Such fluctuations are likely to affect the U.S. market price of the ADSs. Although we do not intend to pay cash dividends in the foreseeable future, fluctuations in the exchange rate between the pound and the dollar will also affect the dollar amounts you receive on the depositary's conversion of cash dividends paid in pounds on the ordinary shares represented by the ADSs. See "Description of American Depositary Receipts."

     We have included, solely for your benefit, translations of certain pound amounts into dollars at specified rates, or, if unspecified, at the Noon Buying Rate in New York City for cable transfers on December 31, 1999 of $1.62 to L1. However, we are not representing that the pound amounts could have been or could be converted into dollars at the indicated rate. On March 15, 2000, the Noon Buying Rate was $1.57 per L1.

     There are currently no U.K. foreign exchange control restrictions on the payment of dividends on the ordinary shares.

     The table below sets forth, for the periods and dates indicated, the exchange rate for the dollar against the pound based on the Noon Buying Rate, expressed in dollars per pound. We did not use these rates in the preparation of our consolidated financial statements and notes included elsewhere in this prospectus.

                                                           DOLLAR/POUND EXCHANGE RATES
                                                        ---------------------------------
                                                               (DOLLAR PER POUND)
                                                         AT END     AVERAGE
YEAR ENDED DECEMBER 31,                                 OF PERIOD   RATE(1)   HIGH   LOW
1993..................................................    1.48       1.50     1.59   1.42
1994..................................................    1.57       1.54     1.64   1.46
1995..................................................    1.55       1.58     1.64   1.53
1996..................................................    1.71       1.57     1.71   1.49
1997..................................................    1.64       1.64     1.70   1.58
1998..................................................    1.66       1.66     1.71   1.61
1999..................................................    1.62       1.61     1.67   1.55
2000 (through March 15)...............................    1.57       1.61     1.65   1.57

------------------------------

(1) The average of the Noon Buying Rates on the last business day of each full month during the relevant period.

                NATURE OF TRADING MARKET AND MARKET INFORMATION

     We completed our initial public offering in the U.S. of ADSs in July 1998. Since July 24, 1998, the ADSs have been traded on the Nasdaq National Market. Our ordinary shares began trading on the U.K. Alternative Investment Market, or AIM, on May 31, 1996. On November 15, 1999, our ordinary shares began trading on the Official List of the London Stock Exchange.

     The following table reflects the high and low sales price per ordinary share, as reported on AIM from May 31, 1996 to July 23, 1998, and high and low sales price per ADS as reported on the Nasdaq National Market since July 24, 1998.

                                                      BRITISH PENCE     U.S. DOLLARS(1)
                                                    -----------------   ---------------
                                                     HIGH       LOW      HIGH     LOW
1996
  Second quarter..................................    115.0p    106.0p  $ 1.75   $ 1.63
  Third quarter...................................    108.0      83.5     1.68     1.30
  Fourth quarter..................................     89.5      57.5     1.40     0.98
1997
  First quarter...................................     69.5      57.5     1.14     0.97
  Second quarter..................................     92.5      72.5     1.54     1.18
  Third quarter...................................    124.5      87.5     2.00     1.48
  Fourth quarter..................................    144.5     119.5     2.41     1.95
1998
  First quarter...................................    385.0     136.5     6.46     2.26
  Second quarter..................................    627.5     325.0    10.51     5.44
  Third quarter...................................    508.8     282.6     8.31     4.75
  Fourth quarter..................................    612.3     278.0    10.25     4.75
1999
  First quarter...................................    756.2     534.2    12.38     8.81
  Second quarter..................................    874.3     558.7    13.75     9.00
  Third quarter...................................  1,165.8     797.9    19.19    12.88
  Fourth quarter..................................  2,076.2   1,158.7    33.56    19.13
2000
  First quarter (through March 15)................  3,544.3   1,904.0    56.00    31.25

------------------------------

(1) The reported high and low prices for the ordinary shares on AIM expressed in pence have been translated into dollars for the period from May 31, 1996 to July 23, 1998 by converting that amount at the Noon Buying Rate on the dates of such respective high and low prices. The reported high and low prices for the ADSs on Nasdaq expressed in dollars have been translated into pence for the period since July 24, 1998 by converting that amount at the Noon Buying Rate on the dates of such respective high and low prices.

     As of February 29, 2000, there were approximately 1,046 record holders of ordinary shares. Persons with United States and Canadian addresses held of record 56% of the outstanding ordinary shares.

     On March 15, 2000, the last reported sales price on Nasdaq for the ADSs was $55.00 per ADS and the last reported sale price on the London Stock Exchange for the ordinary shares was L34.20 per share.

     The average daily trading volume for the ordinary shares for the years ended December 31, 1997, 1998 and 1999 was 18,872, 70,071 and 88,848,
respectively.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on the ordinary shares. Currently, we plan to retain all future earnings to finance future operations. Moreover, under the Companies Act 1985, dividends may only be paid out of our profits legally available for distribution. See "Description of Share Capital."

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1999 (1) the actual consolidated capitalization of Independent Energy and (2) the consolidated capitalization of Independent Energy as adjusted to give effect to the offering and the application of estimated net proceeds of $163.2 million (L100.7 million) of which up to $97.2 million (L60.0 million) will be used to cash collateralize (or to reimburse any amounts drawn thereunder) our obligation under the letter of credit to the Electricity Pool and $55.2 million (L34.1 million) will be used to repay outstanding borrowings under our working facility. You should read this table in conjunction with the "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                              DECEMBER 31, 1999
                                                     -----------------------------------
                                                               (IN THOUSANDS)
                                                                    AS           AS
                                                      ACTUAL     ADJUSTED    ADJUSTED(1)
Cash and cash equivalents(2).......................  L  5,434    L 72,034(3)  $116,695(3)
                                                     ========    ========     ========
Long-term debt (including current portion):
  Working capital facility(4)......................  L 35,000      L  900     $  1,458
  Construction facilities..........................    20,909      20,909       33,873
  Capital leases...................................    12,993      12,993       21,048
                                                     --------    --------     --------
          Total long-term debt.....................    68,902      34,802       56,379
Shareholders' equity(5)
  Ordinary shares, nominal value 1p per share,
     50,000,000 shares authorized, 36,714,027
     shares
     Issued and outstanding........................       367         401          650
  Additional paid-in capital.......................   139,046     239,712      388,333
  Retained earnings................................    11,032      11,032       17,872
                                                     --------    --------     --------
Total shareholders' equity.........................  L150,445    L251,145     $406,855
                                                     --------    --------     --------
Total capitalization...............................  L219,347    L285,947     $463,234
                                                     ========    ========     ========

------------------------------

(1) Translations into dollars in this table are solely for convenience and are computed at the Noon Buying Rate on December 31, 1999 of $1.62 per Ll. The Noon Buying Rate on March 15, 2000 was $1.57 per Ll.

(2) Includes $6.5 million (L4.0 million) of restricted cash used to secure certain trade obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Includes $97.2 million (L60.0 million) of restricted cash expected to be used to collateralize our obligation under the required letter of credit to the Electricity Pool. We received a letter dated March 2, 2000 from Duff & Phelps Credit Rating Co. notifying us that Duff & Phelps intends to assign our company an investment grade rating upon consummation of this offering and the obtaining of a three-year L200.0 million or greater working capital facility. Currently, we are negotiating with various banks to obtain the new working capital facility. We cannot offer any assurances, however, that we will be able to obtain such a facility or that such rating will be granted. Upon receipt of this rating, we would no longer be required under the Pooling and Settlement Agreement of England and Wales to post a letter of credit to the Electricity Pool. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(4) As of March 15, 2000, total borrowings under our working capital facility were approximately $168.6 million (L104.1 million).

(5) Excludes 4,637,400 ordinary shares issuable pursuant to outstanding options as of December 31, 1999 and 10,000 ordinary shares issuable pursuant to outstanding warrants on December 31, 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Our financial statements have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. Notes 26 and 27 to the consolidated financial statements provide a description of the principal differences between U.K. GAAP and U.S. GAAP as they relate to Independent Energy, and a reconciliation of U.S. GAAP of net income (loss) and shareholders' equity. You should refer to our consolidated financial statements and notes included elsewhere in this prospectus which contain additional information to be read in conjunction with this discussion.

OVERVIEW

     Independent Energy is the largest independent marketer of electricity in the United Kingdom as measured by volume of electricity sold and revenues. Since commencing electricity sales in April 1996, we have established Independent Energy as a reputable, reliable alternative provider of electricity. By increasing our marketing efforts, we were able to substantially increase our revenue and customer base. We increased our revenue from L58.0 million ($91.6 million) for the fiscal year ended June 30, 1998 to L246.9 million ($390.0 million) for the fiscal year ended June 30, 1999, to L337.6 million ($546.2 million) for the six months to December 1999.

     In February 1999, we also began sales of natural gas to customers. Although for the year ended June 30, 1999, sales of natural gas constituted less than 1% of our revenue, sales of natural gas increased to 2% of our revenue for the six months ended December 31, 1999. We expect natural gas sales will constitute a greater portion of our revenue in the future. In January 2000, we began marketing telecommunications services to our business customers pursuant to a cross-marketing agreement with Future Integrated Telephony PLC, or FIT.

     We recognize revenue from the sale of electricity and natural gas on a monthly basis based on the volume of electricity and natural gas consumed by our customers. Customers are billed monthly or quarterly, generally at a fixed price for usage. Because the cost of electricity and natural gas purchased from the spot market fluctuates throughout the term of sales contracts, we recognize gross profit related to electricity and natural gas sales on a pro rata basis throughout the term of sales contracts based on an estimated gross profit margin for all sales contracts.

     The estimated gross profit margin is based on an estimate of the cost of sales, which includes (1) the estimated cost of electricity and natural gas, (2) the effects of hedging contracts designed to mitigate energy cost fluctuations,
(3) transmission and distribution costs, (4) commissions and (5) all other costs of sales in supplying the energy. The difference between the cash cost of the energy and the estimated cost of sales is accounted for as either an accrual for, or a deferral of, the cost of energy and recorded on the balance sheet within current assets or current liabilities, as the case may be. We reconcile the difference between actual gross profit and estimated gross profit on a quarterly basis. See "-- Liquidity and Capital Resources", and "Risk
Factors -- Commodity price fluctuations may adversely affect our profitability."

     We have experienced delays in billing our small business and residential electricity customers (sub 100 kW customers). The sub 100kW customers represented approximately 40% of our annualized sales contracts in place for the sale of electricity through February 2000. We send bills to our customers in the sub 100 kW market on a monthly or quarterly basis (depending on the size of the customer) within 12 days after the end of the period to which the bill relates. Customers generally have 14 or 21 days (depending on the size of the customer) to pay bills from the date of invoice. We receive customer payments of invoices on average 25 days following the end of the billing period. The delays in billing have been caused by the quality and timing of data provided by the regional electricity companies, or RECs, on the details of the meter installed at the customers premises and the opening readings of the meters. The problem has manifested itself in the form of missing information, the provision of the information in an untimely fashion, as well as multiple and different versions of each of the pieces of information and inconsistent forms of information among the RECs. We have modified the software provided by a third-party vendor in a manner that we believe now enables us to identify and correct faulty data and thereby bill our sub 100 kW customers in a timely and accurate manner. However, we are still experiencing delays in billing a portion of our customers.

     From the inception of our marketing to the sub 100 kW market in March 1999 through December 31, 1999, we had billed less than 30% of revenue due for billing in the sub 100 kW market. In January 2000 we implemented procedures to improve our billing practices in the sub 100 kW market. From March 1999 through February 27, 2000, we had billed approximately L89.9 million of the L163.5 of revenue due for billing in the sub 100 kW market, which represents approximately 55%. The inability to bill and collect revenues that have currently been recognized but not yet billed would have a material adverse impact on our financial condition and results of operations.

     The delays in billing customers in the sub 100 kW market have significantly impacted our liquidity. See "-- Liquidity and Capital Resources."

     Because we generally sell electricity and natural gas at fixed prices and purchase most of our energy at fluctuating prices, we are exposed to risk arising from the difference between these prices. Our risk management practices are comprised of three material elements:

     - targeting customers that have relatively predictable demand and pattern usage profiles;

     - buying gas in the forwards market to lock in firm costs;

     - entering into contracts for differences to effectively fix the price of a significant portion of our electricity requirements purchased from the Pool; and

     - owning gas reserves and generating a portion of the electricity that we supply to customers.

See "-- Risk Management Activities" and "Risk Factors -- Commodity price fluctuations may adversely affect our profitability" and "-- We cannot predict the effect of the proposed elimination of the Electricity Pool on our business."

RESULTS OF OPERATIONS

  SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1998

     Revenue. Revenue for the six months ended December 31, 1999 increased L249.4 million, or 282%, to L337.6 million from L88.2 million for the six months ended December 31, 1998. This increase reflected a substantial increase in the Company's sales volume of energy to 8,200 GWh in the six months ended December 31, 1999 from 2,100 GWh in the six months ended December 31, 1998, a 276% increase, primarily as a result of our increased marketing efforts and, to a lesser extent, the commencement of natural gas marketing.

     Gross profit. Gross profit for the six months ended December 31, 1999 increased L21.5 million, or 738%, to L24.4 million from L2.9 million for the six months ended December 31, 1998. As a percentage of revenue, gross profit for six months ended December 31, 1999 was 7.2% compared to 3.3% for the six months ended December 31, 1998. This increase was primarily due to our realizing higher gross margins resulting from a different mix of customers.

     Administrative expenses. Administrative expenses for the six months ended December 31, 1999 increased L6.8 million, or 429%, to L8.3 million from L1.5 million for the six months ended December 31, 1998. The increase resulted from the increase in our sales volumes. As a percentage of revenue, administrative expenses for the six months ended December 31, 1999 were 2% compared to 2% in the six months ended December 31, 1998.

     Depreciation and amortization. Depreciation and amortization for the six months ended December 31, 1999 increased L703,000, or 100%, to L1.4 million from L702,000 or the six months ended December 31, 1998. The increase was attributable to depreciation related to seven new generating plants that were put into service.

     Operating profit. Operating profit for the six months ended December 31, 1999 increased L14.0 million, to L14.7 million compared to L635,000 for the six months ended December 31, 1998. The increase was due to increased sales volumes and increased gross profit.

     Interest expense, net. Net interest expense was L2.6 million for the six months ended December 31, 1999 compared to L72,000 net interest income for the six months ended December 31, 1998. The increase in net interest expense for the six months ended December 31, 1999 was primarily attributable to increased interest expense associated with the financing of new generating plants and increased interest expense associated with having higher outstanding balances under our working capital facility as a result of increased sales.

  FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

     Revenue. Revenue for the fiscal year ended June 30, 1999 increased L188.9 million, or 325%, to L246.9 million from L58.0 million for the fiscal year ended June 30, 1998. This increase reflected a substantial increase in our sales volume of electricity to 5,940 GWh in fiscal 1999 from 1,410 GWh in fiscal 1998, a 321% increase, primarily as a result of our increased marketing efforts.

     Gross profit. Gross profit for the fiscal year ended June 30, 1999 increased L10.0 million, or 400%, to L12.5 million from L2.5 million for the fiscal year ended June 30, 1998. As a percentage of revenue, gross profit for fiscal 1999 was 5% compared to 4% for the fiscal 1998. This increase was primarily due to our realizing higher gross margins because our cost of electricity decreased by 4%.

     Administrative expenses. Administrative expenses for the fiscal year ended June 30, 1999 increased L2.8 million, or 164%, to L4.5 million from L1.7 million for the fiscal year ended June 30, 1998. However, as a percentage of revenue, administrative expenses for fiscal 1999 were 2% compared to 3% in fiscal 1998. This decrease resulted as our increase in revenue substantially exceeded the increase in our administrative costs because we outsource a substantial portion of our sales efforts and transaction processing.

     Depreciation and amortization. Depreciation and amortization for the fiscal year ended June 30, 1999 increased L1.0 million, or 160%, to L1.6 million from L626,000 for the fiscal year ended June 30, 1998. The increase was attributable to depreciation related to five new generating plants that were put into service in fiscal 1999.

     Operating profit. Operating profit for the fiscal year ended June 30, 1999 increased L6.1 million, to L6.3 million compared to L210,000 for the fiscal year ended June 30, 1998. The increase was due to increased sales volumes, increased gross profit and reduced administrative expenses as a percentage of revenue as described above.

     Interest expense, net. Net interest expense was L1.4 million for the fiscal year ended June 30, 1999 compared to L395,000 for the fiscal year ended June 30, 1998. The increase in net interest expense for fiscal 1999 was primarily attributable to increased interest expense associated with the financing of new generating plants and increased interest expense associated with having higher outstanding balances under our working capital facility as a result of increased sales.

  FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

     Revenue. Revenue for the fiscal year ended June 30, 1998 increased L46.9 million, or 423%, to L58.0 million from L11.1 million for the fiscal year ended June 30, 1997. The increase reflected a substantial increase in our sales volume of electricity to 1,410 GWh in fiscal 1998 from 257 GWh in fiscal 1997, a 449% increase, primarily as a result of increased marketing efforts.

     Gross profit. Gross profit for the fiscal year ended June 30, 1998 increased L2.3 million to L2.5 million from L255,000 for the fiscal year ended June 30, 1997. As a percentage of revenue, gross profit for fiscal 1998 was 4% compared to 2% in fiscal 1997. This increase was primarily due to the increase in electricity sales derived from our generated electricity, which generally have higher margins. In fiscal 1998, we generated 58.5 GWh of electricity compared to 7.1 GWh in fiscal 1997. In addition, the additional electricity we generated in fiscal 1998 was from new larger plants at Trumfleet and Caythorpe that produce electricity at lower costs, thereby further increasing margins.

     Administrative expenses. Administrative expenses for the fiscal year ended June 30, 1998 increased L300,000, or 24%, to L1.7 million from L1.4 million for the fiscal year ended June 30, 1997. The increase resulted from the increase in our sales volume. As a percentage of revenue, administrative expenses for fiscal 1998 were 3% compared to 12% in fiscal 1997 as our administrative expenses in fiscal 1997 reflected primarily fixed costs which did not increase materially in fiscal 1998.

     Depreciation and amortization. Depreciation and amortization expense for the fiscal year ended June 30, 1998 was L626,000 compared to L142,000 for the fiscal year ended June 30, 1997. The increase was primarily the result of depreciation related to two new generation plants that commenced operations in fiscal 1998, one in December 1997 and one in March 1998.

     Operating profit (loss). The operating profit for the fiscal year ended June 30, 1998 was L210,000 compared to an operating loss of L1.3 million for the fiscal year ended June 30, 1997. The reduction in the loss for fiscal 1998 was due to increased sales volumes, increased gross profit and reduced operating expenses as a percentage of revenue as described above.

     Interest income (expense). The Company had net interest expense of L395,000 for the fiscal year ended June 30, 1998 compared to net interest income of L69,000 for the fiscal year ended June 30, 1997. The change was primarily due to increased interest expense associated with debt financing used for two new generating plants in fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal uses of funds have been to:

     - fund operating losses associated with being a development stage company;

     - fund working capital requirements; and

     - fund capital expenditures, primarily the acquisition and installation of gas-fired generating plants.

     For the fiscal years 1997, 1998 and 1999, these activities utilized funds of L6.0 million, L11.8 million and L48.3 million, respectively. For the six months ended December 31, 1999, these activities utilized funds of L130.0 million.

     We have financed our funding requirements through a combination of equity issuances, capital lease financings and bank borrowings. In July 1998, we raised L35.0 million in net proceeds in our initial public offering of ADSs. In October 1999, we raised an additional L93.0 million in net proceeds from another public offering of ADSs and ordinary shares.

     In July 1999, we entered into a new one-year working capital facility with a syndicate of banks led by Barclays Bank PLC, which on March 6, 2000 was amended to provide for aggregate borrowings and letters of credit of up to L182.0 million. This facility provides for:

     - an aggregate of L110.0 million of available borrowings under revolving credit facilities that bear interest at a base rate or LIBOR plus 1.2% (7.3% at February 29, 2000); these facilities are comprised of a L70.0 million base facility and a L40.0 million overdraft facility;

     - an aggregate of L12.0 million in the form of letters of credit to secure energy purchase and certain other types of obligations; and

     - an aggregate of L60.0 million in the form of a 90-day letter of credit to the Electricity Pool.

     We are required under the terms of our credit facility to repay outstanding amounts under the overdraft facility and to cash collateralize the undrawn portion of the letter of credit or to reimburse amounts paid thereunder with a portion of the proceeds of this offering. Amounts outstanding under the overdraft facility aggregated L34.1 million as of March 15, 2000. Accordingly, upon completion of the offering, total commitments under our working capital facility will be reduced to L82.0 million. We will require additional sources of financing upon the completion of this offering in order to continue to grow our business. However, there can be no assurances that such sources of financing will be available in acceptable terms or at all. See "Risk Factors -- We will have significant additional financing requirements upon completion of this offering which could decrease the value of your ADSs or ordinary shares."

     In connection with the recent increase in the letter of credit to the Electricity Pool to L60.0 million, we and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation entered into an agreement dated as of March 6, 2000 with Barclays Bank PLC in which the DLJ affiliate committed to reimburse Barclays Bank for any amounts drawn down under such letter of credit. As part of this commitment, if this offering is not completed by April 30, 2000, the DLJ affiliate may require us to issue other equity securities, subject to a maximum of L75.0 million, to it or to third parties to satisfy its reimbursement obligations under the letter of credit to the Electricity Pool. In addition, we agreed to issue to the DLJ affiliate on or after April 30, 2000 warrants to purchase 5,000,000 of our ordinary shares at an exercise price of 1p per share. These warrants are not issuable in the event that we complete this offering (or such other equity offering as may be required by the DLJ affiliate) by April 30, 2000. If issued, the warrants are exercisable thereafter only under certain circumstances, including our failure to pay amounts ultimately owed to the DLJ affiliate.

     In addition, we have a L8.0 million construction facility with Barclays Bank that is payable in semi-annual installments of L1.3 million plus interest at LIBOR plus 2.5% (8.6% at February 29, 2000) over three years starting in 1997.

     As of March 15, 2000, our outstanding borrowings were L104.1 million under the working capital facility. We had also utilized commitments to issue letters of credit in the aggregate amount of L68.0 million.

     The delays in billing customers in the sub 100 kW market have significantly impacted our liquidity. Under the Pooling and Settlement Agreement of England and Wales, we are required to post a letter of credit to cover our electricity purchases for a 28-day forward period. Due in part to our billing problem as well as the growth in our business, it was recently necessary to increase the size of our bank facility to L182.0 million, including a 90-day L60.0 million letter of credit to support our obligations to the Electricity Pool. In connection with the issuance of this letter of credit, we and Barclays Bank entered into agreements with an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation which agreed to reimburse Barclays Bank for amounts drawn down under the letter of credit. If the billing problem persists, we may not be able to generate a sufficient amount of funds from operations to finance our electricity purchases from the Electricity Pool. Under these circumstances, we may not be able to obtain financing on acceptable terms or at all to fund our working capital needs. The failure to fund our working capital needs would have a material adverse effect on our financial condition and results of operations.

     We have financed our generating plants primarily through capital leases. As of February 29, 2000, our obligations under capital leases related to our generating assets totaled L13.0 million, of which L1.5 million is payable within one year and L7.9 million comes due between one and five years after December 31, 1999. These capital leases are secured by the assets comprising the associated generating facility.

     We have also financed a portion of the construction of generating plants with interim construction bank financing. As of February 29, 2000, our obligations under this type of financing aggregated L13.0 million. We are in the process of negotiating permanent financing for these projects.

     We estimate that we will need approximately L35.0 million to fund the acquisition or installation of generating plants currently under construction or planned through 2000. Equity financing represents approximately only 7% to 10% of our aggregate financing requirements for such generating plants. In addition, we will continue to assess other opportunities to acquire or build additional generating facilities.

     We currently purchase substantially all of our electricity from the Electricity Pool. The Electricity Pool requires that we pay them daily, 28 days following purchase. We bill our customers monthly, however, and receive payments on average approximately 25 days later. As a result of these timing differences, we must have significant working capital available. Unlike the current electricity market, gas purchases (and transportation) are not settled on a daily, but rather, monthly basis. Payment terms for purchases are generally reflected in the gas supply agreements and therefore working capital requirements for this sector are less onerous, being mainly affected by customers' payment records rather than contract obligation. Also, whereas the security requirements of gas purchase contracts are based on fixed volumes and price, the Electricity Pool calculates the security requirements on the prevailing volumes and prices over the preceding period (of between 28 and 32 days) and demands immediate security (in the form of cash or letter of credit). Hence, an unpredicted price rise in the Pool price for a short period will lead to a demand for collateral which would, without sales growth, be unnecessarily high after the 28/32 day period.

     On March 2, 2000, Duff & Phelps Credit Rating Co. notified us that it intends to assign our company an investment grade rating, subject to two conditions. This rating is conditioned on (1) the successful completion of an equity offering of at least L60.0 million and (2) obtaining a three-year working capital facility providing for at least L200.0 to L250.0 million of borrowing availability. Upon completion of this offering, we will satisfy the first requirement. Currently, we are negotiating with various banks to obtain the new working capital facility. We cannot offer any assurances, however, that we will be able to obtain such a facility or that such rating will be granted. Upon assignment of an investment grade rating, we would no longer be required to post a letter of credit to the Electricity Pool under the Pooling and Settlement Agreement of England and Wales.

     In addition, during the colder months in the U.K. (October through April), our energy prices are generally higher than the average annual prices. As a result, during these months, our working capital needs increase to cover the increased cost of energy. We have taken a number of measures to reduce our working capital need during this time, including (1) encouraging customers to adopt shorter billing and collection cycles and (2) utilizing direct debit as a means of collection. As we expand our base of operations, we expect our working capital needs to increase significantly.

     We believe that the net proceeds from this offering, our credit facilities, capital leases and debt financings of generating plants and cash generated from our operations will be adequate to fund capital expenditure requirements and working capital needs related to the expansion of our operations through at least 2000.

RISK MANAGEMENT ACTIVITIES

     We are exposed to two principal risks associated with customer contracts:

     - "load shape" risk -- the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and the timing of amounts demanded; and

     - "purchase" price risk -- the cost of purchased energy relative to the price received from the supply customer.

     Generally, load shape risk is managed by targeting customers with predictable usage patterns, and the risk decreases as our portfolio of supply customers in the supply market increases. We manage the energy price risk by employing a variety of risk management tools, including (1) entering into hedging instruments and (2) operating generating plants to produce a portion of our required supply of electricity.

     As part of our risk management strategy we enter into hedging instruments, primarily contracts for differences. These are contracts between generators or traders and suppliers that have the effect of fixing the price of electricity for a contracted quantity of energy over a specific time period. Differences between the actual prices on the spot market and the agreed prices give rise to payments between the parties to the particular contract for differences. Our ability to manage purchase price risk depends, in part, on the future availability of properly priced risk management mechanisms, such as contracts for differences.

     As of March 3, 2000 (assuming no renewal of contracts that will expire during the period), we had sales contracts in place for 7,281 GWh of electricity through June 30, 2000, and we had contracts for differences in place for the purchase of 4,250 GWh for the period of March 3, 2000 to June 30, 2000. Our aggregate commitment under such contracts for differences was L94.4 million, and represented 58% of our estimated energy requirements through fiscal 2000. Including our own generation, our hedged position as of March 3, 2000 was 62%.

     We have a normal policy of hedging a significant proportion of our total sales, based on our estimate of electricity volumes from actual sales contracts then in place. Our hedging policy is to hedge a significant portion of our electricity costs throughout the fiscal year, within the target range of 75% to 120% of contracted demand. We continuously monitor and review this position. We intend to enter into additional hedging contracts to replace some of the existing hedging contracts and increase the overall level of hedging contracts.

     Our generation of electricity also provides a hedge against electricity price fluctuations since we are able to anticipate the cost of our self-produced electricity and its cost has historically been less than our sales prices. We estimate that our eleven existing generating plants, will provide us with the capacity to produce up to 740 GWh of electricity for the fiscal year ending June 30, 2000.

RECONCILIATION OF U.K. GAAP TO U.S. GAAP

     Our consolidated financial statements are prepared in accordance with U.K. GAAP. There are significant differences between U.K. GAAP and U.S. GAAP.

     The principal difference between U.K. GAAP and U.S. GAAP relevant to Independent Energy occurs with respect to accounting for variable employee share options under our option program. Although we do not have a formal option plan, we have granted options to acquire ordinary shares to substantially all of our employees. Under U.K. GAAP, we do not recognize compensation cost related to the option program as described below.

     Under Accounting Principles Board ("APB") No. 25, compensation for services received as consideration for Ordinary shares issued pursuant to the exercise of options are recognized as the difference between the quoted market price of the number of ordinary shares issuable pursuant to options at the measurement date less the aggregate exercise price for ordinary shares issuable pursuant to such options. Compensation cost related to the option program as determined under U.S. GAAP would have been L188,000, L136,000 and L74,000 for the fiscal years ended June 30, 1997, 1998 and 1999, respectively, and L20,000 and none for the six months ended December 31, 1998 and 1999, respectively.

     Our net profit (losses) for the fiscal years ended 1997, 1998 and 1999 and for the six months ended December 31, 1999 under U.K. GAAP were L(1.2 million), L(185,000), L4.0 million and L707.0 million, respectively. Under U.S. GAAP, we would have reported net losses of Ll.4 million and L321,000 for fiscal 1997 and 1998, respectively, and net income of L3.9 million for fiscal 1999 and L8.4 million for the six months ended December 31, 1999, respectively.

     You should read Notes 26 and 27 to the consolidated financial statements for a description of these and other differences between U.K. GAAP and U.S. GAAP.

     The Financial Accounting Standards Board periodically issues statements of financial accounting standards. In August 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which applies to all entities, requires derivative instruments to be measured at fair value and recognized as either assets or liabilities on the balance sheet. The statement, as amended by SFAS No. 137 is effective for fiscal years beginning after June 15, 2000 with earlier application encouraged but permitted only as of the beginning of any fiscal quarter beginning after June 1998. Retroactive application is prohibited. We do not believe this statement will have a material effect on our financial condition or results of operations.

     In April 1998, The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities" which requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts to these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 for U.S. GAAP reporting purposes will not have a material effect on its financial statements.

                            BUSINESS AND PROPERTIES

OVERVIEW

     Independent Energy is the largest independent marketer of electricity in the United Kingdom -- a company not a part of the government-owned electricity industry at the time of its privatization in 1990. We were founded to capitalize on the market opportunities created by the deregulation of the United Kingdom energy markets and have assembled a core management team with extensive industry experience from a number of leading U.K. energy firms. Since commencing electricity sales in April 1996, we have established Independent Energy as a reputable, reliable alternative provider of electricity. In February 1999, we also began marketing natural gas in the U.K., primarily to our target market of light industrial, commercial and public sector customers, many of which also purchase our electricity. In January 2000, through a joint marketing arrangement, we began offering telecommunications services to our business customers. In addition, we are evaluating opportunities created by the deregulation of continental European energy markets in which we believe we can replicate our business model.

     We have experienced rapid growth over the past year in revenue, sales volumes and customers:

     - Our revenue increased by over 282% to L337.7 million ($546.2 million) for the six months ended December 31, 1999 from L88.2 million ($142.9 million) for the six months ended December 31, 1998.

     - Our sales volumes also increased by over 290% to 8,200 GWh in the six months ended December 31, 1999 from 2,100 GWh in the six months ended December 31, 1998.

     - At June 30, 1999, we had over 83,400 electricity customers and 130 natural gas customers, compared to approximately 1,350 electricity customers as of June 30, 1998. At September 1, 1999, we had over 140,000 electricity customers and 180 natural gas customers.

     - At February 16, 2000, we had annualized sales contracts in place for the sale of electricity and natural gas of L1.0 billion ($1.60 billion) up from approximately L767 million ($1.20 billion) at September 1, 1999. The value of annualized sales contracts is based on our estimate of annual revenue from our sales contracts in place at February 16, 2000, without regard to the renewal dates of these contracts. Substantially all of the annualized sales contracts represented electricity sales.

     - In the six months ended December 31, 1999, we reported net income of L8.4 million ($13.7 million), compared to L707,000 ($1.1 million) for the six months ended December 31, 1998.

U.K. ENERGY MARKET

     The structure of the U.K. energy industry has undergone a period of rapid and dramatic change over the past decade. The U.K. Government began deregulating the U.K. energy markets to introduce competition into the generation and supply of electricity and the supply of natural gas. This deregulation was carried out in phases with the final phase of electricity deregulation being completed in May 1999 resulting in full competition in the retail supply of electricity. Since May 1998, the natural gas supply market has been fully deregulated. As a result, all industrial, commercial and residential consumers are able to choose their electricity and natural gas suppliers. As a licensed supplier of both electricity and natural gas, we are able to supply electricity and natural gas to industrial, commercial, public sector and domestic, or residential, customers in direct competition with other energy suppliers.

U.K. ELECTRICITY MARKET

     The U.K. electricity market is comprised of approximately 2.2 million commercial, industrial and public sector consumers and 24.0 million residential consumers, with aggregate annual expenditures of approximately L15.6 billion ($25.3 billion). The following table sets forth a breakdown of the U.K. electricity market by consumer category and size, annual electricity volumes sold and annual expenditures.

                            U.K. ELECTRICITY MARKET

                                                                                         ESTIMATED
                                                                            ANNUAL         ANNUAL
                                                          NUMBER OF       ELECTRICITY   EXPENDITURES
                                                          CONSUMERS         VOLUMES      (POUNDS IN
                                                      (IN THOUSANDS)(1)   (IN TWH)(1)   BILLIONS)(2)
CONSUMER SIZE (PEAK USAGE)
>1 MW(3)............................................            5             86.9         L 2.68
100 kW-1 MW(3)......................................           55             57.9           2.29
20-100 kW...........................................        1,247             37.7           1.74
10-20 kW(4).........................................          901              6.6           0.41
Residential(5)......................................       23,935            100.5           8.46
                                                           ------            -----         ------
          Totals....................................       26,143            289.7         L15.58
                                                           ======            =====         ======

------------------------------

Source: U.K. Office of Gas and Electricity Markets' Supply Price Review, June 1999, and MarketLine International ("MarketLine"), Industrial Electricity 1998.

(1) Figures obtained from either OFGEM or MarketLine as detailed below.

(2) Figures obtained by multiplying annual electricity volumes (in terawatthours) by average nominal cost of electricity (in pence per kWh) for 1995/1996. These figures are estimates only. Actual annual expenditures may vary depending on the average nominal cost of electricity.

(3) Marketline UK Industrial Electricity 1998.

(4) Marketline UK Electricity Domestic and Commercial 1996.

(5) OFGEM Review & Domestic and Small Business Electricity Supply Price Regulation June 1999, Table 1.

     Within the U.K. electricity market, we target consumers at the lower end of the >1 MW range and all of the 100 kW-1 MW range. We also selectively target approximately 400,000 commercial consumers with peak demand usage of 20 kW to 100 kW and approximately 16.5 million residential and commercial consumers with peak demand usage of less than 20 kW. We estimate that these markets have aggregate annual electricity expenditures of approximately L7.9 billion ($12.8 billion).

U.K. NATURAL GAS MARKET

     The U.K. natural gas market is comprised of approximately 900,000 industrial and commercial consumers and 19.0 million residential consumers, representing 711,300 GWh of annual consumption, and aggregate annual expenditures of approximately L7.2 billion ($11.7 billion). The following table sets forth a breakdown of the U.K. natural gas market by consumer category and size, annual consumption and annual expenditures.

                            U.K. NATURAL GAS MARKET

                                                                                         ESTIMATED
                                                                                           ANNUAL
                                                           NUMBER OF         TOTAL      EXPENDITURES
                                                           CONSUMERS      CONSUMPTION    (POUNDS IN
                                                         (IN THOUSANDS)    (IN TWH)     BILLIONS)(1)
CONSUMER SIZE (PEAK USAGE)
Business (> 732 MWh)...................................          46          285.5         L1.76
Small Business (73.2-732 MWh)..........................         349           65.5          0.69
Residential and Very Small Business (< 73.2 MWh).......      19,705          360.3          4.79
                                                             ------          -----         -----
          Totals.......................................      20,100          711.3         L7.24
                                                             ======          =====         =====

------------------------------

Source: Marketline International, UK Domestic and Commercial Gas Market Survey, 1999, and UK Domestic Gas Market Survey, 1999.

(1) Figures obtained from Marketline UK Industrial and Commercial Gas Report, 1999, and UK Domestic Gas Report, 1999.

(2) Figures obtained by multiplying annual gas volumes (in TWh) by average nominal cost of natural gas (in pence per kWh). For domestic and very small business consumers, 1999 prices determined from Marketline UK Domestic Gas Report, 1999, average of Normal Pay and Direct Debit prices charged by independent suppliers. For business consumers, October 1997 prices determined from OFGAS Competitive Market Review, May 1998.

     We specifically target natural gas consumers at the lower end of the > 732 MWh range and all of the 73.2-732 MWh range. We estimate this market includes approximately 850,000 non-residential consumers. We also intend to selectively target approximately 13.5 million residential consumers with usage of < 73.2 MWh. We estimate that these markets have aggregate annual natural gas expenditures of approximately L3.5 billion ($5.7 billion).

CONTINENTAL EUROPEAN ENERGY MARKETS

     We believe that significant opportunities exist to market and supply electricity and natural gas in continental Europe. The European Union has required each of its member countries to deregulate its proposed electricity and natural gas markets. As of January 1999, each member country had legislation in place to enable deregulation, as required by the European Union. Only a few member countries, however, are actively implementing a plan to deregulate their energy markets. Of such countries, Spain and the Netherlands are rapidly moving toward full deregulation in a similar manner to the U.K. and we intend to compete in those markets.

     In January 1999, the Spanish government commenced deregulation of the Spanish electricity and natural gas supply markets, permitting certain large industrial consumers to select their electricity supplier. The next phase of deregulation commenced in October 1999, and allowed consumers with annual consumption in excess of 1.0 GWh to choose their electricity supplier. These two initial categories of electricity consumers represents over 40% of the market, with annual consumption of approximately 74 GWh and aggregate annual expenditures of approximately L2.5 billion ($4.0 billion). All remaining electricity consumers will be able to choose their supplier by January 1, 2007. Likewise, the Spanish government is in the process of deregulating Spain's natural gas market. This deregulation will be completed over a ten-year period based on the consumption level of the consumer, with full competition in place by January 1, 2008. It is our belief that by entering the Spanish market we will be well placed to take advantage of the emerging gas market based on our dual fuel experience in the U.K.

     In February 2000 our Spanish subsidiary, Energia Privada Iberica, was formed to be our platform for market entry. Discussions have commenced with the Spanish energy regulator, and with sales agencies, with a view to establishing a supply license and sales agency agreements. We are also in the process of negotiating marketing agreements with established sales channels in the Spanish market and formulating risk management arrangements to cover the purchase of electricity. In addition, we have begun discussions with potential Dutch partners to facilitate our entry into the electricity and gas markets in the Netherlands.

ELECTRICITY AND NATURAL GAS SUPPLY AND SALES

     Generally, we sell electricity and natural gas at fixed prices pursuant to contracts with a stated term, typically one or two years. Neither we nor our customers may terminate these contracts during their term absent extraordinary circumstances, such as our losing a supply license. However, we may renegotiate the pricing terms of contracts if a customer's demand and pattern usage changes significantly during the term of a contract. We may, under these contracts, pass through to customers increases in transportation and metering costs. Sales of electricity constituted substantially all of our energy sales for fiscal year 1999, as we only began sales of natural gas in February 1999.

     As part of expanding our natural gas supply business, we acquired York Gas Limited, an independent natural gas supplier in the U.K., from Kelda Group PLC in October 1999. Since the acquisition, we have integrated the operations of York Gas with our own, strengthening our gas supply business and enhancing our position as the largest independent provider of both gas and electricity in the U.K.

     We have two main sources of electricity: (1) the U.K. Electricity Pool and
(2) our own generating plants. In the fiscal year ended June 30, 1999 and in the six months ended December 31, 1999, we purchased approximately 97% and 98%, respectively, of our electricity from the Electricity Pool. We purchase electricity from the Electricity Pool at fluctuating market prices. Electricity Pool electricity is priced in half-hour increments. Generally, Electricity Pool prices are higher during the daytime than at night and are higher in winter months than in summer months.

     The Electricity Pool purchases electricity from generators at a certain price and resells electricity at a higher price. The differential is to cover transmission losses, standby purchases of electricity, and other ancillary services. Accordingly, our internally generated electricity provides a number of cost advantages in that we avoid the Electricity Pool price as well as certain transportation costs. In addition, the Electricity Pool credits us for supplying electricity to customers within a local distribution area and for reductions in power losses on the local network.

     The Electricity Pool maintains a settlement system that monitors usage by all consumers. Customers in the above 100 kW market have meters that measure usage by the half-hour. For those other customers whose usage is measured by a meter, such meter is read on a monthly, quarterly or annual basis. Each below 100 kW consumer has an assigned usage profile which estimates their pattern of use throughout each day over a month. The Electricity Pool requires all suppliers to pay on a daily basis for all electricity consumed by their customers 28 days following the date of purchase. However, we bill our customers monthly and receive payments on average approximately 25 days later. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Proposed changes to the wholesale trading mechanisms for electricity in England and Wales are scheduled to be implemented on October 31, 2000. When implemented, the changes will replace the Electricity Pool with a direct market whereby suppliers will be required to contract directly with generators for their required physical electricity volumes. The proposal also includes a forward market and a short term/day ahead exchange (both of which are expected to evolve based on the activity of current players and traders in the market). The New Electricity Trading Arrangements, or NETA, will include the development of a balancing market (where the long and short position of generators, suppliers and traders will be closed out) and the system operator for this balancing market will be the National Grid Company, which will retain its obligation to ensure supply security standards are met.

     We cannot presently predict with any certainty what effect the implementation of a firm contracts market will have on our business. Contracting directly with generators under long-term agreements will impose additional risks. The inability of a generator to fulfill its obligations timely, or at all, under a contract could affect the cost of meeting that portion of our customer demand which is not covered by purchase contracts. In a contracts market, we will generally be required to fix the price at which we purchase energy from generators for the period of the contract. Depending upon current market conditions, the fixed purchase price may exceed the price at which we can resell electricity to our customers. Moreover, in a firm contracts market, we would be required to contract directly with a number of generating facilities, some of which are affiliated with electricity suppliers with whom we directly compete.

     While this will be a new electricity wholesale trading environment for Independent Energy to operate within, we believe there are significant parallels with the current UK gas trading market. This market operates with the purchase of physical gas on a forwards and futures market, with daily "tuning" of purchase volumes to sales volumes. Also, while currently there are relatively few players offering the contracts for differences and other hedging mechanisms which we apply to avoid the volatility of the Electricity Pool, the NETA structure is being specifically designed to facilitate competition and the new entry of traders who will take contractual positions without the need for owning or operating generating plant.

     We believe that these changes will result in increased liquidity and transparency in the market and thereby give greater opportunity to develop innovative and attractive supply terms to more customers. Much has been done to facilitate demand side participation in the new market, rather than the current arrangements, which are generator dominated. We believe our experiences in trading in the gas market will provide a sound footing for the new electricity arrangements.

     With respect to our natural gas supply, since we use our existing natural gas reserves in electricity generation, we must purchase all of the natural gas that we supply to our customers. To meet our contractual obligations, we purchase natural gas either directly from producers or on the spot market.

     We have adopted a number of risk management practices to reduce the risk of fluctuating electricity and natural gas prices incurred in connection with our customer contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Management Activities."

MARKETING AND CUSTOMERS

     We have established Independent Energy as a reputable, reliable alternative provider of electricity in the U.K. market. Recently, we entered the U.K. natural gas supply market with the goal of achieving a similar status in the natural gas market. We believe we can offer consumers better pricing and service than they would receive from their regional electricity companies or other suppliers.

     We intend to continue to capitalize on the relationships and marketing channels of our strategic marketing partners to offer electricity as part of a jointly packaged range of products, including the marketing of electricity with natural gas from established natural gas suppliers -- a "dual fuel" product. In addition, we utilize focused marketing efforts which include direct selling, targeted mailing and e-commerce.

     In December 1999, we entered into a cross-marketing agreement with FIT pursuant to which we market mobile and fixed telephone services along with our electricity and natural gas supply to our business customers. In exchange, FIT, through its subsidiary Future Network Services Limited, agreed to market our electricity and natural gas supply services to its customers. We will receive a commission from FIT based on the number of customers whom we sign up and a percentage of such customer's usage. Our commissions will be paid in the form of cash and FIT shares. This relationship is part of our efforts to provide a broader spectrum of utility services.

     To date, FIT has captured the majority of its business from BT and has had some success in obtaining business from the less efficient resellers. We believe FIT's strategy of providing fixed and mobile phone services with a single invoice covering all applications positions it competitively in the small business market.

     Currently, we utilize sales agencies whose agents personally call on prospective customers. We have identified these target customers based on their usage profiles and creditworthiness. Currently, we have engaged approximately 500 independent agents to market electricity, natural gas and a "dual fuel" product.

     We pay the sales agencies and FIT a commission based on the estimated sales volume for the customer over the life of the contract. We pay between fifty and seventy-five percent of the commission upon the execution of the sales contract and the balance following the expiration of the applicable sales contract. In addition to independent sales agents, we also utilize the services of telemarketers who solicit prospective customers.

     To support these sales activities, we use radio and newspaper advertising. We also conduct press relations to create awareness for the Independent Energy brand name as well as to educate consumers about the deregulated electricity and natural gas markets. We also utilize direct mail to target prospective customers in advance of direct sales calls and telemarketing efforts.

ADMINISTRATIVE OPERATIONS

     We employ information systems and computerized links to the Electricity Pool's settlement system. All of our current above 100kW customers have meters which measure usage on a half-hourly basis. This information is electronically communicated from the Electricity Pool's system to us each day. We maintain our own billing system and bill our customers monthly. We also maintain our own call center to handle inquiries and other communications with our customers.

     In connection with the completion of the electricity industry's deregulation and our entry into the natural gas market, we have taken steps to increase our ability to handle inquiries from customers, and to upgrade our billing, payment collection and debt management systems. In addition, the OFGEM requires separate Codes of Conduct and Codes of Practice to protect residential and very small business electricity and natural gas customers. These regulations are wide-ranging and include provisions governing payment arrangements, debt collection and marketing practices.

     Operating in this consumer market requires sophisticated systems that can manage, control and transmit vast quantities of electronic data in a cost-effective manner. We decided to outsource such functions for customers in the small business and residential, or sub 100 kW, market. We outsource such services as (1) handling customer inquiries and other communications, (2) billing, (3) payment collection, (4) debt management and (5) related operations. Accordingly, in August 1998, we entered into a five-year contract with a third-party service provider, Vertex Data Science Limited, to provide all of these services as they relate to such customers. Insurance bonds of a total of L4.5 million are in place to secure our obligations to Vertex. In addition, we recently arranged with Synstar to provide back-up facilities in the event of a disaster or other calamity in order to continue business functions, such as billing of our above 100kW customers.

ELECTRICITY GENERATION

     As of June 30, 1999, we were operating eight generating plants, which generated approximately 3% of our electricity requirements for the fiscal year ended June 30, 1999. We currently have 11 plants with 89.6 MW of aggregate generating plant capacity, with an additional 28 MW under construction and 50 MW planned for completion by January 2001. We estimate that our total capital expenditure requirements for the plants under construction or planned are L35.0 million. Our goal is to install between 10 MW and 20 MW of generating plants in each of the 12 local distribution systems in England and Wales.

     Our electricity generation plants are comprised predominately of 3,000 to 4,000 horsepower natural gas-fired internal combustion engines turning generators. Electricity connections are made with the local distribution network providing a source of distribution to our customers. Since the plants are reasonably transportable, we can relocate them at the time of economic depletion of natural gas reserves at the generation site. In some cases, we can operate plants in the proximity to the regional natural gas network utilizing purchased natural gas.

     The table below sets forth our existing and certain proposed generating facilities.

                             PROJECTS IN OPERATION

                                                                       FACILITY
                          ACQUISITION/START                              NET                                     OWNERSHIP
PLANT                           DATE               FUEL SOURCE         CAPACITY             LOCATION             INTEREST
Elswick.................     June 1996          Independent Energy        1 MW         Elwick, Lancashire           100%
                                                   natural gas
Caythorpe...............   December 1997        Independent Energy        9 MW        Caythorpe, Yorkshire          100%
                                                   natural gas
Trumfleet...............   February 1998        Independent Energy        8 MW        Trumfleet, Yorkshire          100%
                                                   natural gas
Knypersley..............   October 1998       Independent Energy and      8 MW      Knypersley, Staffordshire       100%
                                               Third-party natural
                                                       gas
                                               Third-party natural
Steetley................   February 1999               gas                6 MW      Steetley, Nottinghamshire       100%
                                               Third-party natural
Holditch................    March 1999                 gas             10.5 MW        Newcastle Under Lyme,         100%
                                                                                          Staffordshire
                                               Third-party natural
Milford Haven...........    March 1999                 gas             10.5 MW        Dyfed, Pembrokeshire           50%
                                               Third-party natural
Pye Bridge..............     June 1999                 gas                9 MW       Pye Bridge, Derbyshire         100%
                                               Third-party natural
Chelwood Brick..........  September 1999               gas              1.6 MW       Chelwood Brick, Surrey         100%
                                               Third-party natural
Wight Salads Phase I....   October 1999                gas               16 MW(1)  Wight Salads, Isle of Wight      100%
                                               Third-party natural
Shirebrook..............   December 1999               gas               10 MW     Shirebrook, Nottinghamshire      100%
                                                                       -------
        Total capacity..............................................   89.6 MW
                                                                       =======

                          PROJECTS UNDER CONSTRUCTION

                          PROJECTED                              FACILITY
                         OPERATIONS             FUEL               NET                                            OWNERSHIP
PLANT                       DATE               SOURCE            CAPACITY                 LOCATION                INTEREST
Wight Salads
  Phase II.............    June 2000   Third-party natural gas    18 MW(1)      Wight Salads, Isle of Wight          100%
Lee Valley
  Phase I..............  August 2000   Third-party natural gas    10 MW      Valley Grown Salads, Hertfordshire      100%
                                                                  -----
        Total capacity........................................   28 MW
                                                                  =====

------------------------------

(1) Comprised of multiple inter-connected sub 10 MW sites.

                                PLANNED PROJECTS

                         PROJECTED                               FACILITY
                        OPERATIONS                                 NET                                           OWNERSHIP
PLANT                      DATE              FUEL SOURCE         CAPACITY                LOCATION                INTEREST
Lee Valley Phase
  II.................  October 2000    Third-party natural gas    10 MW     Coronation Nursery, Hertfordshire       100%
Bentink..............   August 2000    Third-party natural gas    10 MW         Bentinck, Nottinghamshire           100%
Guardian Business
  Park...............  November 2000   Third-party natural gas    10 MW           Tunbridge Wells, Kent             100%
Parcelforce..........  January 2001    Third-party natural gas    10 MW       Coventry Airport, Warwickshire        100%
Unnamed Site.........  December 2000   Third-party natural gas    10 MW              Unnamed location               100%
                                                                  -----
        Total capacity........................................   50 MW
                                                                  =====

     Self-generation is an important component of our overall strategy. There are several advantages to owning generating plants which are embedded in the local distribution networks, such as:

     - fixing a portion of the cost of our electricity needs;

     - lowering our cost of service by avoiding

      - Electricity Pool expenses

      - National Grid Company transportation tariffs and

      - transmission power losses.

     In addition, the National Grid Company offsets the amount that we owe for electricity against the amount of self-generated electricity that we supplied directly to our customers within local distribution areas (because such electricity does not enter the national grid). An additional benefit to our self-generation is that it results in reductions in power losses on the local distribution networks.

     In most of our plants, we further reduce our cost of service by either owning the natural gas reserves which fire the plants or by obtaining access to natural gas which is not generally of a commercial grade and is thus less expensive than natural gas purchased from the national gas supply system.

     In our Wight Salads project, we are developing 34 MW of generating capacity which will both generate electricity and use waste heat and carbon dioxide for use by salad growers on the Isle of Wight. This innovative cogeneration project has created the opportunity for a similar project in the Lee Valley, Hertfordshire where construction has already started on this 20 MW multiple site scheme. Completion is anticipated in October 2000.

NATURAL GAS RESERVES

  SUPPLY

     Currently, we use all of our natural gas production in our electricity generation plants. As a result, we must purchase all of the natural gas that we supply to our customers. We purchase natural gas on the spot market or directly from producers.

  ESTIMATED PROVED RESERVES AND FUTURE NET CASH FLOWS

     As of June 30, 1999, the Company's net proved reserves of natural gas were approximately 5.4 billion cubic feet ("Bcf"), of which 1.8 Bcf were proved developed reserves and 3.6 Bcf were proved undeveloped reserves. Gaffney, Cline & Associates Ltd., an independent petroleum engineering firm, prepared such estimates. All of our proved reserves are attributable to our onshore properties in the U.K.

     The present value, discounted at 10% per annum, of estimated future net cash flows from such proved reserves as of June 30, 1999 was L3.4 million ($5.5 million) before applicable U.K. income taxes. The estimated proved reserves and future net cash flows have been calculated in accordance with Commission definitions.

     There are numerous uncertainties inherent in estimating quantities of reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. As a result, estimates of different engineers often vary.

     In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates at a specific time are often different from the quantities of oil and natural gas that are ultimately recovered. Predictions about future prices, costs and production levels of oil and natural gas are subject to great uncertainty. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

     The economic treatment of the reserve volumes reported here reflect the pre-tax present value, discounted at 10% per annum, of estimated future net cash flows from the production and sale of our estimated proved reserves. The estimated future net cash flows are computed after giving effect to estimated future development and production costs, based on year-end costs and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of delay in commencement of production, various cash outlays, including general and administrative costs and interest expense (except for those interest charges associated with ongoing generation plant lease costs) and U.K. income tax expense.

     Gaffney, Cline & Associates Ltd. used a price to calculate the present value of estimated future net cash flows from the Company's estimated net proved reserves based on the Electricity Pool price of electricity at June 30, 1999 after giving effect to the location of our reserves and our increased operating margins in generating our own electricity. As an example, based on applicable Electricity Pool prices, the realized power price for the Caythorpe project equates to an equivalent natural gas price of L3.12 per thousand cubic feet ("Mcf") ($5.05 per Mcf).

     In computing the present value of the estimated future net cash flows, a discount rate of 10% per annum was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The reserve value information represents an estimate only, which is subject to uncertainty for numerous reasons.

  PETROLEUM LICENSES

     Currently, we hold 16 licenses covering an aggregate 785,282 net acres (net to our interest) for the exploration and development of oil and natural gas properties onshore U.K. All of our licenses are located in the U.K. Landward Areas. Fourteen of our licenses are Petroleum Exploration and Development Licenses ("PEDLs") as defined in The Petroleum (Production) (Landward Areas) Regulations 1995.

     PEDLs have an initial term of eleven years; however, after the first six years there is a mandatory relinquishment of 50% of the original license area. We, however, determine the acreage to be released. The license, for purposes of development and production activities, continues for a further period of 20 years after the initial eleven year term. Thereafter, a further period may be agreed to ensure maximum recovery of petroleum. The U.K. Government conveys to the licensee the exclusive right to explore for, to appraise, to develop, and to produce petroleum. The produced petroleum belongs to the licensee.

  DRILLING PROGRAM

     In January 1999, we entered into a farm-out arrangement with Archean Energy (U.K.) Limited, ISO (U.K.) Limited and Vulcan Energy Limited pursuant to which they agreed to fund a drilling program in exchange for working interests in our exploration properties. We have retained a 42% working interest in these properties. Pursuant to this arrangement, this drilling program is being conducted at no cost to Independent Energy. As of December 31, 1999, four wells had been drilled. A discovery of gas has been confirmed at Cowden and oil at Lingfield. Further testing is required before establishing the magnitude and commercial viability of the discoveries. Two further wells are planned for drilling during the summer of 2000. The final well is awaiting planning consent before drilling can be scheduled.

COMPETITION

     Independent Energy is the largest independent marketer of electricity in the United Kingdom -- a company not a part of the government-owned electricity industry at the time of its privatization in 1990. Since commencing electricity sales in April 1996, we have experienced rapid growth and currently have annualized energy sales contracts in place of approximately L1.0 billion ($1.6 billion), representing approximately 6.2% of the total estimated U.K. electricity market. We added new electricity customers at an average weekly rate of over 6,100 for the period September 1, 1999 to February 29, 2000. As a result of our competitive pricing, customer service and marketing efforts, we have been able to establish Independent Energy as a reputable, reliable provider of electricity in the U.K. market.

     Our competition in the U.K. electricity market consists primarily of the twelve regional electricity companies, the Scottish integrated companies, Scottish Power and Scottish Hydro, and the national generators, National Power, PowerGen, British Energy and Centrica.

     We are a relatively new entrant in the U.K. natural gas supply market, having began marketing natural gas in February 1999. Our current competition in the natural gas supply market is comprised of Centrica and a number of independent natural gas suppliers. Centrica currently has approximately 39% of the industrial and commercial natural gas supply market and approximately 75% of the residential natural gas supply market and will likely continue to have significant market share for the foreseeable future.

     We compete on the basis of service and price, and, as a result, typically win contracts based on competitive bids. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to markets than us. We cannot be sure that we will be able to compete successfully against current or future competitors.

     The business telecommunications market has been deregulated for many years in the UK although British Telecom, or BT, has retained a market share of around 80% with gross margins for re-sellers at between 20% to 30%. We have entered into a marketing agreement with one of several resellers, FIT, which does not compete directly with BT, or the other major carriers such as AT&T and Cable and Wireless, for the large-user market.

ENVIRONMENTAL REGULATION

     Our operations are subject to regulatory requirements relating to environmental matters and health and safety. U.K. legislation and policy regarding environmental matters and health and safety are evolving in a manner which has resulted in stricter standards and enforcement, and in more stringent fines and penalties for non-compliance. Compliance with such regulatory requirements relating to existing and proposed projects carries a heightened degree of responsibility for companies and their directors, officers and employees.

     The cost of compliance associated with changes in environmental and health and safety laws and regulations could require significant expenditures. Breaches of such laws and regulations may result in the imposition of fines and penalties, which may be material or result in our operations halting. In addition, environmental and health and safety laws and regulations can increase the cost of planning, designing, installing and operating generating plants. We cannot be sure that these costs or the costs of complying with environmental and health and safety laws and regulations will not have a materially adverse effect on our financial condition or results of operations in the future.

     To date, the costs of complying with environmental and health and safety laws and regulations have not had a material adverse effect on our operations. However, we are aware of some contamination resulting from the activities of past owners or past uses of the properties that we, or any of the joint ventures in which we have an ownership interest, currently or may in the future own, occupy or use for the purposes of gas exploration and development and/or electricity generation. Although we are not aware of any current requirement to clean up such properties, we cannot be sure that we, as current owner, occupier or user of such properties, or such joint venture will not be liable for the cost of cleanup at such properties in the future and that such costs will not have a material adverse effect on our financial condition or results of operations or will not exceed the amount of our investment in any such joint venture.

LITIGATION

     We are not a party to any pending litigation, the result of which would have a material adverse effect on us or our operations.

FACILITIES

     Our headquarters are located in Solihull, West Midlands where we lease 20,600 square feet of office space for approximately L44,184 per month. This lease expires in December 2008. We also lease

1,750 square feet of office space in Maidenhead for our resource offices for L26,250 annually. This lease will remain in effect until April 2001. Both of these leases may be extended at our option. For a description of our generating plants, see "-- Electricity Generation."

EMPLOYEES

     As of February 29, 2000, we had approximately 140 employees and consultants and utilized the services of approximately 500 independent commission-based sales agents. None of our employees are represented by unions or subject to collective bargaining agreements. We consider our relations with our employees to be satisfactory.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information concerning the executive officers and directors of Independent Energy is set forth below.

       NAME           AGE                           POSITION
John L. Sulley....    49     Chief Executive Officer and Director
Ian Stewart.......    48     Executive Director -- Finance
Robert E. Jones...    54     Executive Director -- Operations
Herbert L. Oakes,     53     Non-Executive Chairman
  Jr..............
Jerry W.              58     Non-Executive Director
  Jarrell.........
Burt H. Keenan....    60     Non-Executive Director
David O. May......    65     Non-Executive Director

     John L. Sulley joined Independent Energy in October 1995 and served as Managing Director until August 1999. In August 1999, he became Chief Executive Officer and Director of Independent Energy. Mr. Sulley has over 30 years of experience in the U.K. power industry, including experience in engineering, operations, finance and marketing operations. From April 1994 to October 1995, he was general commercial manager for the Supply Division of Scottish Power PLC, where he was responsible for financial operations, strategic and business planning for the Supply Division and for the electricity trading Operations. From March 1989 to April 1994, Mr. Sulley was responsible for starting and managing the direct sales and co-generation sales operations at National Power PLC. Mr. Sulley holds an MBA from Glasgow University, a Masters degree in engineering from UMIST and a BSc. in engineering from Aston University.

     Ian Stewart joined Independent Energy as Executive Director -- Finance in May 1998. From April 1996 to May 1998, Mr. Stewart served as Group Financial Controller for the North of Scotland Water Authority. From January 1992 to March 1996, he served as Head of Finance for the Energy Trading Division of Scottish Power PLC, which marketed electricity to large industrial and commercial businesses in the early phases of deregulation in the U.K. During this same period, he also served as Finance Director of Caledonian Gas, an affiliate of Scottish Power PLC. Mr. Stewart received his professional accountancy qualification from Caledonian University.

     Robert E. Jones joined Independent Energy in April 1996 and is currently Executive Director -- Operations. Dr. Jones is a petroleum engineer with 26 years of experience in drilling, field development and production operations, with particular emphasis on operations in the U.K. From September 1993 to April 1996, Dr. Jones was development manager for Perenco Group (formerly Kelt) where he was responsible for drilling and completion operations and field development. Before joining Perenco, Dr. Jones was operations manager for Taylor Woodrow Energy Limited with specific responsibility for drilling and production operations onshore U.K. Dr. Jones holds both a Ph.D. and a BSc. in mining engineering from Nottingham University.

     Herbert L. Oakes, Jr. became a non-executive director in January 1999 and since November 1999 has served as our non-executive Chairman. He is Chairman of Oakes Fitzwilliam & Co. Limited, a London based investment bank, a position he has held for more than 14 years. Mr. Oakes also serves as a director of New World Power Corporation and a number of private companies, including some in the energy and utility industries. Oakes, Fitzwilliam & Co. provides financial advisory services to Independent Energy from time to time.

     Jerry W. Jarrell became a non-executive director of Independent Energy in May 1998. From April 1991 to May 1998, he served as Executive
Director -- Finance of Independent Energy. He is also a private consultant to several public and private companies. From 1977 to 1990, he served as Chief Financial Officer for the Woodson Companies, an oil field construction company. From 1971 to 1977, he was Secretary, Treasurer and Controller of Offshore Logistics, Inc., a Nasdaq-traded marine and aviation oil and gas service company. From 1966 to 1971, he was a certified public accountant with Arthur Andersen & Company. He holds a BS degree in accounting from Louisiana Tech University. Mr. Jarrell is the Chairman of the Audit Committee and a member of the Remuneration Committee of the Board of Directors.

     Burt H. Keenan, a non-executive director of Independent Energy, served as Executive Chairman from Independent Energy's inception in April 1991 to August 1999. From August 1999 to November 1999, he served as non-executive Chairman of the Board of Directors. Since 1987, he has been an associate of Chaffe & Associates, Inc., an investment banking firm located in New Orleans, Louisiana. From 1969 to 1986, Mr. Keenan was the founder, Chairman and Chief Executive Officer of Offshore Logistics, Inc., a Nasdaq-traded marine and aviation oil and gas service company. He is also a director of a number of companies, including Telescan Incorporated, a Nasdaq-traded interactive online information business. Mr. Keenan holds bachelors and masters degrees in business administration from Tulane University.

     David O. May has been a non-executive director since December 1995. He is a specialist in venture capital companies and currently holds seven other directorships covering a wide range of business interests. He is currently chairman of the Berthon group of companies which was a leader in marina development in the U.K. He is a university graduate, a qualified marine engineer and a naval architect. Mr. May is the Chairman of the Remuneration Committee and a member of the Audit Committee of the Board of Directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information concerning beneficial ownership of ordinary shares as of March 9, 2000 by: (1) each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own more than 5% of the outstanding ordinary shares; (2) each selling shareholder;
(3) each director of the Company; (4) each executive officer; and (5) all directors and executive officers of the Company as a group. Except as otherwise noted, the named beneficial holder has sole voting and investment power.

                                                                          NUMBER
                                                                            OF
                                                              PERCENT     SHARES
                                                BENEFICIAL     OWNED      TO BE     BENEFICIAL    PERCENT
                                                 OWNERSHIP     PRIOR       SOLD      OWNERSHIP     OWNED
                                                 PRIOR TO        TO       IN THE       AFTER       AFTER
                                                OFFERING(1)   OFFERING   OFFERING   OFFERING(1)   OFFERING
Putnam Investment Management, Inc.(2).........   4,552,016       12.1%        --     4,552,016       11.2%
Burt H. Keenan(3).............................   1,164,125        3.1    500,000       664,125        1.6
Donaldson, Lufkin & Jenrette International....     250,000       *       250,000            --       *
John L. Sulley(4).............................     420,000        1.1     60,000       360,000       *
Ian Stewart...................................       1,000       *            --         1,000       *
Robert E. Jones(5)............................     364,200       *        60,000       304,200       *
Jerry W. Jarrell(6)...........................     235,100       *                     235,100       *
David O. May(7)...............................     130,000       *            --       130,000       *
Herbert L. Oakes..............................          --       *            --            --
All officers and directors as a group (7
  persons)(8).................................   2,314,425        6.0    620,000     1,694,425        4.0

------------------------------

 *  Less than 1%

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security) and includes the ownership of a security through corporate, partnership, or trust entities. In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2) The address of Putnam Investment Management, Inc. is One Post Office Square, Boston, Massachusetts 02109. Putnam Investment Management, Inc. holds the ADSs on behalf of certain of its clients.

(3) Includes 245,400 shares issuable upon exercise of options held by Mr.
    Keenan.

(4) Includes 360,000 shares issuable upon exercise of options held by Mr.
    Sulley.

(5) Includes 300,000 shares issuable upon exercise of options held by Dr. Jones.

(6) Includes 222,800 shares issuable upon exercise of options held by Mr.
    Jarrell.

(7) Includes 50,000 shares issuable upon exercise of options held by Mr. May and 30,000 shares held in a self-administered pension fund trust in which Mr. May has a potential interest.

(8) Includes 1,208,200 shares issuable upon exercise of options held by the named executive officers and directors.

                          DESCRIPTION OF SHARE CAPITAL

     The following contains summary information concerning Independent Energy's capital structure and related summary information concerning certain provisions of our Memorandum and Articles of Association (Charter) and applicable English law.

GENERAL

     Our authorized share capital is L500,000 divided into 50,000,000 ordinary shares of 1p nominal value each, of which 37,483,327 ordinary shares were issued and outstanding as of March 9, 2000. In addition, as of March 9, 2000, there were 3,969,200 ordinary shares issuable pursuant to outstanding options and 5,000 ordinary shares issuable pursuant to outstanding warrants.

     From time to time, the Board of Directors may issue additional options to purchase ordinary shares by resolution.

     Independent Energy's share capital may be increased, consolidated and divided into shares of larger amounts than the ordinary shares, subdivided into shares of smaller amount than the ordinary shares, and unissued ordinary shares may be canceled by an ordinary resolution of shareholders in a general meeting. The share capital may be reduced by special resolution of shareholders in a general meeting and confirmation by the English courts. We may, with the prior approval of an ordinary resolution of shareholders at a general meeting, purchase our own shares.

DESCRIPTION OF ORDINARY SHARES

     All of the issued and outstanding ordinary shares are duly authorized, validly issued and fully paid.

  DIVIDEND RIGHTS

     Holders of ordinary shares are entitled to receive such dividends as may be recommended by the Board of Directors and declared by Independent Energy in a general meeting. Independent Energy may declare a dividend smaller than the dividend recommended by the Board of Directors, but, may not declare a dividend larger than the dividend recommended by the Board of Directors. Subject to the provisions of the Companies Act 1985, the Directors of Independent Energy may pay interim dividends if it appears to them that they are justified based on the profits of Independent Energy available for distribution. The Directors of Independent Energy have the power, based on a prior ordinary resolution of shareholders, to offer to the holders of ordinary shares the option to receive new ordinary shares credited as fully paid or to invest the net cash amount due to them in subscribing for ordinary shares payable in full or by installments. If dividends are returned to Independent Energy uncashed on two consecutive occasions, Independent Energy will not be obliged to send further payments in respect of such ordinary shares until the relevant shareholder has notified Independent Energy of an address for this purpose.

     Independent Energy or the Board of Directors may fix a date, whether or not it is before or after the date on which the declaration is made, as the record date by reference to which a dividend on the ordinary shares will be declared or paid. Any dividend on the ordinary shares unclaimed for a period of twelve years from its date of payment shall be forfeited and shall revert to Independent Energy. No dividend on an ordinary shares share will bear interest.

  RIGHTS IN LIQUIDATION

     Subject to the rights attached to any shares issued on special terms and conditions, upon any liquidation or winding up of Independent Energy, after all our debts and liabilities and the expenses of the liquidation have been discharged, any surplus assets will be divided among the holders of ordinary shares in proportion to their holdings after deducting any amounts remaining unpaid in respect of such shares.

  NOTIFICATION OF INTEREST IN ORDINARY SHARES

     Section 198 of the Companies Act 1985 obliges any person (subject to exception but including a company and other legal entities) who acquires an interest of 3% or more of any class of shares (including through ADRs) that comprise part of Independent Energy's "relevant share capital" (i.e. its issued share capital carrying the right to vote in all circumstances at a general meeting) to notify Independent Energy of his interest within two business days following the day on which the obligation to notify arises. Once someone acquires 3% or more of the ordinary shares, he must give us notice of any whole percentage increases or decreases, rounded down to the next whole number, in his ownership. For the purposes of the notification obligation, the interest of a person in the shares means any kind of interest in shares (subject to certain exceptions) including any shares

     - in which his spouse or his child or stepchild, is interested,

     - in which a corporate body is interested where either that corporate body or its directors are accustomed to act in accordance with that person's directions or instructions, or that person controls one third or more of the voting power of that corporation body, or

     - in which another party is interested where the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act 1985 and any interest in shares is in fact acquired by any one of the parties pursuant to the agreement.

     A "concert party" agreement is an agreement which provides for one or more parties to it to acquire interests in shares of a particular company and imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests.

     In addition, Section 212 of the Companies Act 1985 enables us, by notice in writing, to require a person whom we know is or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares to confirm that fact or (as the case may be) to indicate whether or not that is the case, and where he holds or has during this relevant time held an interest in the shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware.

     In addition to the restrictions on the rights attaching to shares imposed by the Companies Act 1985 for noncompliance with Section 212 of that act, our Articles of Association apply additional restrictions. The restrictions imposed or applied can potentially include disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transferability.

     A person who fails to fulfill the obligations imposed by Sections 198 and 212 of the Companies Act 1985 described above is subject to criminal penalties.

  SHAREHOLDERS MEETINGS AND VOTING RIGHTS

     Under English law, there are two types of general meeting of shareholders, annual general meetings and extraordinary general meetings. An annual general meeting must be held at least once in each calendar year and not later than 15 months from the previous annual general meeting. At the annual general meeting matters such as the election of directors, appointment of auditors and the fixing of their remuneration, approval of the annual accounts and the directors' report and declaration of the final dividend are dealt with. Any other general meeting is known as an extraordinary general meeting.

     Directors may convene an extraordinary general meeting and must convene one if demanded by holders of not less than 10% of the paid-up shares. An annual general meeting and an extraordinary general meeting called to pass a special resolution shall be called by at least 21 days' notice specifying the place, day and time of the meeting and the general nature of the business to be transacted. No business may be transacted at any general meeting unless a quorum of two persons entitled to vote on the business to be transacted is present in person or by proxy.

     At a general meeting, a simple majority of the votes cast is sufficient to pass an ordinary resolution. A special resolution requires a majority of not less than 75% of the votes of those shareholders as (being entitled to do so) vote in person or by proxy on the resolution in question. A small number of matters relating to variation of the rights attaching to different classes of shares and proceedings in a winding-up require the authority of an extraordinary resolution, which requires the same majority as a special resolution.

     Subject to the restrictions referred to in the following paragraph, at a meeting of shareholders every holder of shares who (being an individual) is present in person or (being a corporation) is present by a representative or proxy not being himself a member shall have one vote on a show of hands, and on a poll (which can be demanded by the chairman of the meeting, not less than three shareholders present in person or by proxy having the right to vote at the meeting, a holder or holders of shares or his or their proxy representing not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting or by a holder or holders of shares or his or their proxy conferring a right to attend and vote at the meeting on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right), every holder of shares present in person or by proxy shall have one vote for every share held.

     A holder of shares may not be entitled (save as a proxy for another member) to be present or vote at any general meeting:

     - in respect of any shares held by him in relation to which he or any other person appearing to be interested in those shares has been served with a notice under Section 212 of the Companies Act 1985, requiring him to provide information in accordance with that section and containing a statement that upon failure to supply such information before he expiration period specified in the notice (which shall be 14 days) the registered holder of the share is not entitled to vote in respect of those shares, and the person on whom such notice was served fails to supply the information within the specified period; or

     - unless all amounts presently payable by him in respect of such shares have been paid.

     All or any of the rights or privileges attached to the shares may, subject to certain provisions of the Companies Act 1985, be varied either with the consent in writing of the holders of not less than 75% in nominal value of the issued shares or with the sanction of an extraordinary shares resolution passed at a separate meeting of the holders of shares, but not otherwise.

  TRANSFER OF SHARES

     The instrument of transfer of a share may be in any usual form or in any other form of which the directors approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. The directors may, in their absolute discretion without giving any reason therefor, refuse to register the transfer of a share which is not fully paid provided that any such refusal will not prevent dealings in the shares from taking place on an open and proper basis. The directors may decline to register a transfer to person known to be a minor, bankrupt or person who is mentally disordered at a patient for the purpose of any statute relating to mental health.

     Pursuant to the Articles, the Board of Directors may also decline to register a transfer of ordinary shares if a restriction notice has been served on the shareholder, subject to certain exceptions.

     Subject to the above restrictions, the Articles of Association contain restrictions on the registration of transfers of fully paid shares provided that all payable stamp duty has been paid and the transfers are accompanied by any certificate for the shares and such other evidence (if any) as the directors may require to prove the title of the intending transferor or his right to transfer the shares, any instrument of transfer is in respect of one class of shares and in the case of a transfer to joint holders, to no more than four such joint holders and, if applicable, are in accordance with the regulations relating to CREST. The register of members may be closed at such times and for such periods as the directors may determine not exceeding thirty days in each year. Independent Energy has resolved that title to any ordinary shares may be transferred by means of CREST being a relevant system for the purposes of the Uncertified Securities Regulations 1995.

  ISSUE OF ADDITIONAL SHARES

     Subject to the provisions of the Companies Act 1985, the authorized but unissued shares are at the disposal of the directors who may issue, grant options over or otherwise dispose of them to such persons and on such terms as they deem appropriate.

     By virtue of Section 80 of the Companies Act 1985, the directors may not, subject to limited exceptions in respect of employee share schemes, exercise any power to issue shares (or grant any right to subscribe for or convert other securities into shares) unless they have been authorized to do so by an ordinary resolution. Any such authority must state the maximum amount of shares which may be issued under it and the date on which it will expire, which must not be more than five years from the date the resolution is passed. On July 2, 1998, a special resolution was passed authorizing the Directors pursuant to Section 80 of the Companies Act 1985 to exercise all the powers of the Company to issue shares up to a nominal amount of L320,644.73, being the authorized but unissued share capital, for a period of five years.

     If ordinary shares are to be issued for cash, Section 89 of the Companies Act 1985, requires, subject to limited exceptions in respect of employee share schemes, such shares first be offered to existing holders of shares in proportion to their holdings. However, Section 95 of the Companies Act 1985 provides that in certain circumstances the directors of a company may by special resolution be given power to issue shares as if Section 89 did not apply. On July 2, 1998, a special resolution was passed disapplying the provisions of
Section 89 in respect of the issue of shares in connection with a rights issue and otherwise in respect of the issue of shares up to an aggregate nominal amount of L320,644.73, such authority to expire five years from the date of passing of that resolution.

  REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the ordinary shares is Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA United Kingdom.

  SHAREHOLDERS RESIDENT OUTSIDE THE UNITED KINGDOM

     There are no restrictions under our Memorandum and Articles of Association or under English Law that limit the rights of persons not resident in the United Kingdom, as such, to hold or to vote shares. No shareholder having an address outside the United Kingdom shall be entitled to have notice served upon him unless such shareholder has given to Independent Energy an address within the United Kingdom to which such notices shall be served.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

     The following is a summary of the material provisions of the deposit agreement among Independent Energy, the depositary and all persons in whose name an American Depositary Receipt is registered on the books of the depositary and any person owning any beneficial interest in the ADSs evidenced by any ADR, and who may or may not be the owner of such ADR from time to time of the ADRs issued thereunder. Copies of the deposit agreement are available for inspection at the principal office of the depositary in New York, which is presently located at 101 Barclay Street, New York, New York 10286.

     ADSs evidenced by ADRs are issuable by the depositary pursuant to the terms of the deposit agreement. Each ADS represents, as of the date of this prospectus, the right to receive one ordinary share deposited under the Deposit Agreement (together with any additional shares deposited hereunder and all other securities, property and cash received and held thereunder at any time in respect of or in lieu of such deposited ordinary shares, the "Depositary Securities") with the custodian, currently the London office of The Bank of New York. An ADR may evidence any number of ADSs. We and the depositary will only treat those persons in whose names ADRs are registered on the books of the depositary as owners.

  DEPOSIT, TRANSFER AND WITHDRAWAL

     In connection with the deposit of ordinary shares under the deposit agreement, the depositary or the custodian may require the following in form satisfactory to it:

     - a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited ordinary shares;

     - proper endorsements or duly executed instruments of transfer in respect of such deposited ordinary shares;

     - instruments assigning to the custodian or its nominee any distribution on or in respect of such deposited ordinary shares or indemnity therefor; and,

     - proxies entitling the custodian to vote such deposited ordinary shares until the shares are registered in the name of the custodian or its nominee.

     As soon as practicable after the custodian receives the ordinary shares pursuant to any such deposit or pursuant to the form of ADR, the custodian shall present the ordinary shares for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. The ordinary shares, and any property or cash received in lieu of shares, must be held by the custodian for the account and to the order of the depositary at such place or places and in such manner as the depositary shall determine. Deposited Securities may be delivered by the custodian to any person only under the circumstances expressly contemplated in the deposit agreement.

     After any such deposit of ordinary shares, the custodian must notify the depositary of the deposit and of the information contained in any related delivery order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the custodian, the depositary, subject to the terms and conditions of the deposit agreement, shall execute and deliver at the transfer office, which is presently located at the principal New York office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

     Subject to the terms and conditions of the deposit agreement, the depositary may issue ADRs for delivery at the transfer office only against deposit with the custodian of (A) ordinary shares in form satisfactory to the custodian; (B) rights to receive ordinary shares from Independent Energy or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions; or,

(C) other rights to receive ordinary shares (until such ordinary shares are actually deposited pursuant to (A) or (B) above, "Pre-released ADRs") only if
(a) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the depositary for the benefit of owners (but such collateral shall not constitute "Deposited Securities"), (b) each recipient of Prereleased ADRs agrees in writing with the depositary that such recipient (1) owns such ordinary shares, (2) assigns all beneficial right, title and interest therein to the depositary, (3) holds such ordinary shares for the account of the depositary and (4) will deliver such ordinary shares to the custodian as soon as practicable and promptly upon demand therefor and (c) all Pre-released ADRs evidence not more than 30% of all such ADSs. The depositary may retain for its own account any earnings or collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing ordinary shares, the depositary may accept deposits together with other specified instruments for forwarding to the custodian and may deliver ADRs at a place other than its office. Every person depositing ordinary shares under the Deposit Agreement represents and warrants that such ordinary shares are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, that the person making such deposit is duly authorized so to do and that such shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act. Such representations and warranties shall survive the deposit of ordinary shares and issuance of ADRs.

     Subject to the terms and conditions of the deposit agreement, upon surrender of an ADR in form satisfactory to the depositary at its office the owner is entitled to delivery at the custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by such ADR at the request, risk and expense of the owner, the depositary may deliver such Deposited Securities at such other place as may have been requested by the owner.

  DISTRIBUTIONS ON DEPOSITED SECURITIES

     Subject to the terms and conditions of the deposit agreement, to the extent practicable, the depositary will distribute by mail to each owner entitled on the record date set by the depositary at such owner's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the custodian) represented by ADSs evidenced by such owner's ADRs:

     - Cash. Any dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in the deposit agreement, on an averaged or other practicable basis, subject to appropriate adjustments for taxes withheld and deduction of the depositary's expenses in

      - converting any foreign currency to dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis,

      - transferring foreign currency or dollars to the U.S. by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis,

      - obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and

      - making any sale by public or private means in any commercially reasonable manner;

     - Ordinary shares. Additional ADRs evidencing whole ADSs representing any ordinary shares available to the depositary resulting from a dividend or free distribution on Deposited Securities consisting of ordinary shares (a "Share Distribution") and dollars available to it resulting from the net proceeds of sales of ordinary shares received in a Share Distribution, which ordinary shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of cash;

     - Rights. (1) Warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADSs evidenced by ADRs in respect of any rights to subscribe for additional ordinary shares or rights of any nature available to the depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that Independent Energy timely furnishes to the depositary evidence satisfactory to the depositary that the depositary may lawfully distribute same (Independent Energy has no obligation to so furnish such evidence), or (2) to the extent Independent Energy does not so furnish such evidence and sales of Rights are practicable any dollars available to the depositary from the net proceeds of sales of Rights as in the case of cash, or (3) to the extent Independent Energy does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse); and

     - Other Distributions. (1) Securities or property available to the depositary resulting from any distribution on Deposited Securities other than cash, Share Distributions and Rights ("Other Distributions"), by any means that the depositary may deem equitable and practicable, or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, any dollars available to the depositary from the net proceeds of sales of Other Distributions as in the case of cash.

     Such dollars available will be distributed by checks drawn on a bank in the U.S. for whole dollars and round fractional amounts to the nearest whole cent (any fractional cents being withheld without liability for interest and added to future cash distributions).

     To the extent that the depositary determines in its discretion that any distribution is not practicable with respect to any owner, the depositary may make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such owner's ADRs (without liability for interest thereon or the investment thereof).

     There can be no assurance that the depositary will be able to effect any currency conversion or to sell or otherwise dispose of any distributed or offered property, subscription or other rights, ordinary shares or other securities in a timely manner or at a specified rate or price, as the case may be.

  DISCLOSURE OF INTERESTS

     To the extent that the provisions of or governing any disposed securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, owners and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in the depositary's compliance with any of our instructions in respect thereof, and, in the deposit agreement, the depositary has agreed to use reasonable efforts to comply with such instructions.

     Notwithstanding any provision of the deposit agreement, by being an owner of an ADR, each such owner agrees to provide such information as Independent Energy may request in a disclosure notice given pursuant to the United Kingdom Companies Act 1985, as amended from time to time and including any statutory modification or reenactment thereof, or the Articles of Association of Independent Energy. In the deposit agreement each owner acknowledges that it understands that failure to comply with a disclosure notice may result in the imposition of sanctions against the owner of the ordinary shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act 1985 and the Articles of Association which currently include, the withdrawal of the voting rights of such ordinary shares and the imposition of restrictions on the rights to receive dividends on and to transfer such ordinary shares. In addition, in the deposit agreement each owner agrees to comply with the provisions of the Companies Act 1985 with regard to the notification to Independent Energy of interests in ordinary shares, which currently provide, inter alia, that any owner who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding ordinary shares, or is aware that another person for whom it holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify us as required by the Companies Act 1985.

  RECORD DATES

     The depositary may fix a record date which shall be as near as practicable to any corresponding record date set by Independent Energy for the determination of the owners who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such owners shall be so entitled.

  VOTING OF DEPOSITED SECURITIES

     As soon as practicable after receipt from Independent Energy of notice of any meeting or solicitation of consents or proxies of owners of ordinary shares or other Deposited Securities, the depositary shall mail to owners a notice stating:

     - such information as is contained in such notice and any solicitation materials;

     - that each owner on the record date set by the depositary therefor will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such owner's ADRs; and

     - the manner in which such instruction may be given, including instructions to give a discretionary proxy to a person designated by the Company.

Upon receipt of instructions of an owner on such record date in the manner and on or before the date established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by Independent Energy to vote) the Deposited Securities represented by the ADSs evidenced by such owner's ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

  INSPECTION OF TRANSFER BOOKS

     The deposit agreement provides that the depositary will keep books at its transfer office for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by the owners and Independent Energy for the purpose of communication with owners in the interest our business of or a matter related to the deposit agreement.

  REPORTS AND OTHER COMMUNICATIONS

     The depositary shall make available for inspection by owners at the transfer office reports and communications received us which are both received by the depositary as the holder of the Deposited Securities and) made generally available to the holders of such Deposited Securities by Independent Energy. The depositary shall also send to the owners copies of such reports when furnished by Independent Energy. We must furnish any such reports and communications to the depositary in English.

     On or before the first date on which Independent Energy makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the depositary and the custodian a copy of the notice thereof (in English) in the form given or to be given to holders of ordinary shares or other Deposited Securities. The depositary will, at our expense, arrange for the prompt mailing of copies thereof to all owners. In connection with any registration statement under the Securities Act relating to the ADRs or with any undertaking contained therein, we and the depositary shall each furnish to the other and to the SEC or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings.

     We have delivered to the depositary, the custodian and any transfer office, a copy of all provisions of or governing the ordinary shares and any other Deposited Securities issued by Independent Energy or any affiliate of Independent Energy and, promptly upon any change thereto, we will deliver to the depositary, the custodian and any Transfer Office, a copy of such provisions as so changed. The depositary and its agents may rely upon our delivery thereof for all purposes of the deposit agreement.

  CHANGES AFFECTING DEPOSITED SECURITIES

     Subject to the terms and conditions of the deposit agreement, the depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs (with or without calling the ADRs for exchange) or cash, securities or property on the record date set by the depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any share distribution or other distribution not distributed to owners or any cash, securities or property available to the depositary in respect of Deposited Securities from (and, in the deposit agreement, the depositary is authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, and to the extent the depositary does not so amend the ADR or make a distribution to owners to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS shall automatically represent its pro-rata interest in the Deposited Securities as then constituted.

  AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     We and the depositary may amend the ADRs and the deposit agreement, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of owners, shall become effective 30 days after notice of such amendment shall have been given to the owners. Every owner of an ADR at the time any amendment to the deposit agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event shall any amendment impair the right of the owner of any ADR to surrender such ADR and receive the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

     The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the owners at least 90 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to advise owners of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities as soon as practicable after the expiration of one year from the date so fixed for termination. The depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the owners not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we will be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.

  CHARGES OF DEPOSITARY

     The depositary may charge each person to whom ADRs are issued against deposits of Ordinary shares, including deposits in respect of share distributions, rights and other distributions and each person surrendering ADRs for withdrawal of Deposited Securities, $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered, and a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement. We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary, except:

     - stock transfer or other taxes and other governmental charges (which are payable by owners or persons depositing ordinary shares),

     - cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or owners delivering, ordinary shares, ADRs or Deposited Securities (which are payable by such persons or owners),

     - transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing ordinary shares or owners withdrawing Deposited Securities; there are no such fees in respect of the ordinary shares as of the date of the deposit agreement) and

     - expenses of the depositary in connection with the conversion of foreign currency into dollars (which are paid out of such foreign currency).

  LIABILITY OF OWNERS FOR TAXES

     If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to the ADRs, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the owner to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or, subject to the terms and conditions of the deposit agreement, any withdrawal of such Deposited Securities until such payment is made. The depositary may so deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the owner any party or all of such Deposited Securities (after attempting by reasonable means to notify the owner prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the owner remaining liable for any deficiency, and shall reduce the number of ADSs evidenced by the ADR to reflect any such sales of Deposited Securities. In connection with any distribution to owners, we will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such author to or agency by us; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or the custodian. If the depositary determines that any distribution in property other than cash (including ordinary shares or rights) on Deposited Securities is subject to any tax that the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes, by public or private sale, and the depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the owners entitled thereto.

  GENERAL LIMITATIONS

     The ADRs provide that the depositary, Independent Energy, their agents and each of them will: (i) incur no liability (a) if any present or future law, regulation or any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it, or (b) by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs; (ii) assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the deposit agreement without gross negligence or bad faith; (iii) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR; or (iv) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any owner, or any other person believed by it to be competent to give such advice or information. The depositary, its agents and Independent Energy may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary and its agents may own and deal in any class of securities of Independent Energy and its affiliates and in ADRs. Independent Energy has agreed to indemnify the depositary and its agents under certain circumstances and the depositary has agreed to indemnify Independent Energy against losses incurred by Independent Energy to the extent such losses are due to the negligence or bad faith of the depositary. Notwithstanding the foregoing, no disclaimer of liability under the Securities Act is intended by any provision of the ADRs.

     Prior to the issue, registration, registration or transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the terms and conditions of the deposit agreement, the withdrawal of any Deposited Securities, Independent Energy, the depositary or the custodian may require: (i) payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other Deposited Securities upon any applicable register, and (c) any applicable charges as provided in the deposit agreement; (ii) the production of proof satisfactory to it of (a) the identity and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and (iii) compliance with such regulations as the depositary may establish consistent with the deposit agreement. The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the deposit agreement, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR register for Deposited Securities is closed or when any such action is deemed advisable by the depositary or Independent Energy.

  GOVERNING LAW

     The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York.

  THE DEPOSITARY

     The depositary is The Bank of New York, a New York banking corporation, which has its principal office located in New York, New York. The Bank of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

                                    TAXATION

     The following generally summarizes the principal U.S. federal and U.K. tax consequences of the purchase, ownership and disposition of ADSs evidenced by ADRs and, except as provided explicitly below, ordinary shares, to beneficial owners that, for U.S. federal income tax purposes, are citizens or residents of the U.S. (who are not also resident or, in the case of the individuals, ordinarily resident in the U.K. for U.K. tax purposes), corporations or partnerships created or organized under the laws of the United States or any state thereof, estates the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration and control of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (collectively "U.S. Holders"). The discussion of U.S. tax consequences is based on the advice of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and the discussion of U.K. tax consequences is based on the advice of Masons.

     The statements regarding the U.S. and U.K. tax laws set out below (i) are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this Registration Statement and are subject to any changes (possibly retroactively) in the U.S. or the U.K. law, or on the interpretation thereof by the relevant taxation authorities or in the double taxation conventions between the United States and the United Kingdom (the "Conventions"), occurring after such date, (ii) are based in part, on representations of the depositary, and (iii) assume that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

     The summary is of a general nature only and does not discuss all aspects of U.S. and U.K. taxation that may be relevant to a particular investor. For example, this summary deals only with ADRs or ordinary shares held as capital assets and does not address special classes of purchasers, such as dealers in securities. U.S. Holders whose functional currency is not the U.S. dollar, insurance companies, tax exempt organizations, financial institutions and persons subject to the alternative minimum tax that may be subject to special rules are not discussed below. Neither does the following summary address the tax treatment of U.S. Holders who own, directly or by attribution, 10% or more of Independent Energy's outstanding voting share capital. Except as otherwise expressly provided herein, this summary does not discuss foreign, state, local, estate or gift tax consequences to owners of ADSs and ordinary shares. Since its purpose is limited to brief consideration of the more commonly relevant provisions, in no case should this summary be taken as constituting advice to an investor as to how he will or will not be taxed in any jurisdiction and in no circumstances is it to substitute for professional advice.

     PROSPECTIVE PURCHASERS OF ADSS OR ORDINARY SHARES ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONTENTS OF THIS SUMMARY AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, THE U.K. TAX CONSEQUENCES AND TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE OWNERSHIP OF ADSS (AND THE SHARES REPRESENTED THEREBY) OR ORDINARY SHARES AS APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.

     For purposes of the Conventions and the United States Internal Revenue Code of 1986, as amended (the "Code"), U.S. Holders of ADSs will be treated as the owners of the ordinary shares represented by ADSs evidenced by ADRs.

TAXATION OF DIVIDENDS

     Under current U.K. law, Independent Energy is not required to withhold tax when paying a dividend in respect of the ordinary shares. Dividends paid will carry an associated tax credit of one-ninth of the cash dividend or 10% of the aggregate of the cash dividend and the associated tax credit. Individual shareholders resident in the U.K. receiving such dividends will be liable to income tax (if at all) on the aggregate of the dividend and the tax credit at the Schedule F ordinary rate (10%) or the Schedule F upper rate (32.5%). Individuals who are only taxable at either the basic or lower rate will have no further income tax liability. Individuals who are subject to higher rate income tax will be liable to pay additional tax on the gross income at the reduced rate of 32.5%. Individuals who do not pay income tax or whose tax liability is less than the attached tax credit are no longer entitled to reclaim the tax credit.

     Since April 6, 1999, U.K. resident trustees of discretionary trusts liable to income account for tax at the rate applicable to trusts, being 34% on the trust's income but at a special Schedule F trust rate of 25% on dividends from companies.

     A U.K. resident corporate shareholder would generally not be liable for U.K. corporation tax on any dividend received from Independent Energy.

     Under current UK law, an Eligible U.S. Holder (as defined below) who receives as beneficial owner a dividend from Independent Energy will not be entitled under the Income Tax Convention between the United States and the United Kingdom (the "Income Tax Convention") to receive any payment or refund from Inland Revenue in addition to the base dividend. An Eligible U.S. Holder that received a dividend payment of $90 from Independent Energy would be entitled to a tax credit amount of $10 reduced by the tax credit amount (i.e.,$10) (the "U.K. Tax Credit Amount") resulting in a total receipt (before applicable U.S. taxes) of $90 (i.e., the base dividend).

     Under the U.S. federal income tax laws (in particular, Rev. Proc. 2000-13), Eligible U.S. Holders may elect to include the U.K. Tax Credit Amount as additional distribution made by Independent Energy without affirmatively making a claim to the U.K. Inland Revenue. Such electing Eligible U.S. Holders ("Electing Eligible U.S. Holders") will include the gross amount of distribution (the sum of the actual distribution by Independent Energy and the U.K. Tax Credit) as ordinary income to the extent of Independent Energy's current or accumulated earnings and profits (as determined for United States federal income tax purposes) when such distribution is actually or constructively received by the Eligible U.S. Holders. No dividends received deduction will be allowed with respect to dividends paid by Independent Energy. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the Eligible U.S. Holder's basis in the ADSs or ordinary shares, and thereafter as capital gain.

     Subject to certain limitations and restrictions, the U.K. Tax Credit Amount (which, pursuant to the Income Tax Convention, is treated as a U.K. income tax imposed on the Eligible U.S. Holder) may be eligible for credit against the Electing Eligible U.S. Holder's U.S. federal income tax. Pursuant to Rev. Proc. 2000-13, Electing Eligible U.S. Holders is not required to obtain a receipt or other evidence from U.K. to verify the deemed payment of U.K. tax (i.e., the U.K. Credit Amount), but may use secondary evidence to substantiate the amount of tax treated as paid to U.K. Inland Revenue. For foreign tax credit limitation purposes, dividends distributed by Independent Energy will generally constitute "passive income" or, in the case of certain Eligible U.S. Holders, "financial services income." Prospective investors should consult their tax advisors to determine whether and to what extent a credit would be available.

     For purposes of this Registration Statement, the term "Eligible U.S. Holder" means a U.S. Holder that is a beneficial owner of an ADS or ordinary share and of the cash dividend paid thereon and that satisfies the following conditions: the U.S. Holder (i) is an individual or a corporation resident in the U.S. for the purposes of the Income Tax Convention (and, in the case of a corporation, is not also resident in the U.K. for U.K. tax purposes), (ii) holds the ADSs in a manner which is not effectively connected with a permanent establishment in the U.K. through which such U.S. Holder carries on business or with a fixed base in the U.K. from which such U.S. Holder performs independent personal services, (iii) under certain circumstances, is not an investment or holding company 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of the U.S., and (iv) under certain circumstances, is not exempt from federal income tax on dividend income in the U.S. Special rules apply to a corporation which owns or, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting shares of Independent Energy.

TAXATION OF CAPITAL GAINS

     A U.S. Holder who is not resident or ordinarily resident in the U.K. for U.K. tax purposes will not be liable for U.K. tax on capital gains realized on the disposal of ADSs or ordinary shares unless, at the time of disposal, the U.S. Holder is carrying on a trade, profession or vocation in the U.K. through a branch or agency which constitutes a permanent establishment or fixed base, and the ADSs or ordinary shares are or have been used, held or acquired for the purposes of such trade, profession or vocation of such branch or agency.

     Upon the sale or other disposition of an ADS or an ordinary share , a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on such sale or disposition and the U.S. Holder's adjusted tax basis in the ADS or ordinary shares. Except as described below under "Passive Foreign Investment Company Status," such gain or loss will be capital gain or loss if the U.S. Holder holds its ADS or ordinary share as a capital asset. Prospective investors should consult their tax advisors regarding the U.S. federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary shares income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     A U.S. Holder that is liable for both U.K. and U.S. tax on a gain on the disposal of the ADSs or the ordinary shares will generally be entitled, subject to certain limitations and pursuant to the Income Tax Convention, to credit the amount of U.K. capital gains or corporation tax, as the case may be, paid in respect of such gain against such U.S. Holder's U.S. federal income tax liability in respect of such gain. U.S. Holders should seek professional tax advice to determine their entitlement to credit U.K. tax against their U.S. federal income tax liability.

PASSIVE FOREIGN INVESTMENT COMPANY STATUS

  PFIC CLASSIFICATION

     Special U.S. taxation rules are applicable to U.S. persons owning shares in a "passive foreign investment company" ("PFIC"). Investors that are not subject to U.S. taxation in respect of income on the ADSs or the ordinary shares or that are not U.S. persons generally will not be affected by the PFIC rules. A foreign corporation will be classified as a PFIC for any taxable year during which either (i) 75% or more of its gross income (including the pro rata share of the gross income of any corporation (U.S. or foreign) in which the foreign corporation is considered to own 25% or more of the shares by value) for the taxable year is passive income or (ii) 50% or more of the average quarterly value of all of its assets (including the pro rata share of the assets of any corporation in which the foreign corporation is considered to own 25% or more of the shares by value) produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Because Independent Energy will have a relatively large amount of passive assets, such as cash and marketable securities (including cash derived from the issuance of ADSs in the offering), pending investment of such assets in its business, it is possible that Independent Energy may be or could become a PFIC in any year. Although Independent Energy will attempt to conduct its business so as to avoid PFIC status, Independent Energy can provide no assurances that it will not be a PFIC in respect of its current or any future taxable year.

  CONSEQUENCES OF PFIC STATUS

     If Independent Energy were to be classified as a PFIC, a U.S. Holder generally would be subject to special tax rules with respect to gain realized on the sale or any other disposition of such ADSs or ordinary shares, and any "excess distribution" by Independent Energy to the U.S. Holder with respect to ADSs or ordinary shares held for more than one taxable year. In general, excess distributions are any distributions (including return of capital distributions) received by the U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years (or the U.S. Holder's holding period, if shorter). Under these rules (i) the gain or excess distribution would be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares, (ii) the amount allocated to the current taxable year would be treated as ordinary shares income, (iii) the amount allocated to each prior year would be subject to tax at the highest rate in effect for that year and (iv) the interest charge generally applicable to underpayments of tax would be imposed with respect to the resulting tax attributable to each such prior year. For purposes of the foregoing rules, a

U.S. Holder who uses such ADSs or ordinary shares as security for a loan will be treated as having disposed of such ADSs or ordinary shares.

     A U.S. Holder of stock in a PFIC that are treated as "marketable stock" may make a "mark-to-market" election. A shareholder making the "mark-to-market" election will not be subject to the PFIC rules described above. Instead, in general, an electing shareholder will include in each year as ordinary shares income the excess, if any, of the fair market value of the stock at the end of the taxable year over their adjusted basis and will be permitted an ordinary shares loss in respect of the excess, if any, of the adjusted basis of the ADSs or the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the "mark-to-market" election). The electing U.S. Holder's basis in the stock will be adjusted to reflect any such income or loss amounts. Pursuant to Treasury Regulations finalized on January 25, 2000, the ADSs or the ordinary shares would be treated as "marketable stock," and if Independent Energy were to become a PFIC, its U.S. shareholders would be eligible to make the "mark-to-market" election.

     If Independent Energy is a PFIC in any year, a U.S. Holder who beneficially owns ADSs or the ordinary shares during such year must file an annual return on IRS Form 8621 that describes its interest in Independent Energy, the distributions received from Independent Energy and any gain realized on the disposition of ADSs or ordinary shares.

U.K. STAMP DUTY AND U.K. STAMP DUTY RESERVE TAX

     The Stamp Duty Reserve Tax ("SDRT"), at the then applicable rate, arises upon the issue to and deposit with the depositary of the ordinary shares. The current rate of the SDRT on the issue and deposit of the ordinary shares is 1.5%. Although not contemplated, if a Stamp Duty were to be charged, the current rate is L1.50 per L100 (or part thereof). The amount of SDRT payable would be reduced by any Stamp Duty paid in connection with the same transaction. The SDRT will be payable by the depositary in the first instance, and reimbursed by Independent Energy or the selling shareholders, as the case may be. Persons to whom ADSs/ADRs are issued upon subsequent deposits of shares will be responsible for payment of the SDRT, currently at the rate of 1.5%.

     The Stamp Duty will not be payable in connection with subsequent transactions in ADSs provided that no written contract of sale or instrument of transfer is executed or brought into the United Kingdom, and provided that no register of those securities is maintained within the United Kingdom (which is expected to be the case). The SDRT will not be payable in connection with subsequent transactions in ADSs provided that the ADSs do not constitute "chargeable securities", i.e. they are not issued or raised by a company incorporated in the U.K., they are not registered on a register kept in the U.K. and they are not paired with shares issued by a U.K. incorporated company. It is not contemplated that ADSs will be "chargeable securities".

     Depending upon the relevant transfer of ordinary shares by the depository or its nominee to the relevant ADR holder, Stamp Duty at the rate of L0.50 per transfer or at the rate of Ll.50 per L100 (or part thereof) may be imposed.

     Except in the case of certain transfers (for example, by way of gift), transfers of ordinary shares will normally give rise to a Stamp Duty at the rate of L0.50 per L100 (or part thereof) on the price payable or value of the ordinary shares, depending upon the circumstances then prevailing. The Stamp Duty is usually the liability of the purchaser.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement, dated
            , 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Prudential Securities Incorporated and Johnson Rice & Company L.L.C., have severally agreed to purchase an aggregate of 3,200,000 ADSs from us and an aggregate of 870,000 ADSs from the selling shareholders. The respective number of ADSs that each underwriter has agreed to purchase is set forth opposite its name below.

                                                                NUMBER OF
UNDERWRITERS                                                      ADSS
Donaldson, Lufkin & Jenrette Securities Corporation.........
Prudential Securities Incorporated..........................
Johnson Rice & Company L.L.C. ..............................
                                                                --------
          Total.............................................
                                                                ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the ADSs included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the ADSs (other than those ADSs covered by the over-allotment option described below) if they purchase any of the ADSs.

     The underwriters initially propose to offer some of the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and some of the ADSs to certain dealers at the public offering price
less a concession not in excess of $          per share. The underwriters may
allow, and such dealers may re-allow, a concession not in excess of $ per share on sales to certain other dealers. After the initial offering of the ADSs to the public, the representatives may change the public offering price and such concessions at any time without notice.

     We and a selling shareholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to 610,500 additional ADSs at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional ADSs approximately proportionate to such underwriter's initial purchase commitment.

     The following table shows the underwriting fees to be paid to the underwriters by us and the selling shareholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

                                                  PAID BY                       PAID BY
                                            INDEPENDENT ENERGY           SELLING SHAREHOLDERS
                                        ---------------------------   ---------------------------
                                        NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
Per ADS...............................   $              $              $              $
Total.................................   $              $              $              $

     We and the selling shareholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

     We, our executive officers and directors and the selling shareholders have agreed that, for a period of 90 days from the date of this prospectus, they will not, without the prior written consent of Donaldson,

Lufkin & Jenrette Securities Corporation: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or ADSs (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of ordinary shares or ADSs, or such other securities, in cash or otherwise). In addition, during such period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and the selling shareholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     The ADSs are listed on the Nasdaq National Market under the symbol "INDYY." The Ordinary Shares are listed on the Official List of the London Stock Exchange under the symbol "IEH."

     Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the ADSs included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any ADSs included in this offering in any jurisdiction where that would not be permitted or legal.

     In order to facilitate the offering of the ADSs, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position in the ADSs for their own account. In addition, the underwriters may bid for, and purchase, ADSs in the open market to cover such syndicate short position or to stabilize the price of the ADSs. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Under the SEC's rules, market makers in the ADSs who are also underwriters or prospective underwriters in this offering may, subject to certain limitations, make bids for purchases of ADSs as a "passive market maker" during the period when Rule 101 of Regulation M would otherwise prohibit such activity. Passive market making activity may take place so long as no stabilizing bid for ADSs is in effect and the following conditions are met:

     - The passive market maker's net daily purchases of the ADSs may not exceed the greater of (a) 30% of its average daily trading volume in the ADSs for the two full consecutive calendar months immediately preceding the filing date of the registration statement relating to this offering, which was March 13, or (b) 200 shares;

     - The passive market maker may not effect transactions in, or display bids for, the ADSs at a price that exceeds the highest independent bid for the ADSs by persons who are not passive market makers; and

     - The passive market maker must identify its bid as a passive market making bid and the bid must not exceed the amount the passive market maker could buy under the limitations described above.

     Each underwriter has undertaken to us that (i) it has not offered or sold and will not offer or sell any ADSs to persons in the U.K. prior to the admission of the ADSs to listing in accordance with Part IV of the Financial Services Act 1986 except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the U.K. within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the U.K.; and (iii) it has only issued or passed on and will only issue or pass on to any person in the U.K. any document received by it in connection with the offering, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Services Act 1986, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement)(Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Donaldson, Lufkin & Jenrette International, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acts as financial advisor to Independent Energy from time to time. The affiliate of Donaldson, Lufkin & Jenrette Securities Corporation recently entered into an agreement to reimburse Barclays Bank PLC for amounts drawn down under the letter of credit supporting our obligations to the Electricity Pool. Under the terms of the agreement, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation was paid customary fees and reimbursed for its expenses in connection with this transaction.

     One of the underwriters, Prudential Securities Incorporated, allows certain of its clients to view a prospectus on-line, and to place orders with its financial advisors. Other than the prospectus in electronic format, the information available on-line relating to this offering is not a part of this prospectus and has not been approved and/or endorsed by us or any underwriter, and should not be relied on by prospective investors.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering are being passed upon for Independent Energy by Akin, Gump, Strauss, Hauer & Feld, L.L.P., our special U.S. counsel, and Masons, our English counsel. Certain legal matters in connection with this offering are being passed upon for the underwriters by Davis Polk & Wardwell, counsel for the underwriters. The validity of the ordinary shares represented by the ADSs and certain other legal matters will be passed upon by Masons. Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Davis Polk & Wardwell may rely upon Masons with respect to matters of English law.

                                    EXPERTS

     The financial statements as of June 30, 1998 and 1999 and December 31, 1999 and for each of the three fiscal years in the period ended June 30, 1999 and for the six months ended December 31, 1999 have been included in this prospectus in reliance upon the audit report of Pannell Kerr Forster, chartered accountants, given on the authority of such firm as experts in accounting and auditing.

     The estimates of net proved reserves of natural gas of Independent Energy as of June 30, 1999 included in this prospectus have been included in reliance on the report of Gaffney, Cline & Associates Ltd., an independent petroleum engineering firm, given on the authority of such firm as experts in estimating petroleum reserves.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
Statement of Directors' Responsibilities....................  F-2
Report of Independent Public Accountants....................  F-3
Consolidated Statements of Operations for the years ended
  June 30, 1999, 1998 and 1997 and for the six months ended
  December 31, 1999 and 1998 (unaudited)....................  F-4
Consolidated Balance Sheets as of June 30, 1999 and 1998 and
  as of December 31, 1999...................................  F-5
Consolidated Cash Flow Statements for the years ended June
  30, 1999, 1998 and 1997 and for the six months ended
  December 31, 1999 and 1998 (unaudited)....................  F-6
Notes to Consolidated Financial Statements..................  F-7

                        INDEPENDENT ENERGY HOLDINGS PLC

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

     The following statement, which should be read in conjunction with the report of Independent Public Accountants set out on page F-3, is made with a view to distinguishing for shareholders the respective responsibilities of the Directors and of the auditors in relation to the consolidated financial statements.

     The Directors are required by UK company law to prepare financial statements for each fiscal period that give a true and fair view of the state of affairs of the Company and its subsidiaries as at the end of the fiscal period and of the profit or loss and cash flows for that period.

     The Directors confirm that suitable accounting policies have been used and applied consistently, and that reasonable and prudent judgments and estimates have been made in the preparation of the financial statements. The Directors also confirm that applicable accounting standards have been followed and that the financial statements have been prepared on a going concern basis.

     The Directors are responsible for keeping proper accounting records, for safeguarding the assets of the Company and subsidiaries and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

                INDEPENDENT ENERGY HOLDINGS PLC AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Independent Energy Holdings PLC:

     We have audited the consolidated balance sheets of Independent Energy Holdings PLC and subsidiaries, as of 31 December 1999, 30 June 1999 and 1998, and the related consolidated statements of operations and cash flows for the six months ended 31 December 1999 and for the years ended 30 June 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Independent Energy Holdings PLC and subsidiaries as of 31 December 1999, 30 June 1999 and 1998, and the six months ended 31 December 1999, and the years ended 30 June 1999, 1998 and 1997 in accordance with generally accepted accounting principles in the United Kingdom.

     Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net results, shareholders' funds and cash flows for the six months ended 31 December 1999 and the years ended 30 June 1999, 1998 and 1997 to the extent summarized in Notes 26 and 27 to the consolidated financial statements.

                                            PANNELL KERR FORSTER
                                            Chartered Accountants and Registered
                                            Auditors

Nottingham, England
13 March 2000

                        INDEPENDENT ENERGY HOLDINGS PLC
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  (ALL AMOUNTS STATED IN THOUSANDS OF POUNDS STERLING, EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED JUNE 30,              DECEMBER 31,
                                                            -------------------------------   -----------------------
                                                     NOTE     1999        1998       1997       1999         1998
                                                                                                          (UNAUDITED)
TURNOVER (REVENUE).................................    3(f) L 246,856   L 57,989   L 11,127   L 337,692    L 88,218
Cost of sales......................................          (234,387)   (55,457)   (10,872)   (313,219)    (85,297)
                                                            ---------   --------   --------   ---------    --------
GROSS PROFIT.......................................            12,469      2,532        255      24,473       2,921
Depreciation and amortisation......................            (1,650)      (626)      (142)     (1,405)       (702)
Administrative expenses............................            (4,530)    (1,696)    (1,363)     (8,393)     (1,584)
                                                            ---------   --------   --------   ---------    --------
OPERATING PROFIT/(LOSS)............................             6,289        210     (1,250)     14,675         635
Interest receivable and similar income.............    6(a)       838        105        189         583         642
Interest payable and similar charges...............    6(b)    (2,191)      (500)      (120)     (3,192)       (570)
                                                            ---------   --------   --------   ---------    --------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE
  TAXATION.........................................    7        4,936       (185)    (1,181)     12,066         707
TAXATION...........................................    9         (929)        --         --      (3,620)         --
                                                            ---------   --------   --------   ---------    --------
RETAINED PROFIT/(LOSS) FOR THE YEAR................   20    L   4,007   L   (185)  L (1,181)  L   8,446    L    707
                                                            =========   ========   ========   =========    ========
BASIC EARNINGS/(LOSSES) PER SHARE..................    8         15.7p      (1.1)p     (9.0)p      26.7p        2.9p
DILUTED EARNINGS/(LOSSES) PER SHARE................    8         14.2p      (1.0)p     (7.4)p      23.5p        2.6p

    Movements on reserves are set out in note 20.

    There are no material differences between results calculated on an historical cost basis and those reported above.

    The results for each year reflect all recognised gains and losses.

   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
                          CONSOLIDATED BALANCE SHEETS
              (ALL AMOUNTS STATED IN THOUSANDS OF POUNDS STERLING)

                                                                   JUNE 30,
                                                              -------------------   DECEMBER 31,
                                                       NOTE     1999       1998         1999
FIXED ASSETS
Intangible assets....................................   10    L  9,316   L  6,221    L  14,284
Tangible assets......................................   11      33,750     18,531       46,573
Investments..........................................   12       2,776         --        3,527
                                                              --------   --------    ---------
                                                                45,842     24,752       64,384
CURRENT ASSETS
Debtors..............................................   13      84,383     15,340      271,670
Cash at bank and in hand.............................              578        621        1,405
Security deposits....................................            6,738         --        4,029
                                                              --------   --------    ---------
                                                                91,699     15,961      277,104
CREDITORS
Amounts falling due within one year..................   14     (68,513)   (20,589)    (167,050)
                                                              --------   --------    ---------
Net current assets/(liabilities).....................           23,186     (4,628)     110,054
Total assets less current liabilities................           69,028     20,124      174,438
CREDITORS
Amounts falling due after more than one year.........   14     (19,220)   (10,671)     (20,423)
Provisions for liabilities and charges...............   15        (929)        --       (3,570)
                                                              --------   --------    ---------
Net assets...........................................         L 48,879   L  9,453    L 150,445
                                                              ========   ========    =========
CAPITAL AND RESERVES
Called up share capital..............................   19    L    263   L    179    L     367
Share premium account................................   20      46,030     10,695      139,046
Profit and loss account..............................   20       2,586     (1,421)      11,032
                                                              --------   --------    ---------
Shareholders' funds..................................   21    L 48,879   L  9,453    L 150,445
                                                              ========   ========    =========

   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
                       CONSOLIDATED CASH FLOW STATEMENTS
              (ALL AMOUNTS STATED IN THOUSANDS OF POUNDS STERLING)

                                                                                               SIX MONTHS
                                                                                                  ENDED
                                                              YEAR ENDED JUNE 30,             DECEMBER 31,
                                                         -----------------------------   -----------------------
                                                NOTE       1999       1998      1997       1999         1998
                                                                                                     (UNAUDITED)
RECONCILIATION OF OPERATING PROFIT TO NET
CASH (OUTFLOW) FROM OPERATING ACTIVITIES
  Operating profit/(loss)....................            L  6,289   L    210   L(1,250)  L  14,675    L    635
  Depreciation and amortisation..............               1,650        626       142       1,405         702
  Increase in debtors........................             (69,043)   (10,459)   (3,926)   (187,287)    (35,138)
  Increase in creditors......................              29,377      7,484     2,695      70,707      19,428
                                                         --------   --------   -------   ---------    --------
NET CASH (OUTFLOW) FROM OPERATING
  ACTIVITIES.................................             (31,727)    (2,139)   (2,339)   (100,500)    (14,373)
RETURNS ON INVESTMENTS AND SERVICING OF
  FINANCE
  Interest received..........................                 827        105       189         583         643
  Interest element of finance lease
    payments.................................                (762)      (426)       --        (828)       (250)
  Interest paid..............................              (1,836)      (648)      (81)     (2,496)       (388)
                                                         --------   --------   -------   ---------    --------
                                                           (1,771)      (969)      108      (2,741)          5
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
  Payments to acquire investments............              (2,715)    (6,775)       --      (4,422)         --
  Payments to acquire tangible fixed
    assets...................................              (8,566)    (1,930)   (3,760)     (8,453)     (2,938)
  Payments to acquire intangible fixed
    assets...................................              (3,564)        --        --        (234)     (4,242)
                                                         --------   --------   -------   ---------    --------
                                                          (14,845)    (8,705)   (3,760)    (13,109)     (7,180)
MANAGEMENT OF LIQUID RESOURCES
  Sale of commercial paper...................                  --         --     4,300          --          --
                                                         --------   --------   -------   ---------    --------
                                                               --         --     4,300          --
FINANCING
  Proceeds from exercised share warrants.....                  43         54        --          --          43
  Proceeds from exercised share options......                 280        199        --           3          70
  Issue of ordinary share capital............              36,359      2,500     1,352      99,671      36,359
  Share issue costs..........................              (1,263)       (73)       --      (6,554)     (1,263)
                                                         --------   --------   -------   ---------    --------
                                                           35,419      2,680     1,352      93,120      35,209
  Issue of loan notes........................                  --         --     1,400          --          --
  New loans due within one year..............                  --      5,000        --      39,000          --
  New loans due in over one year.............               5,172      4,000        --          --       2,674
  Loan repayments............................              (6,400)      (500)       --        (673)     (5,900)
  Capital element of finance lease
    repayments...............................              (1,189)      (694)     (440)       (814)       (582)
                                                         --------   --------   -------   ---------    --------
                                                           (2,417)     7,806       960      37,513      (3,808)
  Net financing proceeds.....................              33,002     10,486     2,312     130,633      31,401
NET CASH (DECREASE)/INCREASE.................             (15,341)    (1,327)      621      14,283       9,853
  Net effect of exchange rate movements......                  20          3       (39)         37          (1)
                                                         --------   --------   -------   ---------    --------
(DECREASE)/INCREASE IN CASH..................  22 & 23   L(15,321)  L (1,324)  L   582   L  14,320    L  9,852
                                                         ========   ========   =======   =========    ========

   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND ORGANISATION

     Independent Energy Holdings PLC (the "Company"), together with its subsidiary undertakings (the "Group") generates and markets electricity and natural gas, currently only operating in the United Kingdom.

2. BASIS OF PRESENTATION

     The consolidated financial statements include Independent Energy Holdings PLC and its wholly-owned subsidiaries, Independent Energy UK Limited, Independent Energy Generation Limited, Independent Energy Resources Limited, Independent Energy (Pye Bridge) Limited and York Gas Limited.

     All amounts throughout this document are stated in thousands pounds sterling, unless otherwise stated.

3. ACCOUNTING POLICIES

     These financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards and generally accepted accounting principles in the United Kingdom ("UK GAAP"). A summary of the more important accounting policies, which have been applied consistently, is set out below.

     The most significant differences between the accounting principles followed by the Company and generally accepted accounting principles in the United States ("US GAAP") are described in notes 26 and 27.

  a) BASIS OF CONSOLIDATION

     The financial statements consolidate the accounts of Independent Energy Holdings PLC and its subsidiary undertakings and the acquisition method of accounting has been adopted. Under this method, the results of subsidiary undertakings acquired in the year are included in the consolidated profit and loss account from the date of acquisition.

     Undertakings, other than subsidiary undertakings, in which the Group has an interest comprising not less than 20% of the voting capital and over which it exerts significant influence are treated as joint ventures. The consolidated profit and loss account includes the appropriate share of these undertakings' profits less losses.

     In accordance with Section 230 (4) of the Companies Act 1985, Independent Energy Holdings PLC is exempt from the requirement to present its own profit and loss account. The amount of the profit for the six months to December 1999 dealt with in the financial statements of Independent Energy Holdings PLC is L260,000 (1999 year: loss L(1,000); 1998 year: profit L1,000).

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. ACCOUNTING POLICIES -- (CONTINUED)

  b) DEVELOPMENT

     Expenditure on development of production facilities is capitalised to be matched against future revenue.

     The cost incurred relates to the development of natural gas fields to facilitate commercial production of proven reserves which are used as the fuel source for generation plants producing electricity and are included as intangible assets.

     The Company follows the full cost method of accounting for gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of gas reserves, including directly related overhead costs, are capitalised. All capitalised costs of gas properties are amortised on the unit-of-production method using estimates of proven reserves. Investments in unproven properties and major development projects are not amortised until proven reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicated that the properties are impaired, the amount of the impairment is added to the capitalised cost to be amortised. In addition, the capitalised costs are subject to a "ceiling" test, which basically limits such costs to the aggregate of the "estimated present value", discounted at a 10 percent interest rate of future net revenues from proven reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproven properties.

     Sales of proven and unproven gas properties are accounted for as adjustments of capitalised costs with no gain or loss recognised, unless such adjustments would significantly alter the relationship between capitalised costs and proven reserves in gas, in which case the gain or loss is recognised in income. Abandonments of properties are accounted for as adjustments of capitalised costs with no loss recognised.

     The Company capitalises interest on expenditures made in connection with exploration and development projects not subject to current amortisation. Interest is capitalised only for the period that activities are in progress to bring these projects to their intended use.

  c) DEPRECIATION AND AMORTISATION

     Tangible fixed assets are written off over their estimated useful lives on a straight line basis at the following annual rates:

Plant and machinery...................................    5% on cost
Office equipment......................................   33% on cost

     Assets in the course of construction are the generation plants including the generators, well development and related piping and cable connections which are depreciated over their estimated useful lives from the date of completion.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. ACCOUNTING POLICIES -- (CONTINUED)

     Development of natural gas fields are amortised on a unit-of-production basis using estimates based on proven reserves.

     Customer service agreement costs are released to the profit and loss account in proportion to the average number of customers in each period over the life of the contract.

     The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of long-lived assets may not be recoverable.

  d) MARKET ENTRY COSTS

     Entry costs in the newly deregulated electricity market have been capitalised within prepayments and accrued income and will be released to the profit and loss account in proportion to the average number of customers in each period over four years.

  e) LEASING

     Assets acquired under finance leases are capitalised and depreciated over their estimated useful lives. The interest element of finance lease rental payments is charged to the profit and loss account over the life of the lease, in proportion to the capital balance outstanding.

     Rentals payable under operating leases are charged to the profit and loss account as incurred.

  f) TURNOVER

     Turnover from the sale of electricity is recognized by the Company on a monthly basis exclusive of Value Added Tax and is attributable to one class of business. Sales for each monthly period for over 100kW customers can be accurately determined as meters are read by telemetry every half an hour. For the under 100kW customers meters are read or estimated monthly or quarterly. Consequently, sales in this market for the period are determined by utilizing information from actual sales billed and a calculation of the unbilled element of sales to the period end. The unbilled calculation is derived from known invoiced Pool consumption, plus an estimation of the consumption still to be invoiced by the Pool.

  g) FINANCIAL INSTRUMENTS

     The Company uses Contracts for Differences (CfDs) to minimise exposure to Pool price variations. The cost or the income attributable to CfDs is recorded in the accounting records when settlement is made. Where delivery under the CfD has taken place prior to each month end, adjustments are made to account for the known differences between the contract strike price and the Pool price on the date of delivery.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. ACCOUNTING POLICIES -- (CONTINUED)

  h) PREPAID ENERGY COST

     The cost of electricity purchased from the Pool fluctuates throughout the term of sales contracts. The Company recognises gross profit related to electricity sales on a pro rata basis throughout the term of sales contracts based on an estimated gross profit margin for all sales contracts. Pool prices tend to be higher in the colder months than in the warmer months. The estimated gross profit margin considers the estimated cost of electricity, the effects of hedging contracts entered into by the Company to mitigate Pool price exposure, transmission and distribution costs, commissions and all other costs of sales in supplying the electricity. The difference between the cash cost of the electricity and the estimated cost of sales based on the estimated gross profit margin is accounted for as either an accrual for, or a deferral of, the cost of electricity and recorded on the balance sheet within current assets or current liabilities. The Company reviews the difference between actual gross profit and estimated gross profit on a quarterly basis.

  i) DEFERRED TAXATION

     Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will be realised. The amount of such tax is based on expected effective tax rates, and future changes in tax laws and rules are not anticipated for this purpose.

  j) FOREIGN CURRENCY TRANSLATION

     The translation of foreign currency transactions is dealt with as follows:

          (i) non-monetary assets and liabilities at the balance sheet date are translated at the rate ruling on the date on which the transaction occurred;

          (ii) monetary assets and liabilities at the balance sheet date are translated at the rate ruling at that date;

          (iii) transactions regarding turnover and operating expenses occurring during the period, settled in sterling, are translated at the rate ruling on the date which the transaction occurred; and

          (iv) transactions regarding turnover and operating expenses occurring during the period, settled in foreign currency, are translated at the average rate.

  k) PENSIONS

     The Company does not have a company pension scheme but pays contributions to individual pension plans for all full time permanent staff. Costs are therefore expensed in the year incurred.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. DIRECTORS

  DIRECTORS' REMUNERATION

                                                           YEAR ENDED JUNE 30,    SIX MONTHS ENDED
                                                          ---------------------     DECEMBER 31,
                                                          1999    1998    1997          1999
                                                                   (AMOUNTS IN THOUSANDS)
Salaries, fees and consultancy services.................  L349    L265    L258          L272
Benefits................................................    32      20      18            13
Pension contributions...................................    31      20      19            18
                                                          ----    ----    ----          ----
                                                          L412    L305    L295          L303
                                                          ====    ====    ====          ====
Highest paid director...................................  L103    L 82    L 82          L102

     No directors were members of a company pension scheme.

  DIRECTORS' INTERESTS IN SHARE OPTIONS

     The directors' interests in share options as of 31st December 1999 are as follows:

                         NUMBER OF SHARES
                       --------------------    EXERCISE
                       FOUNDERS      STAFF       PRICE               EXERCISABLE DATES
B H Keenan...........     45,400                  31.25p      1st Jan 1997 to       1st Jan 2001
                         200,000                 100.00p     21st Oct 1997 to    28th April 2003
                                     50,000      122.50p      5th Nov 2000 to       5th Nov 2002
J L Sulley...........     60,000                  50.00p      1st Jan 1997 to       1st Jan 2001
                         300,000                 100.00p      1st Jan 1999 to       1st Jan 2001
                                     50,000      122.50p      5th Nov 2000 to       5th Nov 2002
                                    188,000      960.00p    28th Sept 2002 to     28th Sept 2004
I Stewart............               170,000      122.50p      5th Nov 2000 to       5th Nov 2002
                                     52,000      960.00p    28th Sept 2002 to     28th Sept 2004
R E Jones............    300,000                 100.00p      1st Jan 1999 to       1st Jan 2001
                                     50,000      122.50p      5th Nov 2000 to       5th Nov 2002
                                     52,000      960.00p    28th Sept 2002 to     28th Sept 2004
J W Jarrell..........     22,800                  31.25p      1st Jan 1997 to       1st Jan 2001
                         100,000                 100.00p     21st Oct 1997 to    28th April 2003
                         100,000                 100.00p      1st Jan 1999 to       1st Jan 2001
                                     50,000      122.50p      5th Nov 2000 to       5th Nov 2002
D O May..............     50,000                 100.00p      1st Jan 1997 to       1st Jan 2001
                                     15,000      122.50p      5th Nov 2000 to       5th Nov 2002
H L Oakes............                70,000      597.50p     20th Jan 2002 to      20th Jan 2004
                                    200,000    1,990.00p     30th Dec 2002 to      30th Dec 2004
                       ---------    -------
          Total......  1,178,200    947,000
                       =========    =======

     No granted options have been exercised nor have any expired.

     The market price of the shares at 31st December 1999 was 1990.0p (Nasdaq $33.56) and the range during the six months to 31 December 1999 was 797.9p to 2076.2p (Nasdaq $12.88 to $33.56).

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (AMOUNTS IN THOUSANDS, EXCEPT EMPLOYEE DATA)

5. EMPLOYEES

  a) EMPLOYMENT COSTS (INCLUDING EXECUTIVE DIRECTORS) CONSIST OF:

                                             YEAR ENDED JUNE 30,        SIX MONTHS ENDED
                                          --------------------------      DECEMBER 31,
                                           1999      1998      1997           1999
Salaries and wages......................  L1,749    L  859    L  503         L1,846
Social security costs...................     175        80        50            191
Other pension costs                          215       105        66            188
                                          ------    ------    ------         ------
                                          L2,139    L1,044    L  619         L2,225
                                          ======    ======    ======         ======

  b) THE AVERAGE NUMBER EMPLOYED DURING THE PERIOD WAS:

                                                     YEAR ENDED JUNE 30,    SIX MONTHS ENDED
                                                    ---------------------     DECEMBER 31,
                                                    1999    1998    1997          1999
Sales and Marketing...............................   34      12       7             43
Operations and Development........................   16       7       3             21
Management, Finance and Administration............   16       6       5             50
                                                     --      --      --            ---
                                                     66      25      15            114
                                                     ==      ==      ==            ===

6. INTEREST RECEIVABLE AND PAYABLE AND SIMILAR INCOME AND EXPENSE

  a) INTEREST RECEIVABLE AND SIMILAR INCOME:

                                                                        SIX MONTHS
                                                                          ENDED
                                          YEAR ENDED JUNE 30,          DECEMBER 31,
                                         ----------------------     ------------------
                                         1999     1998     1997     1999      1998
                                                                           (UNAUDITED)
Interest receivable....................  L838     L 98     L186     L583      L642
Gain on currency conversion............    --        4       --       --        --
Other..................................    --        3        3       --        --
                                         ----     ----     ----     ----      ----
                                         L838     L105     L189     L583      L642
                                         ====     ====     ====     ====      ====

  b) INTEREST PAYABLE AND SIMILAR EXPENSE:

                                                                           SIX MONTHS ENDED
                                             YEAR ENDED JUNE 30,             DECEMBER 31,
                                          --------------------------     --------------------
                                           1999       1998      1997      1999       1998
                                                                                  (UNAUDITED)
Interest payable -- bank borrowing......  L1,533     L  716     L 34     L1,815      L260
                 -- finance leases......     687        426       70        883       250
Letters of credit & bank fees...........     250         43       --        539        71
Other interest charges..................      86         17       10        124        --
Loss on currency conversion.............      11         --       40         --        --
                                          ------     ------     ----     ------      ----
                                           2,567      1,202      154      3,361       581
                                          ------     ------     ----     ------      ----
Less: interest capitalised (notes 10, 11
  & 12).................................    (376)      (702)     (34)      (169)      (11)
                                          ------     ------     ----     ------      ----
                                          L2,191     L  500     L120     L3,192      L570
                                          ======     ======     ====     ======      ====

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

7. PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED AFTER
   CHARGING:

                                                                                 SIX MONTHS ENDED
                                                       YEAR ENDED JUNE 30,         DECEMBER 31,
                                                      ---------------------   ----------------------
                                                      1999    1998    1997    1999         1998
                                                                                       (UNAUDITED)
Amortisation........................................  L447    L276     L38    L210         L271
Release of deferred cost............................    44      --      --     270           --
Depreciation -- owned...............................   712     167      33     539          290
              -- held under finance leases..........   447     183      71     386          141
Auditors' remuneration -- audit fee.................    36      18      11      24           14
                         -- other...................    41      11       4      88           10
Operating lease rentals  -- land and buildings......   252      78      52     192           76
                         -- plant and machinery.....   175      61      57     103           76

8. EARNINGS/(LOSSES) PER SHARE

     Earnings/(losses) per share have been calculated in accordance with FRS 14 "Earnings per share" for the periods by dividing the profit/(loss) for the financial period by the weighted average number of ordinary shares in issue during the financial period, based on the following information.

                                                                                             SIX MONTHS
                                                                  YEAR ENDED JUNE 30,          ENDED
                                                              ---------------------------   DECEMBER 31,
                                                               1999      1998      1997         1999
Profit/(loss) for the financial period......................  L 4,007   L  (185)  L(1,181)    L 8,446
Basic weighted average share capital (number of shares).....   25,465    17,191    13,130      31,664
Diluted weighted average share capital (number of shares)...   28,255    19,318    15,908      35,949

     The difference between the basic and the diluted weighted average share capital is mainly attributable to unexercised share options.

9. TAXATION

                                                                               SIX MONTHS
                                                       YEAR ENDED JUNE 30,       ENDED
                                                      ---------------------   DECEMBER 31,
                                                      1999    1998    1997        1999
Corporation tax at 30% (1998: 31%)..................    --      --      --      L   979
Deferred taxation...................................  L929      --      --        2,641
                                                      ----    ----    ----      -------
  Tax charge........................................  L929      --      --      L 3,620
                                                      ====    ====    ====      =======

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

10. FIXED ASSETS INTANGIBLE

     Intangible fixed assets consists of:

          a) The expenditures related to the acquisition and development of natural gas fields including the applicable interest and overhead costs. The gas produced is used to fuel the generation plants producing electricity and not sold as natural gas. The cost is amortised over the estimated productive life of the producing property based on proven reserves.

          b) Goodwill on acquisitions of subsidiary undertakings in the period. Goodwill comprises the excess of purchase consideration over the value of net assets acquired. The cost is amortized over 20 years.

          c) Advance costs to service customers in the newly deregulated electricity market. These costs will be released to the profit and loss account in proportion to the average number of customers in each period over the life of the contract.

                                                                    NATURAL   CUSTOMER
                                                                      GAS      SERVICE
GROUP COST                                               GOODWILL   FIELDS    AGREEMENT    TOTAL
At 1st July 1998.......................................       --     3,535      3,000       6,535
Additions..............................................       --     1,451      2,135       3,586
                                                          ------    ------     ------     -------
At 30th June 1999......................................       --     4,986      5,135      10,121
Additions..............................................    4,202     1,110        136       5,448
                                                          ------    ------     ------     -------
At 31st December 1999..................................    4,202     6,096      5,271      15,569
                                                          ------    ------     ------     -------
ACCUMULATED AMORTISATION
At 1st July 1998.......................................       --       314         --         314
Charge for the year....................................       --       447         --         447
Release of deferred cost...............................       --        --         44          44
                                                          ------    ------     ------     -------
At 30th June 1999......................................       --       761         44         805
Charge for the period..................................       34       176         --         210
Release of deferred cost...............................       --        --        270         270
                                                          ------    ------     ------     -------
At 31st December 1999..................................       34       937        314       1,285
                                                          ------    ------     ------     -------
NET BOOK VALUE
30th June 1998.........................................   L   --    L3,221     L3,000     L 6,221
30th June 1999.........................................   L   --    L4,225     L5,091     L 9,316
31st December 1999.....................................   L4,168    L5,159     L4,957     L14,284

     Interest capitalised during the years ended 30th June 1999 and 1998 was L22 and Lnil respectively, and during the six months ended 31st December 1999 was Lnil.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

11. FIXED ASSETS TANGIBLE

                                                                ASSETS IN THE
                                                     OFFICE       COURSE OF     PLANT AND
GROUP COST                                          EQUIPMENT   CONSTRUCTION    EQUIPMENT    TOTAL
At 1st July 1998..................................   L  354        L 5,384       L13,254    L18,992
Additions.........................................    1,304         14,970           104     16,378
Transferred.......................................       --        (13,778)       13,778         --
                                                     ------        -------       -------    -------
At 30th June 1999.................................    1,658          6,576        27,136     35,370
Additions.........................................      659         13,056            33     13,748
Transferred.......................................       --         (8,788)        8,788         --
                                                     ------        -------       -------    -------
At 31st December 1999.............................   L2,317        L10,844       L35,957    L49,118
                                                     ======        =======       =======    =======
ACCUMULATED DEPRECIATION
At 1st July 1998..................................   L   96             --       L   365    L   461
Charge for the year...............................      194             --           965      1,159
                                                     ------        -------       -------    -------
At 30th June 1999.................................      290             --         1,330      1,620
Charge for the period.............................      293             --           632        925
                                                     ------        -------       -------    -------
At 31st December 1999.............................   L  583             --       L 1,962    L 2,545
                                                     ======        =======       =======    =======
NET BOOK VALUE
30th June 1998....................................   L  258        L 5,384       L12,889    L18,531
                                                     ------        -------       -------    -------
30th June 1999....................................   L1,368        L 6,576       L25,806    L33,750
                                                     ------        -------       -------    -------
31st December 1999................................   L1,734        L10,844       L33,995    L46,573
                                                     ------        -------       -------    -------

     Interest capitalised during the years ended 30th June 1999 and 1998 was L293 and L702 respectively, and during the six months ended 31st December 1999 was L124.

     The net book value of the assets held under finance leases included above were:

                                                            JUNE 30,
                                                        ----------------   DECEMBER 31,
                                                         1999      1998        1999
Assets in the course of construction..................  L    --   L3,518     L    --
Plant and equipment...................................   14,820    4,476      14,434
                                                        -------   ------     -------
                                                        L14,820   L7,994     L14,434
                                                        =======   ======     =======

CAPITAL COMMITMENTS

     The Group has capital commitments of:

                                                            JUNE 30,
                                                        ----------------   DECEMBER 31,
                                                         1999      1998        1999
Contracted but not provided...........................  L20,600   L4,407      L3,000

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

12. FIXED ASSETS INVESTMENTS

                                                                GROUP
                                                                JOINT
                                                               VENTURE
At 1st July 1999............................................   L2,776
Additions...................................................      751
                                                               ------
At 31st December 1999.......................................   L3,527
                                                               ======

     On 31st December 1998, the Group acquired a 50% holding in the ordinary issued share capital of Haven Energy Ltd (formerly Petroplus Energy Park Milford Haven Limited), a company incorporated in England on 22nd July 1998 and whose accounting reference date is 31st December.

     The principal activity of the joint venture is to generate and supply electricity.

     The subsidiary undertakings of the Company, all of which have an accounting reference date of 30th June, are as follows:

                                                       COUNTRY OF         PERCENTAGE
                                                      INCORPORATION      SHAREHOLDINGS
OPERATING
York Gas Limited....................................     England      Ordinary Shares 100%
Independent Energy UK Limited.......................     England      Ordinary Shares 100%
Independent Energy (Pye Bridge) Limited.............     England      Ordinary Shares 100%
Independent Energy Generation Limited...............     England      Ordinary Shares 100%
Independent Energy Resources Limited................     England      Ordinary Shares 100%
DORMANT
Independent Services Limited........................     England      Ordinary Shares 100%
Independent Energy Limited..........................     England      Ordinary Shares 100%

13. DEBTORS

                                                             JUNE 30
                                                        -----------------   DECEMBER 31,
                                                         1999      1998         1999
Trade debtors.........................................  L57,663   L10,905     L203,476
Sundry debtors........................................    3,393       866          669
Other taxation and social security....................      400       781        7,218
Prepayments and accrued income........................   22,927     2,788       60,307
                                                        -------   -------     --------
                                                        L84,383   L15,340     L271,670
                                                        =======   =======     ========

     Included within prepayments and accrued income are costs of L15,936 at 31st December 1999, (L6,787 at 30th June 1999) which will be released to the profit and loss account after more than one year.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

14. CREDITORS

AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                           JUNE 30,
                                                       -----------------   DECEMBER 31,
                                                        1999      1998         1999
Trade creditors......................................  L12,650   L 6,455     L 13,628
Bank loan............................................       --     4,000       35,000
Bank loan construction facilities....................    1,000     1,000       11,938
Bank overdraft.......................................   22,038        22        5,829
Other taxation and social security...................       73        39          938
Corporation tax......................................       --        --          979
Obligations under finance lease contracts............    1,560     1,052        1,541
Accruals and deferred income.........................   31,192     8,021       97,197
                                                       -------   -------     --------
                                                       L68,513   L20,589     L167,050
                                                       =======   =======     ========

     The bank overdraft is secured by a debenture on all the Group assets other than assets subject to other security arrangements.

AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                            JUNE 30,
                                                        -----------------   DECEMBER 31,
                                                         1999      1998         1999
Bank loan construction facilities.....................  L 7,672   L 3,500     L 8,971
Unsecured loan notes..................................       --     1,400          --
Obligations under finance lease contracts.............   11,548     5,771      11,452
                                                        -------   -------     -------
                                                        L19,220   L10,671     L20,423
                                                        =======   =======     =======

BANK LOAN

     The bank loans, which are part of a number of revolving construction facilities of L24.0m (June 1999: L9.5m; June 1998: L8.0m), are secured by a debenture on all the Group assets other than assets subject to other security arrangements. The loans bear interest based on London inter bank rates (LIBOR), and are repayable as follows:

                                                             JUNE 30,
                                                          ---------------   DECEMBER 31,
                                                           1999     1998        1999
Within one year.........................................  L1,000   L1,000     L11,938
Between one and two years...............................   1,000    1,000       2,980
Between two and five years..............................   6,672    2,500       5,991
                                                          ------   ------     -------
                                                          L8,672   L4,500     L20,909
                                                          ======   ======     =======

FINANCE LEASES

     Obligations under finance leases fall due as follows:

                                                             JUNE 30,
                                                         ----------------   DECEMBER 31,
                                                          1999      1998        1999
Within one year........................................  L 1,560   L1,052     L 1,541
Between one and five years.............................    7,500    4,728       7,913
Over five years........................................    4,048    1,043       3,539
                                                         -------   ------     -------
                                                         L13,108   L6,823     L12,993
                                                         =======   ======     =======

     The finance leases are secured on the assets concerned.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

15. PROVISIONS FOR LIABILITIES AND CHARGES

  DEFERRED TAXATION

GROUP

At 1st July 1998............................................      --
Charged to profit and loss year ended 30 June 1999..........  L  929
Charged to profit and loss for six months ended 31 December
  1999......................................................  L2,641
                                                              ------
At 31st December 1999.......................................  L3,570
                                                              ======

     Deferred tax is analysed as follows:

                                                             JUNE 30,
                                                            -----------   DECEMBER 31,
                                                            1999   1998       1999
Capital allowances........................................  L929   L850      L3,570
  Losses offset...........................................    --   (850)         --
                                                            ----   ----      ------
                                                            L929     --      L3,570
                                                            ====   ====      ======

     There are no unprovided amounts.

16. COMMITMENTS

     The Company has entered into a five year Service Agreement with a leading business operations outsourcing company, Vertex, for the provision of call centre facilities, billing and transactional processing, to support participation in the sub 100 kW electricity supply market.

     A key component of this outsourcing arrangement is the provision of a scalable system. Under the terms of the agreement there are obligations and penalties for non performance on the parties.

17. OBLIGATIONS UNDER OPERATING LEASES

     Annual commitments under operating leases fall due as follows:

                                                               JUNE 30,
                                                              -----------   DECEMBER 31,
                                                              1999   1998       1999
Expiring within one year -- land and buildings..............  L41      --          8
                          -- plant and machinery............   18      --          7
Expiring within two to five years -- land and buildings.....   42    L203         69
                                   -- plant and machinery...  157      67        204
Expiring in more than five years -- land and buildings......  169      --        337
                                  -- plant and machinery....   --      --          0

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The Group's financial instruments comprise borrowings including lease financing, equity shares, cash and liquid resources, and trade debtors and trade creditors, that arise directly from its operations. The main purpose of these financial instruments is to raise finance for the Group's operations.

     Details of equity shares issued are contained in note 19.

     The main risks arising from the Group's financial instruments are Pool price risk and interest rate risk. The Board reviews and agrees policies for managing each of these risks and they are summarized below. These policies have remained unchanged throughout the year. The Group does not believe that it has a significant exchange rate risk arising from its transactions in US Dollars.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- (CONTINUED)

  a) POOL PRICE RISK

     (i) Managing Price Risk for Electricity and Gas

     The Company is primarily involved in retailing both electricity and gas to business and domestic users. These sales are typically made under fixed price contracts for durations of one or two years. The Company purchases both electricity and gas from the wholesale markets in the UK and manages the price risks between its purchase costs and its sales revenues by a number of activities and mechanisms. These hedging activities involve the development of the Company's own generating facilities, Contracts for Differences (CfDs) purchased from third parties, the purchase of physical gas from the UK wholesale market and, in the future, production of gas from the Company's fields. The hedging instruments with third parties are typically established to run for no more than one or two years to be consistent with the exposure created by its sales contracts.

     The electricity to supply customers under these contracts is primarily purchased from the Pool at fluctuating spot market prices. The Company is exposed to two principal risks associated with such contract: "load shape" risk (the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and timing of amounts demanded) and "purchase" price risk (the cost of purchased electricity relative to the price received from the supply customer). The Company employs risk management methods to maximize its return consistent with an acceptable level of risk.

     Generally, load shape risk decreases as the Company's portfolio of supply customers in the supply market increases. The Company hedges purchase price risk by employing a variety of risk management tools, including entering into hedging instruments, known as contracts for differences (CfDs), management of its supply contract portfolio, and through the ownership of generating facilities to produce a portion of its required supply of electricity.

     (ii) Contracts for Differences (CfDs)

     CfDs are contracts generally between generators and suppliers that have the effect of fixing the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the pool and the agreed prices give rise to different payments between the parties to the particular CfD.

     Given the variability of Pool prices, the Company's policy is to enter into CfDs, which effectively fix the cost of most of the electricity that it sells to its numerous customers. The Company procures these CfDs from a broad range of market participants to avoid concentration of purchasing. It also strives to achieve a mix of types of hedging instrument which, in aggregate, match the majority of its contracted electricity sales volumes at different times during the year.

     (iii) Potential Liabilities

     As at 31st December 1999 the Company has in place CfDs with third parties covering the period from 31st December 1999 to 3rd October 2000 for 4,577 GWhs of electricity that have a value of L138.8 m. The CfDs are settled either monthly or daily in accordance with the contracts.

     As at 1st January 2000 the Company has no energy purchase contracts or CfDs with third parties that extend beyond the summer of the year 2001. As all of these contracts are more than covered by suitably priced sales commitments, and are also at prices similar to current market values, the Company does not feel the need to make any adjustments to the accounts in relation to these future commitments.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- (CONTINUED)

  b) INTEREST RATE RISK

     The Company's exposure to interest rate fluctuations on its borrowings including lease financing is managed by a combination of fixed or floating rate facilities. Certain floating rate facilities can be converted to fixed rate at short notice.

  c) FINANCIAL INSTRUMENTS

     (i) Analyses by instrument

                                                          JUNE 30,
                                                     ------------------    DECEMBER 31,
                                                      1999       1998          1999
Bank overdraft.....................................  L22,038    L    22      L 5,829
Bank loan..........................................       --      4,000       35,000
Construction loans.................................    8,672      4,500       20,909
Unsecured loan notes...............................       --      1,400           --
Finance leases.....................................   13,108      6,823       12,993
                                                     -------    -------      -------
                                                     L43,818    L16,745      L74,731
                                                     =======    =======      =======

     All amounts are payable in sterling except for one finance lease which is payable in US dollars. The sterling equivalent amount outstanding on this lease at 31 December 1999 is L359 (June 1999: L640; June 1998: L696).

     (ii) Maturity analyses

                                                          JUNE 30,
                                                     ------------------    DECEMBER 31,
                                                      1999       1998          1999
Repayments fall due as follows:
Within one year....................................  L24,598    L 6,074      L54,308
After more than one year...........................   19,220     10,671       20,423
                                                     -------    -------      -------
                                                     L43,818    L16,745      L74,731
                                                     =======    =======      =======
Repayments after more than one year are as follows:
Between one and two years..........................    2,560      3,452        5,072
Between two and five years.........................    8,940      6,176       11,812
More than five years...............................    7,720      1,043        3,539
                                                     -------    -------      -------
                                                     L19,220    L10,671      L20,423
                                                     =======    =======      =======

     (iii) Interest Rate analyses

                                                          JUNE 30,
                                                     ------------------    DECEMBER 31,
                                                      1999       1998          1999
Fixed rate borrowings..............................  L 5,802    L 8,223      L40,868
Floating rate borrowings...........................   38,016      8,522       33,863
                                                     -------    -------      -------
                                                     L43,818    L16,745      L74,731
                                                     =======    =======      =======

     The weighted average interest rate for the fixed rate liabilities was 8.98%, with a weighted average period of 5.1 years for which the rate is fixed. Floating rate borrowings bear interest rates based on LIBOR.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT -- (CONTINUED)

     (iv) Borrowing facilities

     The Group has the following undrawn committed borrowing facilities at 31st December 1999 in respect of which all conditions precedent had been met:

                                                           FIXED    FLOATING
                                                            RATE      RATE      TOTAL
                                                            1999      1999      1999
                                                             (AMOUNTS IN THOUSANDS)
Expiring within one year.................................  L3,000   L 3,000    L 6,000

     The fair value of all financial assets and liabilities are equal to their carrying values.

     As permitted by FRS 13, the analyses of financial instruments in this note do not include short-term debtors and creditors.

19. SHARE CAPITAL

                                                                JUNE 30,
                                                              ------------    DECEMBER 31,
                                                              1999    1998        1999
                                                                 (AMOUNTS IN THOUSANDS)

Authorised:
  50,000,000 ordinary shares of 1p each (1998:
     28,000,000)............................................  L500    L280        L500
                                                              ----    ----        ----
  On 2nd July 1998, the number of authorised shares was
    increased from 28,000,000 to 50,000,000.................
Issued and fully paid ordinary shares of 1p each:
  At 1st July 1998..........................................                       179
  Issued in the year........................................                        84
                                                                                  ----
  At 30th June 1999.........................................                      L263
                                                                                  ----
  Issued in the six months to 31st December 1999............                       104
                                                                                  ----
  At 31st December 1999.....................................                      L367
                                                                                  ----

     The Company issued 8,000,000 ordinary shares and on 29th July 1998 concluded the sale of these in the form of American Depository Shares at US $8.00 per share to raise US $64 million before expenses. These shares were traded on the United States Nasdaq Stock Market. The proceeds were used to fund the acquisition and installation of additional generating plants, repay certain outstanding indebtedness and provide working capital for the expansion of the Company's operations.

     The Company issued 10,191,000 ordinary shares and on October 4th 1999 concluded the sale of 3,611,800 of these at L9.60 per share raising L34.7 million before expenses, and 6,579,200 in the form of American Depository Shares at $16.375 per share raising $107.7 million before expenses.

     Other issues were the exercise of:

                                                              EXERCISE
                                                               PRICE      NUMBER
Year Ended 30th June 1999
Share options...............................................   L1.00      280,000
Share warrants..............................................   L0.75       57,500
Six Months Ended 31st December 1999
Share options...............................................   L0.01      250,000

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19. SHARE CAPITAL -- (CONTINUED)

  SHARE OPTION PLAN

     The Company has a share option plan which provides for grants of options to its employees to acquire the Company's shares. As at 31st December 1999 there are outstanding options for the issue of 4,627,400 ordinary shares of 1p each.

     A summary of the share options granted and the changes during the periods is presented below.

                                        YEAR ENDED JUNE 30,
                            -------------------------------------------     SIX MONTHS ENDED
                                    1999                   1998            DECEMBER 31, 1999
                            --------------------   --------------------   --------------------
                            WEIGHTED               WEIGHTED               WEIGHTED
                            AVERAGE                AVERAGE                AVERAGE
                            EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER
                             PRICE     OF SHARES    PRICE     OF SHARES    PRICE     OF SHARES
At beginning of the
  year....................     93p     3,463,400       82p    2,778,400      197p    4,075,400
Granted in the year.......    568p       912,000    122.5p      925,000    1,222p      802,000
Cancelled in the year.....    360p       (20,000)       --           --        --           --
Exercised in the year.....    100p      (280,000)      83p     (240,000)       1p     (250,000)
                                       ---------              ---------              ---------
At end of the year........    197p     4,075,400       93p    3,463,400      385p    4,627,400
                                       =========              =========    ======    =========

     The following table summarises information regarding share options at 31st December 1999:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                                       YEARS
                                                                     REMAINING
                                                        NUMBER       CONTRACT       NUMBER
EXERCISE PRICE                EFFECTIVE GRANT DATE    OUTSTANDING      LIFE       EXERCISABLE
1p..........................        28th May 1996         45,200       1.00           45,200
31.25p......................        28th May 1996        193,200       1.00          193,200
50p.........................        28th May 1996         60,000       1.00           60,000
100p........................        28th May 1996      1,710,000       1.79        1,710,000
122.5p......................    5th November 1997        915,000       2.85               --
402.5p......................    3rd November 1998         45,000       3.84               --
450p........................     20th August 1998        127,000       3.64               --
576p........................    20th January 1999        250,000       6.05          250,000
597p........................    20th January 1999        385,000       4.05               --
652.5p......................         4th May 1999         70,000       4.33               --
667.5p......................       3rd March 1999         25,000       4.17               --
890p........................     11th August 1999         74,000       4.67
960p........................  28th September 1999        500,000       4.75
1,300p......................    20th October 1999         28,000       4.83
1,990p......................   30th December 1999        200,000       5.00
                                                       ---------       ----        ---------
                                                       4,627,400       3.01        2,258,400
                                                       =========       ====        =========

     The option price range at each year end was as follows:

31st December 1999.....................................  1p to 1,990p
30th June 1999.........................................  1p to 667.5p
30th June 1998.........................................  1p to 122.5p
30th June 1997.........................................  1p to 100.0p

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

19. SHARE CAPITAL -- (CONTINUED)

     Details of the directors' options which are included in the above figures are shown in note 4 to the financial statements.

  SHARE WARRANTS

     On 30th June 1997 share warrants for 140,000 ordinary shares were granted in association with the issue of Loan Notes of L1,400; the warrants are exercisable at a price of 75p at anytime until their expiration on 31st March 2002. During the year 1998/99 a further 57,500 of the share warrants were exercised, leaving 10,000 unexercised.

20. RESERVES AND OTHER SHAREHOLDERS' FUNDS

                                                               SHARE       PROFIT
                                                              PREMIUM     AND LOSS
                                                              ACCOUNT     ACCOUNT
At 1st July 1998............................................  L 10,695    L(1,421)
Share premium arising on offering...........................    36,278         --
Expenses arising on offering................................    (1,263)        --
Share premium arising on exercise of stock options and
  warrants..................................................       320         --
Retained profit/(loss) for the year.........................        --      4,007
                                                              --------    -------
At 30th June 1999...........................................  L 46,030    L 2,586
Share premium arising on offering...........................    99,671         --
Expenses arising on offering................................    (6,655)        --
Retained profits for the six months.........................        --      8,446
                                                              --------    -------
At 31st December 1999.......................................  L139,046    L11,032
                                                              ========    =======

21. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                       JUNE 30,
                                              ---------------------------   DECEMBER 31,
                                               1999      1998      1997         1999
Ordinary shares issued......................  L   263   L   179   L   150     L    367
Share premium on offerings..................   45,710    10,445     8,044      139,046
Share premium on exercise of stock options
  and warrants..............................      320       250        --           --
Profit/(Loss) for period....................    4,007      (185)   (1,181)       8,446
Profit/(Loss) at start of period............   (1,421)   (1,236)      (56)       2,586
                                              -------   -------   -------     --------
Balance at end of period....................  L48,879   L 9,453   L 6,957     L150,445
                                              =======   =======   =======     ========

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

22. ANALYSIS OF CHANGES IN NET DEBT

                                                        AT
                                                     BEGINNING     CASH      OTHER      AT END
                                                      OF YEAR     FLOWS     CHANGES    OF YEAR
YEAR ENDED 30TH JUNE 1999
Cash at bank and in hand...........................  L    621    L    (43)        --   L    578
Security deposits..................................        --       6,738         --      6,738
Bank overdraft.....................................       (22)    (22,016)        --    (22,038)
                                                     --------    --------   --------   --------
                                                          599     (15,321)        --    (14,722)
Leases due within one year.........................    (1,052)      1,189   L (1,697)    (1,560)
Leases due after more than one year................    (5,771)         --     (5,777)   (11,548)
                                                     --------    --------   --------   --------
                                                       (6,823)      1,189     (7,474)   (13,108)
Loans due within one year..........................    (5,000)      4,000         --     (1,000)
Loans due after more than one year.................    (4,900)     (2,772)        --     (7,672)
                                                     --------    --------   --------   --------
                                                       (9,900)      1,228         --     (8,672)
                                                     --------    --------   --------   --------
          Total....................................  L(16,124)   L(12,904)  L (7,474)  L(36,502)
                                                     ========    ========   ========   ========

                                                 AT BEGINNING                 OTHER      AT THE END
                                                   OF YEAR      CASH FLOWS   CHANGES    OF THE PERIOD
SIX MONTHS ENDED 31ST DECEMBER 1999
Cash at Bank and in Hand.......................    L    578      L    826          --     L  1,404
Security Deposits..............................       6,738        (2,709)         --        4,029
Bank Overdraft.................................     (22,038)       16,209          --       (5,829)
                                                   --------      --------    --------     --------
                                                    (14,722)       14,326          --         (396)
Lease due within one year......................      (1,560)          814    L   (795)      (1,541)
Lease due after more than one year.............     (11,548)           --          97      (11,451)
                                                   --------      --------    --------     --------
                                                    (13,108)          814        (698)     (12,992)
Loans due within one year......................      (1,000)           --     (45,938)     (46,938)
Loans due after more than one year.............      (7,672)          672      (1,971)      (8,971)
                                                   --------      --------    --------     --------
                                                     (8,672)          672     (47,909)     (55,909)
                                                   --------      --------    --------     --------
          Total................................    L(36,502)     L 15,812    L(48,607)    L(69,297)
                                                   ========      ========    ========     ========

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

23. RECONCILIATION OF NET CASH FLOWS TO MOVEMENT IN NET DEBT

YEAR ENDED 30TH JUNE 1999
Decrease in cash in the year................................   L(15,321)
Cash outflow from decrease in loan financing................      1,228
Cash outflow from decrease in lease financing...............      1,189
New finance leases..........................................     (7,474)
                                                               --------
Movement in net debt........................................   L(20,378)
Net debt at 30th June 1998..................................    (16,124)
                                                               --------
Net debt at 30th June 1999..................................   L(36,502)
                                                               --------

SIX MONTHS ENDED 31ST DECEMBER 1999
Increase in cash in the period..............................   L 14,326
Cash outflow from decrease in loan financing................        672
Cash outflow from decrease in lease financing...............        814
New loans...................................................    (47,909)
New finance leases..........................................       (698)
                                                               --------
                                                               L(32,795)
Net Debt at 30th June 1999..................................    (36,502)
                                                               --------
                                                               L(69,297)
                                                               ========

24. MAJOR NON-CASH TRANSACTIONS

     There were no major non-cash transactions during the six months ended 31st December 1999. During the years ended 30 June 1999, 1998 and 1997, the Company entered into finance leases in respect of assets with a total capital value at the inception of the lease of L7,474, L2,666 and L4,383, respectively.

25. POST BALANCE SHEET EVENT

     On 8th July 1999 the Group was granted a twelve month L80 million Revolving Credit and Letters of Credit facility by a syndicate of six banks led by Barclays Bank PLC; Barclays Bank PLC also provided an Ancillary Facility of L2 million. On 6th March 2000, this Ancillary Facility was increased to L102 million until 6th June 2000. The facilities are secured on Group receivables and are on normal commercial terms.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

26. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

FINANCIAL STATEMENTS

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom. Such principles differ in certain respects from US GAAP. A summary of the most significant differences applicable to the Company is set out below.

ACCOUNTING ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of contingent assets and liabilities and disclosure in conformity with generally accepted accounting principles of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reported period. Accounting estimates have been employed in these financial statements to determine reported amounts, including realisability, useful lives of assets and income taxes. Actual results could differ from those estimates.

     The principle differences between UK GAAP and US GAAP are disclosed below:

  a) STATEMENT OF OPERATION DIFFERENCES

                                                                                              SIX MONTHS
                                                                                                ENDED
                                                              YEAR ENDED JUNE 30,            DECEMBER 31,
                                                           --------------------------    --------------------
                                                   NOTE     1999     1998      1997      1999        1998
                                                                                                  (UNAUDITED)
Profit/(loss) on ordinary activities after
  taxation under UK GAAP.........................          L4,007    L(185)   L(1,181)   8,446        707
US GAAP adjustments:
Stock based compensation  -- Employee Share
  Option Scheme..................................   (c)       (74)    (136)      (188)      --        (20)
                                                    --     ------    -----    -------    -----        ---
Total US GAAP adjustments........................             (74)    (136)      (188)      --        (20)
Net effect of US GAAP adjustments................             (74)    (136)      (188)      --        (20)
                                                    --     ------    -----    -------    -----        ---
Net profit/(loss) under US GAAP..................           3,933     (321)    (1,369)   8,446        687
                                                           ======    =====    =======    =====        ===
Primary earnings/(loss) per ordinary share under
  US GAAP........................................           15.4p     (1.9)p    (10.4)p   26.7p       7.8p
Diluted earnings/(loss) per ordinary share under
  US GAAP........................................           13.9p                         23.5p       2.5p

     The diluted earnings per share for the years ended 30 June 1998 and 1997 are not disclosed as the effect of the employee share options is anti-dilutive.

  b) EQUITY RECONCILIATION

                                                         JUNE 30,
                                                ---------------------------   DECEMBER 31,
                                       NOTE      1999       1998      1997        1999
Equity under UK GAAP.................           L48,879   L  9,453   L6,958       L150,445
  Stock based compensation...........     (c)      (434)      (397)    (299)          (434)
  Net effect of US GAAP
     adjustments.....................              (434)      (397)    (299)          (434)
                                                -------   --------   ------     ----------
  Equity under US GAAP...............     (d)   L48,445   L  9,056   L6,659       L150,011
                                                =======   ========   ======     ==========

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

26. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) -- (CONTINUED)
  c) EMPLOYEE SHARE OPTION SCHEME

     Under UK GAAP no compensation cost is recognised under Employee Share Option Schemes. Under US GAAP compensation for services that are received as consideration for shares issued through the Employee Share Option Scheme are recognised as the difference between the quoted market price of the stock at the measurement date less the amount the employee is required to pay (option exercise price). Compensation costs, as determined above, are charged to expense over the vesting period.

     The vesting period has been assumed to be the period from the date of grant of the share option to the date the option first becomes exercisable.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation expenses been determined as provided in SFAS 123 for stock options using the Black-Scholes option pricing model, the pro forma effect would have been:

                                                                                       SIX MONTHS ENDED
                                                            YEAR ENDED JUNE 30,          DECEMBER 31,
                                                          ------------------------   --------------------
                                                           1999    1998     1997      1999       1998
                                                                                              (UNAUDITED)
                                                                      (AMOUNTS IN THOUSANDS)
Net profit/(loss) applicable to ordinary shares as
  reported..............................................  L3,933   L(321)  L(1,369)  L8,446   L   687
Net profit/(loss) applicable to ordinary shares pro
  forma.................................................   1,998    (428)   (1,461)  L7,530       525
Primary net earnings/(loss) per ordinary share as
  reported..............................................    15.4p   (1.9)p   (10.4)p   26.7p      2.8p
Primary net earnings/(loss) per ordinary share pro
  forma.................................................     7.8p   (2.5)p   (11.1)p   23.8p      2.1p

     The company has issued a range of options from commencement of trade to the period ended 31st December 1999. A summary of the options granted and weighted average assumptions used in the calculation of Black-Scholes are as follows:

                                                            EXPECTED   INTEREST
DATE OF GRANTS                                                LIFE       RATE     VOLATILITY
28th May 1996.............................................    3.42       6.00%       10.58%
11th November 1997........................................     2.0       6.70%       22.38%
20th August 1998..........................................     2.0       6.87%      186.03%
3rd November 1998.........................................     2.0       6.65%      163.85%
20th January 1999(a)......................................     2.0       6.49%      140.59%
20th January 1999(b)......................................     6.0       5.97%      140.59%
3rd March 1999............................................     2.0       6.60%      138.22%
4th May 1999..............................................     2.0       6.64%      124.09%
11th August 1999..........................................     2.0       6.80%      173.41%
20th September 1999.......................................     2.0       6.86%      177.63%
20th October 1999.........................................     2.0       6.87%      207.81%
30th December 1999........................................     2.0       6.31%      421.86%

     The options granted on 20th January 1999 denoted (b) were issued at a discount of 21.5p from market price.

     All other options granted in the current year were issued at market price.

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

26. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) -- (CONTINUED)
     The weighted average fair values at the date of grant were as follows:

Six Months Ended.......................................  31st December 1999   L10.82
Six Months Ended.......................................  31st December 1998    L3.55
Year Ended.............................................  30th June 1999        L4.50
Year Ended.............................................  30th June 1998        L0.23

  d) US GAAP EQUITY ROLL FORWARD

     Shareholders equity roll forward in accordance with US GAAP:

                                                        JUNE 30,
                                                -------------------------   DECEMBER 31,
                                                 1999      1998     1997        1999
Balance at beginning of period................   L9,056   L6,659   L6,676      L48,445
Other gains...................................   35,456    2,718    1,352       93,120
Net profit/(loss).............................    3,933     (321)  (1,369)       8,446
                                                -------   ------   ------     --------
Balance at end of period......................  L48,445   L9,056   L6,659     L150,011
                                                =======   ======   ======     ========

27. ADDITIONAL US GAAP DISCLOSURE REQUIREMENTS

  a) CASH FLOW INFORMATION

     The consolidated cash flow statements are prepared in conformity with UK GAAP. The principal differences between these statements and cash flow statements prepared under US GAAP are as follows:

          (i) Under UK GAAP, net cash flow from operating activities is determined before considering cash flows from returns on investments and servicing of finance and taxes paid. Under US GAAP, net cash flow from operating activities is determined after these items.

     A summary of the Company's operating, investing and financial activities classified in accordance with US GAAP is presented below. For purposes of this summary, cash and cash equivalents consist of cash deposits with banks and security deposits.

                                                                             SIX MONTHS ENDED
                                               YEAR ENDED JUNE 30,             DECEMBER 31,
                                           ----------------------------   -----------------------
                                             1999      1998      1997       1999         1998
                                                                                      (UNAUDITED)
Cash (used in) operating activities......  L(33,498)  L(3,108)  L(2,271)  L(103,241)   L(14,368)
Cash provided by financing activities....    33,022    10,489     2,312     130,670      31,400
Cash provided by (used in) investing
  activities.............................   (14,845)   (8,705)      541     (13,109)     (7,180)
                                           --------   -------   -------   ---------    --------
Net (decrease) in cash and deposits with
  banks..................................   (15,321)   (1,324)      582      14,320       9,852
Balance at beginning of period...........       599     1,923     1,341     (14,722)        599
                                           --------   -------   -------   ---------    --------
Balance at end of period.................  L(14,722)  L   599   L 1,923   L    (402)   L 10,451
                                           ========   =======   =======   =========    ========

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

27. ADDITIONAL US GAAP DISCLOSURE REQUIREMENTS  -- (CONTINUED)

     (ii) The amount of taxes and interest paid, net of capitalised interest, during the period is:

                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED JUNE 30,         DECEMBER 31,
                                                   ----------------------   --------------------
                                                    1999     1998    1997    1999       1998
                                                                                     (UNAUDITED)
Interest, net of capitalisation..................  L2,598   L1,074   L81    L3,324      L638
Stamp duty reserve tax...........................     579       --    --       947       579

  b) OTHER DISCLOSURES

     Total liabilities and stockholders' equity and, Total assets, in accordance with UK GAAP were as follows:

31st December 1999........................................  L341,488
30th June 1999............................................   137,541
30th June 1998............................................    40,712

     Total assets prepared in accordance with US GAAP were as follows:

31st December 1999........................................  L341,607
30th June 1999............................................   137,943
30th June 1998............................................    41,105

     Long term liabilities prepared in accordance with US GAAP were as follows:

31st December 1999.........................................  L20,932
30th June 1999.............................................   20,056
30th June 1998.............................................   11,461

  c) COMMITMENTS UNDER OPERATING LEASES

     The Group's future minimum payments under operating leases as at 31st December 1999 are as follows:

Year ended 31st December
2000........................................................  L  608
2001........................................................     557
2002........................................................     456
2003........................................................     388
2004........................................................     388
Thereafter..................................................   1,980
                                                              ------
                                                              L4,377
                                                              ======

                        INDEPENDENT ENERGY HOLDINGS PLC
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

  d) RECONCILIATION OF TAX CHARGE TO STATUTORY RATE ON LOSSES

                                                                                SIX MONTHS
                                                                                   ENDED
                                                     YEAR ENDED JUNE 30,       DECEMBER 31,
                                                   ------------------------   ---------------
                                                    1999    1998     1997      1999     1998
Profit/(loss) on ordinary activities before
  taxation.......................................  L4,936   L(185)  L(1,181)  L12,066   L 707
Expected tax charge at the statutory rate........   1,518     (57)     (367)    3,620     212
Current tax......................................      --      --        --    (1,066)     --
Decrease/(Increase) in deferred tax liability....    (929)   (390)     (394)   (2,619)    315
                                                   ------   -----   -------   -------   -----
Difference to reconcile..........................     589    (447)     (761)      (65)    527
                                                   ------   -----   -------   -------   -----
Deferred tax not recognised......................     317    (802)     (958)       --     604
Intangible asset tax allowances..................     460     457       212       197      42
Inadmissible expenditure.........................    (188)   (102)      (15)     (262)   (119)
                                                   ------   -----   -------   -------   -----
                                                   L  589   L(447)  L  (761)  L   (65)  L 527
                                                   ======   =====   =======   =======   =====

     The Group has accumulated losses and capital allowances to be carried forward and relieved in the future at the following year end of:

31st December 1999............................  No Losses/All Utilized
31 December 1998..............................          L1,020
30th June 1999................................           7,788
30th June 1998................................           7,710
30th June 1997................................           5,100

     e) The Financial Accounting Standards Board periodically issues statements of financial accounting standards. In August 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which applies to all entities, requires derivative instruments to be measured at fair value and recognized as either assets or liabilities on the balance sheet. The statement, as amended by SFAS No. 137 is effective for fiscal years beginning after June 15, 2000 with earlier application encouraged but permitted only as of the beginning of any fiscal quarter beginning after June 1998. Retroactive application is prohibited. We do not believe this statement will have a material effect on our financial condition or results of operations.

     f) In April 1998, The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities" which requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts to these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 for U.S. GAAP reporting purposes will not have a material effect on its financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         , 2000

                                     [LOGO]

                      4,070,000 AMERICAN DEPOSITARY SHARES
                     REPRESENTING 4,070,000 ORDINARY SHARES

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                          DONALDSON, LUFKIN & JENRETTE

                             PRUDENTIAL SECURITIES

                         JOHNSON RICE & COMPANY L.L.C.

--------------------------------------------------------------------------------
     We have not authorized any dealer, salesperson or other person to give you written information other than the offering memorandum or to make representations as to matters not stated in this offering memorandum. You must not rely on unauthorized information. This offering memorandum is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this offering memorandum nor any sales made hereunder after date of this offering memorandum shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are estimated expenses, other than underwriting commissions, expected to be incurred by Independent Energy in connection with the issuance and distribution of the securities registered under this Registration Statement.

TO BE PAID BY REGISTRANT

Securities and Exchange Commission registration fee.........  $   67,035
NASD fees and expenses......................................      25,892
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     200,000
Accounting fees and expenses................................     100,000
Stamp duty expenses.........................................   1,300,000
Miscellaneous...............................................   3,007,073
                                                              ----------
          Total.............................................  $4,900,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as hereinafter set forth, there is no provision of Independent Energy's Memorandum and Articles of Association or any contract, arrangement or statute under which any director or officer of Independent Energy is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

     The Memorandum and Articles of Association of Independent Energy provide that, subject to the provisions of the Companies Act 1985, but without prejudice to any indemnity to which a director or officer might otherwise be entitled, every director or officer of Independent Energy shall be indemnified out of the assets of Independent Energy against any liability, loss or expenditure incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him as an officer or auditor of Independent Energy and in which judgment is given in his favor or in which he is acquitted, or incurred in connection with any application in which relief is granted to him by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of Independent Energy.

     Section 310 of the Companies Act 1985 (as amended by the Companies Act
1989) provides as follows:

          "310. Provisions Exempting Officers and Auditors from Liability

          This section applies to any provision, whether contained in a company's articles or in any contract with the Company or otherwise, for exempting any officer of the Company or any person (whether an officer or not) employed by the Company as auditor from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

             I. Except as provided by the following subsection, any such provision is void.

             II. This section does not prevent a company--

                A. from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

                B. from indemnifying any such officer or auditor against any liability incurred by him--

                    1. in defending any proceedings (whether civil or criminal)
               in which judgment is given in his favor or he is acquitted, or

                    2. in connection with any application under Section 144(3)
               or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

     The Underwriters will each agree, severally, to indemnify Independent Energy's directors, Independent Energy's officers who sign the Registration Statement and Independent Energy's authorized representative in the U.S. from and against certain liabilities based on information relating to such Underwriter furnished in writing by such Underwriter expressly for use herein.

     Independent Energy has obtained directors' and officers' insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse Independent Energy for amounts that it may be required or permitted by law to pay directors or officers of Independent Energy.

ITEM 16. EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
          1+             Form of Underwriting Agreement.
          3**            Memorandum and Articles of Association, as amended, of
                         Independent Energy.
          4.1**          Form of Deposit Agreement among Independent Energy Holdings
                         PLC, The Bank of New York, as Depositary, and the holders
                         from time to time of American Depositary Receipts evidencing
                         American Depositary Shares representing Ordinary Shares.
          4.2**          Form of American Depositary Receipt evidencing American
                         Depositary Shares representing Ordinary Shares (included in
                         Exhibit 4.1).
          5+             Opinion of Masons as to the legality of the Ordinary Shares.
          8.1+           Opinion of Masons as to U.K. tax matters relative to the
                         Ordinary Shares (included in the Prospectus relating to the
                         Ordinary Shares under "Taxation" with a confirmation
                         included in Exhibit 5).
          8.2+           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to
                         U.S. tax matters relative to the Ordinary Shares (included in the Prospectus relating to the Ordinary Shares under
                         "Taxation" with a confirmation included in this Exhibit).
         10.1**          Accession Agreement to the Pooling an Settlement Agreement.
         10.2**          Carried Interest Agreement between Independent Energy UK
                         Limited and Altwood Petroleum Limited dated May 21, 1996.
         10.3**          Hive-up Agreement dated May 14, 1996 between Eukan Energy
                         Limited and Independent Energy UK Limited.
         10.4**          Hive-up Agreement dated May 14, 1996 between Elswick
                         Petroleum Limited and Independent Energy UK Limited.
         10.5**          Second Tier License to Supply Electricity for Independent
                         Energy UK Limited dated March 7, 1996.
         10.6**          Loan Note Instrument dated June 30, 1997 by Independent
                         Energy Holdings PLC with respect to L1,400,000 10% unsecured
                         Notes due 2002.
         10.7**          Warrant Instrument dated June 30, 1997 by Independent Energy
                         Holdings PLC with respect to 140,000 Warrants to purchase
                         ordinary shares.
         10.8**          Credit Agreement dated September 5, 1997 between Independent
                         Energy Holdings PLC, Independent Energy UK Limited Barclays
                         Bank PLC and several lenders (incorporated by reference to
                         Registration Statement No. 333-56223).

      EXHIBIT NO.                                DESCRIPTION
         10.9***         Letter Agreement regarding Amendment to Credit Agreement
                         dated June 4, 1998 between Independent Energy Holdings PLC,
                         Independent Energy UK Limited, Barclays Bank PLC and several lenders (incorporated by reference to Registration Statement
                         No. 333-56223).
         10.10***        Letter of Variation dated July 15, 1998 between Independent
                         Energy Holdings PLC, Independent Energy UK Limited and
                         Barclays Bank PLC (incorporated by reference to Registration
                         Statement No. 333-56223).
         10.11**         Master Equipment Lease Agreement dated April 19, 1996
                         between Machinery Acceptance Corporation and Independent
                         Energy UK Limited (incorporated by reference to Registration
                         Statement No. 333-56223).
         10.12***        Master Finance Lease Agreement dated June 17, 1997 between
                         Debis Financial Services Limited and Independent Energy UK
                         Limited (incorporated by reference to Registration Statement
                         No. 333-56223).
         10.13***        Lease Master Agreement dated October 30, 1997 between ING
                         Lease (UK) Limited and Independent Energy UK Limited
                         (incorporated by reference to Registration Statement No.
                         333-56223).
         10.14***        Agreement, dated July 8, 1999, for a Revolving Advance and
                         Letter of Credit Facility between Independent Energy UK
                         Limited, Independent Energy Holdings PLC, Barclays Capital,
                         Barclays Bank PLC and the financial institutions party
                         thereto.
         10.15+          License Farmout Agreement, dated January 11, 1999, between
                         Independent Energy UK Limited, ISO (U.K.) Limited, Archean
                         Energy (U.K.) Limited and Altwood Petroleum Limited.
         10.16+          License Buy-in Agreement, dated February 23, 1999, between
                         Independent Energy UK Limited and Vulcan Energy Limited.
         10.17+          Agreement dated October 22, 1999 for the sale and purchase of the stock of York Gas Limited between York Waterworks
                         Enterprises Limited, Independent Energy Holdings PLC and
                         Kelda Group PLC.
         10.18+          Marketing Agreement dated December 24, 1999 between
                         Independent Energy UK Limited, Independent Energy Holdings
                         PLC, Future Network Services Limited and Future Integrated
                         Telephony PLC
         10.19+          Deed of Variation dated February 2, 2000 between Independent
                         Energy UK Limited, Independent Energy Holdings PLC, Future
                         Network Services Limited and Future Integrated Telephony
                         PLC.
         10.20-          Supplemental Security Agreement, dated 6th March 2000,
                         relating to a Security Agreement, dated 21st October 1999, between Independent Energy UK Limited and Barclays Bank PLC, as agent.
         10.21-          Letter Agreement, dated 6th March 2000, relating to the
                         facility letter dated 21st October 1999, between Independent
                         Energy UK Limited, Independent Energy Holdings PLC and
                         Barclays Bank PLC.
         10.22-          Letter Agreement, dated 6th March 2000, relating to the
                         Revolving Advance and Letter of Credit Facility dated 8th
                         July 1999, between Independent Energy UK Limited,
                         Independent Energy Holdings PLC and Barclays Bank PLC, as
                         agent.
         10.23+          Letter Agreement, dated 6th March 2000, relating to the
                         Revolving Advance and Letter of Credit Facility dated 8th
                         July 1999, between Barclays Bank PLC, Donaldson, Lufkin &
                         Jenrette, Inc., Independent Energy UK Limited and
                         Independent Energy Holdings PLC.
         21+             List of Subsidiaries
         23.1+           Consent of Masons (included in Exhibit 5).

      EXHIBIT NO.                                DESCRIPTION
         23.2+           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 8.2).
         23.3-           Consent of Pannell Kerr Forster.
         23.4+           Consent of Gaffney, Cline & Associates Ltd.
         24+             Powers of Attorney (included on the signature pages hereof)
         99***           Reserve Report of Gaffney, Cline & Associates Ltd., dated
                         August 10, 1999.

------------------------------

* Incorporated by reference from the Registration Statement on Form 20-F (File No. 0-23451) filed by Independent Energy with the Commission.

** Incorporated by reference from the Registration Statement on Form F-1 (File No. 333-56223) filed by Independent Energy with the Commission.

*** Incorporated by reference from the Registration Statement on Form F-3 (File No. 333-85719) filed by Independent Energy with the Commission.

+    To be filed

-    Filed herewith

+    Previously filed

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized on March 17, 2000.

                                            INDEPENDENT ENERGY HOLDINGS PLC
                                            (Registrant)

                                            By:     /s/ JOHN L. SULLEY

                                              ----------------------------------
                                                        John L. Sulley
                                                   Chief Executive Officer

                      SIGNATURE                                        TITLE                      DATE

                 /s/ JOHN L. SULLEY                      Chief Executive Officer and          March 17, 2000
 ---------------------------------------------------       Director (Principal Executive
                   John L. Sulley                          Officer)

                          *                              Executive Director--Finance          March 17, 2000
 ---------------------------------------------------       (Principal Financial and
                     Ian Stewart                           Accounting Officer)

                          *                              Executive Director--Operations       March 17, 2000
 ---------------------------------------------------
                   Robert E. Jones

                          *                              Non-executive Chairman               March 17, 2000
 ---------------------------------------------------
                  Herbert L. Oakes

                          *                              Non-executive Director               March 17, 2000
 ---------------------------------------------------
                   Burt H. Keenan

                          *                              Non-executive Director and           March 17, 2000
 ---------------------------------------------------       Authorized Representative in the
                  Jerry W. Jarrell                         United States

                          *                              Non-executive Director               March 17, 2000
 ---------------------------------------------------
                    David O. May

                * /s/ JOHN L. SULLEY
 ---------------------------------------------------
                   John L. Sulley
                  Attorney-in-Fact

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
          1+             Form of Underwriting Agreement.
          3**            Memorandum and Articles of Association, as amended, of
                         Independent Energy.
          4.1**          Form of Deposit Agreement among Independent Energy Holdings
                         PLC, The Bank of New York, as Depositary, and the holders
                         from time to time of American Depositary Receipts evidencing
                         American Depositary Shares representing Ordinary Shares.
          4.2**          Form of American Depositary Receipt evidencing American
                         Depositary Shares representing Ordinary Shares (included in
                         Exhibit 4.1).
          5+             Opinion of Masons as to the legality of the Ordinary Shares.
          8.1+           Opinion of Masons as to U.K. tax matters relative to the
                         Ordinary Shares (included in the Prospectus relating to the
                         Ordinary Shares under "Taxation" with a confirmation
                         included in Exhibit 5).
          8.2+           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to
                         U.S. tax matters relative to the Ordinary Shares (included in the Prospectus relating to the Ordinary Shares under
                         "Taxation" with a confirmation included in this Exhibit).
         10.1**          Accession Agreement to the Pooling an Settlement Agreement.
         10.2**          Carried Interest Agreement between Independent Energy UK
                         Limited and Altwood Petroleum Limited dated May 21, 1996.
         10.3**          Hive-up Agreement dated May 14, 1996 between Eukan Energy
                         Limited and Independent Energy UK Limited.
         10.4**          Hive-up Agreement dated May 14, 1996 between Elswick
                         Petroleum Limited and Independent Energy UK Limited.
         10.5**          Second Tier License to Supply Electricity for Independent
                         Energy UK Limited dated March 7, 1996.
         10.6**          Loan Note Instrument dated June 30, 1997 by Independent
                         Energy Holdings PLC with respect to L1,400,000 10% unsecured
                         Notes due 2002.
         10.7**          Warrant Instrument dated June 30, 1997 by Independent Energy
                         Holdings PLC with respect to 140,000 Warrants to purchase
                         ordinary shares.
         10.8**          Credit Agreement dated September 5, 1997 between Independent
                         Energy Holdings PLC, Independent Energy UK Limited Barclays
                         Bank PLC and several lenders (incorporated by reference to
                         Registration Statement No. 333-56223).
         10.9***         Letter Agreement regarding Amendment to Credit Agreement
                         dated June 4, 1998 between Independent Energy Holdings PLC,
                         Independent Energy UK Limited, Barclays Bank PLC and several lenders (incorporated by reference to Registration Statement
                         No. 333-56223).
         10.10***        Letter of Variation dated July 15, 1998 between Independent
                         Energy Holdings PLC, Independent Energy UK Limited and
                         Barclays Bank PLC (incorporated by reference to Registration
                         Statement No. 333-56223).
         10.11**         Master Equipment Lease Agreement dated April 19, 1996
                         between Machinery Acceptance Corporation and Independent
                         Energy UK Limited (incorporated by reference to Registration
                         Statement No. 333-56223).
         10.12***        Master Finance Lease Agreement dated June 17, 1997 between
                         Debis Financial Services Limited and Independent Energy UK
                         Limited (incorporated by reference to Registration Statement
                         No. 333-56223).

      EXHIBIT NO.                                DESCRIPTION
         10.13***        Lease Master Agreement dated October 30, 1997 between ING
                         Lease (UK) Limited and Independent Energy UK Limited
                         (incorporated by reference to Registration Statement No.
                         333-56223).
         10.14***        Agreement, dated July 8, 1999, for a Revolving Advance and
                         Letter of Credit Facility between Independent Energy UK
                         Limited, Independent Energy Holdings PLC, Barclays Capital,
                         Barclays Bank PLC and the financial institutions party
                         thereto.
         10.15+          License Farmout Agreement, dated January 11, 1999, between
                         Independent Energy UK Limited, ISO (U.K.) Limited, Archean
                         Energy (U.K.) Limited and Altwood Petroleum Limited.
         10.16+          License Buy-in Agreement, dated February 23, 1999, between
                         Independent Energy UK Limited and Vulcan Energy Limited.
         10.17+          Agreement dated October 22, 1999 for the sale and purchase of the stock of York Gas Limited between York Waterworks
                         Enterprises Limited, Independent Energy Holdings PLC and
                         Kelda Group PLC.
         10.18+          Marketing Agreement dated December 24, 1999 between
                         Independent Energy UK Limited, Independent Energy Holdings
                         PLC, Future Network Services Limited and Future Integrated
                         Telephony PLC
         10.19+          Deed of Variation dated February 2, 2000 between Independent
                         Energy UK Limited, Independent Energy Holdings PLC, Future
                         Network Services Limited and Future Integrated Telephony
                         PLC.
         10.20-          Supplemental Security Agreement, dated 6th March 2000,
                         relating to a Security Agreement, dated 21st October 1999, between Independent Energy UK Limited and Barclays Bank PLC, as agent.
         10.21-          Letter Agreement, dated 6th March 2000, relating to the
                         facility letter dated 21st October 1999, between Independent
                         Energy UK Limited, Independent Energy Holdings PLC and
                         Barclays Bank PLC.
         10.22-          Letter Agreement, dated 6th March 2000, relating to the
                         Revolving Advance and Letter of Credit Facility dated 8th
                         July 1999, between Independent Energy UK Limited,
                         Independent Energy Holdings PLC and Barclays Bank PLC, as
                         agent.
         10.23+          Letter Agreement, dated 6th March 2000, relating to the
                         Revolving Advance and Letter of Credit Facility dated 8th
                         July 1999, between Barclays Bank PLC, Donaldson, Lufkin &
                         Jenrette, Inc., Independent Energy UK Limited and
                         Independent Energy Holdings PLC.
         21+             List of Subsidiaries
         23.1+           Consent of Masons (included in Exhibit 5).
         23.2+           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in Exhibit 8.2).
         23.3-           Consent of Pannell Kerr Forster.
         23.4+           Consent of Gaffney, Cline & Associates Ltd.
         24+             Powers of Attorney (included on the signature pages hereof)
         99***           Reserve Report of Gaffney, Cline & Associates Ltd., dated
                         August 10, 1999.

------------------------------

* Incorporated by reference from the Registration Statement on Form 20-F (File No. 0-23451) filed by Independent Energy with the Commission.

** Incorporated by reference from the Registration Statement on Form F-1 (File No. 333-56223) filed by Independent Energy with the Commission.

*** Incorporated by reference from the Registration Statement on Form F-3 (File No. 333-85719) filed by Independent Energy with the Commission.

+    To be filed

-    Filed herewith

+    Previously filed